As filed with the Securities and Exchange Commission on May 16, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GYMBOREE CORPORATION

(Exact name of registrant as specified in its charter)

See Schedule A for additional registrants

Delaware	2300	94-2615258
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Howard Street

San Francisco, California 94105

(415) 278-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew K. McCauley

Chief Executive Officer

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

(415) 278-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Kimberly Holtz MacMillan Vice President and General Counsel The Gymboree Corporation 500 Howard Street San Francisco, CA 94105 (415) 278-7228	Joel F. Freedman, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 (617) 951-7309	Howard S. Glazer, Esq. Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111-4006 (415) 315-2347

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
9.125% Senior Notes due 2018	400,000,000	100%	400,000,000	$46,440
Guarantees of 9.125% Senior Notes due 2018(2)	—(3)	—(3)	—(3)	—(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See Schedule A on the inside facing page for table of additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the registration of the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) under the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A—ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant’s Principal Executive Offices
Gymboree Manufacturing, Inc.	California	2300	94-3206464	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

Gym-Mark, Inc.	California	2300	94-3206459	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

Gymboree Operations, Inc.	California	2300	94-3206463	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

Gymboree Play Programs, Inc.	California	2300	94-3206460	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

Gymboree Retail Stores, Inc.	California	2300	94-3206461	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

S.C.C. Wholesale, Inc.	California	2300	27-3336588	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

Gym-Card, LLC	Virginia	2300	26-3845720	500 Howard Street, San Francisco, CA 94105 (415)-278-7000

The information in this preliminary prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to exchange these securities, and is not soliciting an offer to exchange these securities, in any jurisdiction where the exchange is not permitted.

PROSPECTUS	Subject to Completion, Dated May 16, 2011

The Gymboree Corporation

Exchange Offer

for

9.125% Senior Notes due 2018

We are offering to exchange $400,000,000 in aggregate principal amount of our 9.125% Senior Notes due 2018 registered under the Securities Act of 1933, as amended (the “Securities Act”), for $400,000,000 in aggregate principal amount of our existing issued and outstanding 9.125% Senior Notes due 2018. In this prospectus, the term “exchange notes” refers to our 9.125% Senior Notes due 2018 offered hereby, and the term “existing notes” refers to our existing issued and outstanding 9.125% Senior Notes due 2018 that we issued on November 23, 2010.

•

The terms of the exchange notes are substantially identical to those of the existing notes, except that the transfer restrictions and registration rights relating to the existing notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended.

•

Subject to the satisfaction or waiver of specified conditions, we will exchange your validly tendered unregistered existing notes that have not been withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that have been registered under the Securities Act.

•	You may withdraw your tender of the notes at any time before the exchange offer expires.

•	We will not receive any proceeds from the exchange offer.

•	The exchange notes will not be traded on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 18 of this prospectus for a discussion of risks that you should consider carefully before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resales.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, any prospectus supplement and any documents incorporated by reference into this prospectus or any such prospectus supplement. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Requests for copies should be directed to The Gymboree Corporation, 500 Howard Street, San Francisco, CA 94105, Attention: Investor Relations, Telephone: (415) 278-7000. To obtain timely delivery, security holders must request the information no later than five business days before                     , 2011, the date they must make their investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to: future sales, costs and expenses and gross profit percentages; the continuation of historical trends; our ability to operate our business under our capital and operating structure; and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we had expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our substantial indebtedness and potential additional future indebtedness;

•	restrictions in our debt agreements that limit our flexibility in operating our business;

•	our ability to generate cash to service our indebtedness;

•	general economic conditions;

•	decline in our sales and earnings;

•	the impact of consumer product safety laws, regulations or related legal actions;

•	our ability to anticipate and timely respond to changes in trends and consumer preferences;

•	competitive market conditions;

•	our ability to attract and retain key personnel and other qualified team members;

•	additional U.S. regulation of foreign trade or delays caused by additional U.S. customs requirements;

•	increased production and commodity costs (including cotton prices) and labor costs;

•	interruption in the operation of our distribution facility;

•	negative publicity or liability arising from our manufacturers’ violations of labor laws or unethical conduct;

•	the loss of a key buying agent;

•	third parties’ failure to provide services to us;

•	damage to our computer systems;

•	security breaches of our databases containing customer or other personal information;

•	our ability to implement new information technology systems;

•	success in meeting merchandise delivery targets;

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•	disruptions to our online businesses;

•	our ability to expand internationally and the effect of franchising and similar arrangements;

•	our ability to locate new stores and relocate existing stores;

•	our ability to protect our intellectual property rights;

•	the impact of litigation on our business;

•	fluctuations in our tax obligations and effective tax rate;

•	changes in seasonal consumer spending patterns;

•	our ability to successfully open new stores;

•	customer traffic in shopping malls;

•	our ability to acquire and successfully integrate businesses into our organization; and

•	other factors as set forth in this prospectus, particularly in “Risk Factors.”

We refer to more detailed descriptions of these and other risks and uncertainties in the section entitled “Risk Factors” below. We encourage you to read those descriptions carefully. We caution investors not to place substantial reliance on the forward-looking statements contained in this prospectus. These statements, like all statements in this prospectus, speak only as of the date of this prospectus (unless another date is indicated), and we undertake no obligation to update or revise the statements in light of future developments, except as otherwise required by law.

NOTE REGARDING TRADEMARKS AND SERVICE MARKS

In the United States, we are the owner of a number of trademarks and service marks, including the trademarks and service marks “Gymboree,” “Janie and Jack,” “Crazy 8” and “Gymboree Play & Music,” and the trademarks “Gymbo” and “Gymbucks.” The mark “Gymboree” is also registered, or is the subject of pending applications, in approximately 95 foreign countries. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners.

MARKET AND INDUSTRY DATA

Industry and market data, including all market share data, used throughout this prospectus was obtained from our own research and estimates and certain independent third-party sources. While we believe our internal estimates and third-party information are reliable and market definitions are appropriate, they have not been verified by any other independent sources and neither we nor the initial purchasers of the existing notes make any representations as to the accuracy or completeness of such estimates and information.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. Before making a decision whether to participate in the exchange offer and to invest in the exchange notes, you should carefully read the entire prospectus, including the section entitled “Risk Factors” and the financial data starting on page F-1 of this prospectus. As part of the transactions described below under “The Transactions,” on November 23, 2010 Giraffe Acquisition Corporation merged with and into The Gymboree Corporation, with The Gymboree Corporation as the surviving corporation, which we refer to in this prospectus as the “Acquisition.”

In this prospectus, the terms “we,” “us,” “our,” “Gymboree” and “Company” refer to The Gymboree Corporation, the subsidiary guarantors and its other subsidiaries, unless expressly stated otherwise or the context otherwise requires, in particular, with respect to the historical financial information of The Gymboree Corporation, and the term “Issuer” refers to The Gymboree Corporation only, unless expressly stated otherwise or the context otherwise requires. The term “Holding” refers to Giraffe Holding, Inc., our indirect parent company. Unless we indicate otherwise or the context otherwise requires, information identified in this prospectus as “pro forma” gives effect to the consummation of the Transactions, as described under “The Transactions,” as if they had occurred on January 31, 2010. References in this prospectus to years are to our fiscal years, which end on the Saturday closest to January 31. Fiscal 2010, fiscal 2009 and fiscal 2008, which included 52 weeks, ended on January 29, 2011, January 30, 2010 and January 31, 2009, respectively.

Operating results for the year ended January 29, 2011 were calculated as the mathematical addition of our operating results for the predecessor period from January 31, 2010 to November 22, 2010 and the successor period from November 23, 2010 to January 29, 2011. As a result of the Acquisition on November 23, 2010 and the application of purchase accounting, a new basis of accounting began on November 23, 2010. This addition of the predecessor and successor amounts is not consistent with GAAP and may yield results that are not strictly comparable on a period-to-period basis due to the changes of accounting basis during these periods.

Our Company

We are one of the largest children’s apparel specialty retailers in North America, offering collections of high-quality apparel and accessories. We have an internationally recognized brand with a highly loyal customer base. We believe our customer loyalty and brand strength are the foundation of a business model that has generated consistent cash flows and strong performance across economic cycles over the past five years.

Our vision is to reach every mom in America and moms around the world with branded assortments of wholesome, age-appropriate products made for children. To achieve this vision, we have developed the following retail brands: Gymboree, Janie and Jack and Crazy 8. We operate retail stores in the United States, Puerto Rico, Canada and Australia, primarily in regional shopping malls and in selected suburban and urban locations. In addition, as of January 29, 2011, a franchisee operated two stores in Dubai, UAE that opened in the third quarter of fiscal 2010. We also operate three online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com. Additionally, we offer play programs for children under our fourth brand, Gymboree Play & Music, both in the United States and abroad.

Gymboree: Gymboree stores offer fashionable, age-appropriate apparel and accessories for boys and girls characterized by mix and match colors, patterns and graphics, complex embellishments, comfort, functionality and durability in sizes newborn through 12. Gymboree Outlet stores provide similar high-quality mix-and-match children’s apparel and accessories in the same size ranges but at outlet prices. As of January 29, 2011, we operated 785 Gymboree stores (including 150 Gymboree Outlet stores), consisting of 743 stores (including 149 Gymboree Outlet stores) in the United States, 37 stores in Canada, three stores in Puerto Rico (including one

Gymboree Outlet store) and two stores in Australia, as well as an online store at www.gymboree.com. In addition, as of January 29, 2011, a franchisee operated two Gymboree stores in Dubai, UAE that opened in the third quarter of fiscal 2010.

Janie and Jack: Janie and Jack shops offer distinctive, finely crafted clothing and accessories for boys and girls in sizes newborn through 12. Lush fabrics, a hand-made quality and details such as hand-embroidery, smocking and vintage prints are utilized to create classic looks. Shops have a European style reminiscent of a small Parisian boutique. As of January 29, 2011, we operated 123 Janie and Jack shops in the United States, including six Janie and Jack outlets, as well as an online shop at www.janieandjack.com.

Crazy 8: Crazy 8 stores provide wholesome age-appropriate fashion for boys and girls at price points approximately 25% to 30% lower than Gymboree. Through merchandise design, product presentation, store environment, customer service and packaging, Crazy 8 stores reflect an upscale store experience at value prices. Crazy 8 apparel is offered in sizes newborn through 14 and is intended to address a broader customer base than Gymboree. As of January 29, 2011, we operated 157 Crazy 8 stores in the United States, as well as an online store at www.crazy8.com.

Gymboree Play & Music: Gymboree Play & Music offers children ages newborn through five the opportunity to explore, learn and play in an innovative parent-child program. Gymboree Play & Music offers an array of classes developed by early childhood experts as well as birthday parties and developmental toys, books and music. As of January 29, 2011, Gymboree Play & Music programs were offered at 222 franchised and Company-operated Gymboree Play & Music centers in the United States and 466 franchised Gymboree Play & Music centers in 36 other countries.

Our online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com offer the entire Gymboree, Janie and Jack and Crazy 8 product offerings, respectively. We fully integrate online stores with retail stores by offering the same products, pricing and promotions. We also have a “Save the Sale” policy, whereby retail stores order merchandise for customers from the online stores. In addition, customers may return merchandise purchased online at traditional retail stores and vice versa.

The majority of our apparel is manufactured to our specifications by over 300 independent manufacturers located primarily in Asia (principally China (41%), Indonesia (16%), Thailand (10%), India (8%) and Bangladesh (8%) for the fiscal year ended January 29, 2011). We purchase all products in U.S. dollars. One buying agent manages a substantial portion of our inventory purchases (approximately 80% for the fiscal year ended January 29, 2011). We have no long-term contracts with suppliers and typically transact business on an order-by-order basis. Our factories undergo annual audits for social accountability by an independent third party. In addition, all products undergo a quality audit performed by independent third parties.

Industry Overview

For the year ended December 31, 2009, personal expenditures in the U.S. apparel market reached $264 billion according to the U.S. Bureau of Economic Analysis (“BEA”). We believe that the U.S. children and infants apparel market amounted to an attractive $34 billion segment of the $264 billion U.S. apparel market in 2009. Children’s apparel consists of clothing, excluding footwear, sold to consumers for children and infants. Clothing is primarily sold via retailers at shopping malls, department stores, independent clothing stores and online. According to the BEA, the children and infants clothing segment of the apparel market has grown at a 4.5% CAGR from 1980 to 2009. This sub-segment has also been resilient during challenging economic periods. According to the BEA, the children and infants’ segment has experienced negative growth in only two years from 1980 to 2009 and, despite the recession, grew at a CAGR of 1.7% from 2004 to 2009.

We believe that the children and infants apparel market is attractive for several reasons. First, the children’s market has been stable through multiple economic cycles, which we believe is due to parents’ reluctance to reduce spending on their children, shorter replacement cycles (children continue to grow) and lower cost per item than adult apparel. Second, the growth of the market is supported by stable demographic trends, such as new births. The U.S. Census Bureau forecasts the population of children ages newborn to eight to grow at a CAGR of 0.9% from 2010 to 2015, which is similar to the 1.0% CAGR from 2005 to 2010. Third, we believe children’s apparel is less dependent on fashion trends than adult apparel, which mitigates the risk of dramatic market share changes over a short period of time.

Competitive Strengths

Well-Established Gymboree Brand with a Highly Loyal Customer Base. The Company has developed a widely recognized brand that we believe inspires trust and fosters loyalty in our customers, who look to Gymboree to provide high-quality, age-appropriate fashion for their children. The Gymboree brand was first established in 1976 with the founding of Gymboree Play & Music, which had 688 locations in 37 countries as of January 29, 2011. Gymboree’s apparel business was launched in 1986 to take advantage of the strength of the Gymboree brand and has grown to be one of the largest children’s apparel specialty retailers in North America. We believe we have a highly loyal customer base. For example, when customers were asked how likely they are to recommend a retailer to a friend purchasing children’s apparel, Gymboree’s customers were significantly more inclined to recommend Gymboree’s brands and stores than those of its competitors.

Healthy and Predictable Operating Cash Flows. The Company has delivered consistently growing net sales and cash flow from operations over the past five years despite challenging economic conditions. From fiscal 2005 to fiscal 2010, the Company increased cash flow from operations from $97 million to $112 million (a CAGR of 3%) and increased net sales from $667 million to $1.1 billion (a CAGR of 10%). We believe we have multiple operational and financial alternatives, including reducing payroll costs, inventory management, lease renegotiations and the short-term cessation of store renovation and new store expansion, that would enhance our ability to maintain consistent cash flow, even through periods of prolonged economic weakness.

Compelling, Differentiated Competitive Position. We believe our three-tier brand strategy is unique among children’s apparel specialty retailers and provides us with a broad demographic reach, appealing to customers at a range of different price points (value, better, best). Our designs focus on collections of coordinated outfits and accessories centered on wholesome, classic children’s themes. Our product lines are designed by experienced in-house design teams focused on children’s apparel, which enables us to create original, unique and age-appropriate fashions. The Gymboree brand offers approximately 24 different merchandise collections annually (or approximately two new sets every month), compared to the approximately eight to ten collections per year we believe are typically offered by other children’s apparel specialty retailers. With many Gymboree collections featuring over 100 distinct matching pieces, we believe our collections are broader than those of our competitors. We believe this wide range of products and styles differentiates us in the apparel industry and also helps to limit our exposure to any single line or collection, reducing the risk associated with excess inventory.

Robust and Durable Business Model. All of our concepts have attractive 4-wall economics. Stores perform consistently across brands with a very limited number of low 4-wall contribution stores. The Company has demonstrated strong performance across economic cycles over the past five years. From fiscal 2005 to fiscal 2010, Gymboree increased net sales by a 10% CAGR. Comparable store net sales grew at an average rate of 3% annually from fiscal 2005 to fiscal 2010. Gymboree also performed well during the recent economic downturn. The Company’s comparable store net sales declined 4% and 2% during fiscal 2009 and fiscal 2010, respectively, which we believe was less than the average decline experienced by our retail apparel peers.

Crazy 8 is a Proven Concept Achieving Compelling Economics. We have developed the Crazy 8 concept to reach the larger value-conscious segment of the children and infants apparel market. The concept adapts our approach to collections at a lower price point, in a space that is primarily dominated by retailers focusing on key items, adult dress-down or trendy designs. As of January 29, 2011 we operated 157 Crazy 8 stores, and we estimate the ultimate opportunity for the Crazy 8 concept at approximately 800 stores, assuming our current roll out plan continues to be successful. Crazy 8 stores are generating attractive 4-wall economics at a level slightly below our other concepts. Stores opened in fiscal 2009 and fiscal 2010 have generally been among the concept’s strongest performers, as we continue to improve and refine the model. The concept also allows us to further leverage our existing, largely fixed corporate overhead. New Crazy 8 store openings require upfront investment in line with Gymboree brand stores.

Experienced and Dedicated Management Team. Our management team has extensive experience in the retail industry and has navigated the Company through a challenging economic period with industry-leading financial results. The management team is led by Matthew McCauley, who has served as CEO since 2006. Mr. McCauley joined Gymboree in 2001 as Director of Allocation and was named Vice President of Planning and Allocation in 2003, Senior Vice President and General Manager in February 2005 and President in June 2005. Prior to joining Gymboree, he served in a variety of positions at the Gap Inc. Our executive officers have an average of 16 years of retail industry experience. See “Management” for more information.

Our Strategy

Capitalize on Strong Brands. We intend to continue to capitalize upon the strength of our brands, customer relationships and operational effectiveness to further build each of our retail concepts and drive profitable growth. We plan to continue to support our differentiated strategy of delivering best-in-class apparel collections for our customers at various price points. We will continue to focus on optimizing our promotional strategies. We expect that our new customer relationship management system will enable us to better understand and track our customers and enable us to tailor a more meaningful message through multiple channels, including e-mail, direct mail, branded promotions, loyalty programs, marketing partnerships and print advertisements.

Continue to Leverage Current Business Platform. We plan to continue to leverage our existing, largely fixed corporate infrastructure to expand our product offerings and reach new customers. Potential opportunities include expansion of the Crazy 8 brand as well as continued expansion of our core Gymboree brand in the United States and in select international markets. We believe that the Crazy 8 brand is a proven concept that offers a differentiated product aimed at the large value-conscious segment of the population. The Company’s Gymboree Play & Music brand has a strong global presence with 688 locations in 37 countries as of January 29, 2011. We believe this global footprint creates strong brand awareness and customer loyalty outside of North America that provides a platform should the Company choose to grow the retail business in select international markets.

Focus on Efficiency and Operational Excellence. Our management has demonstrated an ability to deliver consistent earnings growth over the past five years. From a sourcing perspective, we have executed several initiatives, including increased collaboration between merchants and designers, a redefined fabric negotiation process and expanding the number of countries from which products are sourced. Additionally, we have focused on actively managing our inventory via an advanced allocation system and style-level markdowns. We have also implemented payroll initiatives including regular monitoring of staffing hours and wage rate compliance, which have helped to reduce average store payroll expenses while we simultaneously improved customer service scores.

The Transactions

On October 11, 2010, we entered into an Agreement and Plan of Merger with Giraffe Holding, Inc. (“Holding”) and Giraffe Acquisition Corporation, an indirect 100%-owned subsidiary of Holding (“Acquisition Sub”), referred to in this prospectus as the “Merger Agreement.” Acquisition Sub and Holding are Delaware

corporations formed by investment funds sponsored by Bain Capital Partners, LLC (“Bain Capital” or the “Sponsor”) solely for the purposes of completing the Acquisition and the other transactions described in this prospectus.

Pursuant to the Merger Agreement, Acquisition Sub accepted for payment all outstanding shares of the Company’s common stock at a cash purchase price of $65.40 per share (the “Offer Price”). Acquisition Sub was merged with and into the Company on November 23, 2010 in accordance with the “short-form” merger provisions available under Delaware law, upon which the Company became an indirect 100%-owned subsidiary of Holding. In connection with the Acquisition, each issued and outstanding share was converted into the right to receive the Offer Price.

The total amount of the consideration payable in connection with the Acquisition was approximately $1.9 billion. The Acquisition and the related fees, expenses and original issue discount were financed with:

•	the proceeds from the initial offering of the existing notes of approximately $400 million;

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equity investments of $508 million from certain investment funds sponsored by Bain Capital, certain co-investors and certain members of the Company management team (see “Certain Relationships and Related Party Transactions—Subscription Agreements” for more information);

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initial borrowings of $850 million in the aggregate under the senior secured credit facilities, which we refer to in this prospectus as “Senior Credit Facilities,” consisting of (i) $820 million of borrowings under a $820 million senior secured term loan and (ii) $30 million of borrowings under a $225 million senior secured asset-based revolving credit facility; and

•	approximately $165 million of available cash from the Company’s balance sheet.

The closing of the offering of the existing notes and the Senior Credit Facilities occurred substantially concurrently with the closing of the Acquisition on November 23, 2010. Effective February 11, 2011, we amended the terms of the $820 million senior secured term loan facility to, among other things, lower the interest rate by 50 basis points and remove select financial covenants.

The offering of the existing notes, the initial borrowings under the Senior Credit Facilities, the cash equity investment in Holding by investment funds sponsored by Bain Capital, the Acquisition, and other related transactions are collectively referred to in this prospectus as the “Transactions.”

Corporate Structure

We were organized in October 1979 as a California corporation and re-incorporated as a Delaware corporation in June 1992. Our headquarters is located at 500 Howard Street, San Francisco, California. Our corporate website address is www.gymboree.com. Our website and the information contained on our website are not part of this prospectus.

Overview of Sponsor

Bain Capital, LLC is a global private investment firm whose affiliates, including Bain Capital Partners, LLC, manage several pools of capital, including private equity, venture capital, public equity, capital products and absolute return, with approximately $65 billion in assets under management. Bain Capital has a team of approximately 360 professionals dedicated to investing and to supporting its portfolio companies. Since its inception in 1984, funds sponsored by Bain Capital have made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world. Bain Capital private equity investments have included such leading businesses as Toys “R” Us, Bright Horizons Family Solutions, Michaels Stores, Dollarama, Burlington Coat Factory, Dunkin’ Brands and Lilliput Kidswear. Headquartered in Boston, Bain Capital has offices in New York, Chicago, London, Munich, Hong Kong, Shanghai, Tokyo and Mumbai.

Summary of the Exchange Offer

The following summary contains the principal terms of the exchange offer and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the exchange offer, please refer to the section entitled “The Exchange Offer” in this prospectus.

Background	On November 23, 2010, we issued $400,000,000 aggregate principal amount of our 9.125% Senior Notes due 2018 (CUSIP Nos. 37611V AA2 and U37633 AA9; ISIN Nos. US37611VAA26 and USU37633AA99) in an offering not registered under the Securities Act. At the time the offering was consummated, we entered into a registration rights agreement with Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, in which we agreed to offer to exchange the existing notes for exchange notes that have been registered under the Securities Act. This exchange offer is intended to satisfy that obligation.

The Exchange Offer	We are offering to exchange $400,000,000 aggregate principal amount of our 9.125% Senior Notes due 2018 for $400,000,000 aggregate principal amount of the existing 9.125% Senior Notes due 2018. The terms of the exchange notes are identical in all material respects to the terms of the existing notes, except that the exchange notes have been registered under the Securities Act and will not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under “Description of the Exchange Notes” for further information regarding the exchange notes. In order to be exchanged, an existing note must be properly tendered and accepted. All existing notes that are validly tendered and not withdrawn will be exchanged. We will issue and deliver the exchange notes promptly after the expiration of the exchange offer.

Required Representations	In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:

•	any exchange notes will be acquired by you in the ordinary course of your business;

•	you have not engaged in and do not intend to engage in, and do not have an arrangement or understanding with any person to participate in, a distribution of the exchange notes;

•	you are not an “affiliate” of ours, as that term is defined in Rule 405 under the Securities Act; and

•

if you are a broker-dealer registered under the Securities Act, that you will receive the exchange notes for your own account in exchange for the existing notes that were acquired as a result of market-making activities or other trading activities and that you will comply with the applicable provisions of the Securities Act (including the prospectus delivery requirements in connection with any resale of the exchange notes).

Resale of the Exchange Notes	Based on interpretations by the SEC’s staff, as detailed in a series of no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;

•	neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes; and

•	neither you nor any such person or entity receiving the exchange notes is an “affiliate” of ours, as that term is defined in Rule 405 under the Securities Act.

We have not submitted a no-action letter to the SEC, and we cannot assure that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for any such liabilities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer.

Withdrawal Rights	You may withdraw your tender of existing notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions” for more information.

Exchange Offer Procedures

If you wish to tender existing notes, you must (a)(1) complete, sign and date the letter of transmittal, or a facsimile of it, according to its instructions and (2) send the letter of transmittal, together with your existing notes to be exchanged and other required documentation, to the exchange agent at the address provided in the letter of transmittal; or (b) tender through The Depository Trust Company, or “DTC,” pursuant to DTC’s Automated Tender Offer Program, or “ATOP.” The letter of transmittal or a valid agent’s message through ATOP must be received by the exchange agent by 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Exchange Offer Procedures” and “The Exchange Offer—Book-Entry Transfer.” Please do not send letters of transmittal and certificates representing existing notes to us; send these documents only to the exchange agent. See “The Exchange Offer—Exchange Offer Procedures” for more information.

Each broker-dealer that is issued exchange notes for its own account in exchange for existing notes that were acquired by such broker-dealer as a result of market-making or other trading activities also must acknowledge that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and will deliver a prospectus in connection with any resale of the exchange notes issued in the exchange offer. See “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offer—Procedure if the Outstanding Notes Are Not Registered in Your Name” and “The Exchange Offer—Beneficial Owner Instructions to Holders of Existing Notes.” The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender existing notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your existing notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Existing Notes and Delivery of Exchange Notes	Subject to the conditions described under “The Exchange Offer—Conditions,” we will accept for exchange any and all existing notes which are validly tendered in the exchange offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.

Certain Material U.S. Federal Income Tax Considerations	For a discussion of the material U.S. federal income tax considerations relating to the exchange of existing notes for the exchange notes as well as the ownership and disposition of the exchange notes, see “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Deutsche Bank Trust Company Americas is acting as the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading “The Exchange Offer—Exchange Agent.”

Consequences of Failure to Exchange the Existing Notes	If you do not exchange your existing notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the existing notes and in the indenture governing the existing notes. In general, the unregistered existing notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the existing notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the existing notes. A smaller outstanding principal amount of existing notes available for trading may also tend to make the price more volatile.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.

Fees and Expenses	We will bear all expenses related to the exchange offer. See “The Exchange Offer—Fees and Expenses.”

The Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the exchange notes, please refer to the section entitled “Description of the Exchange Notes” in this prospectus.

Issuer	The Gymboree Corporation

Securities Offered	$400,000,000 aggregate principal amount of 9.125% Senior Notes due 2018.

The exchange notes will evidence the same debt as the existing notes and will be issued under, and will be entitled to the benefits of, the same indenture. The terms of the exchange notes are identical to the terms of the existing notes in all material respects, except that the exchange notes:

•	will be registered under the Securities Act;

•	will bear different CUSIP/ISIN numbers than the existing notes;

•	will not include rights to registration under the Securities Act or rights to additional interest in the event of a specified registration default; and

•	will not contain transfer restrictions applicable to the existing notes.

Maturity	December 1, 2018.

Ranking	The exchange notes will be our senior unsecured obligations and will:

•	rank pari passu in right of payment to all of our existing and future senior indebtedness (including the Senior Credit Facilities);

•	rank senior in right of payment to any of our existing and future subordinated indebtedness;

•	be effectively subordinated to all of our secured indebtedness (including the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness;

•	be guaranteed on a senior unsecured basis by each of the guarantors thereof; and

•	be structurally subordinated to obligations (including trade payables) of our subsidiaries that do not guarantee the notes.

As of January 29, 2011, we had $1.2 billion in outstanding indebtedness on our consolidated balance sheet, of which $820.0 million was secured and effectively ranked senior to the existing notes and would have effectively ranked senior to the exchange notes. In addition, we had no outstanding indebtedness and approximately $148.4 million of undrawn availability under our ABL Facility. Any indebtedness under the ABL Facility will also be secured and will effectively rank senior to the exchange notes.

The guarantee of each guarantor of the exchange notes will be an unsecured senior obligation of such guarantor and will:

•	rank pari passu in right of payment to all existing and future senior indebtedness of such guarantor (including its guarantee of the Senior Credit Facilities);

•	rank senior in right of payment to any of such guarantor’s existing and future subordinated indebtedness; and

•

be effectively subordinated to all secured indebtedness of such guarantor (including its guarantee of the Senior Credit Facilities) to the extent of the value of the assets of such guarantor securing such secured indebtedness.

As of January 29, 2011, the non-guarantor subsidiaries had no outstanding indebtedness and $14.9 million of other liabilities outstanding, including trade payables. See “Risk Factors—Risks Relating to the Exchange Notes—Your claims to our assets will be structurally subordinated to all of the creditors of any non-guarantor subsidiaries.”

Subsidiary Guarantees	The exchange notes will be guaranteed on a senior unsecured basis by each of our present and future direct and indirect domestic subsidiaries that is a guarantor or obligor under our Senior Credit Facilities. See “Description of the Exchange Notes—Guarantees.”

Interest	Interest on the exchange notes will be payable semi-annually on June 1 and December 1 of each year, commencing , 2011.

Optional Redemption	We may redeem any of the exchange notes beginning on December 1, 2014, at the redemption prices set forth in this prospectus under “Description of the Exchange Notes—Optional Redemption.” We may also redeem any of the exchange notes at any time prior to December 1, 2014 at a redemption price of 100% of their principal amount plus a make-whole premium and accrued interest. In addition, at any time prior to December 1, 2013, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of certain equity offerings at a redemption price of 109.125% of their principal amount plus accrued interest. See “Description of the Exchange Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Proceeds

If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior secured debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	repurchase subordinated indebtedness;

•	issue preferred stock of subsidiaries;

•	create certain liens;

•	sell assets;

•	make certain investments;

•	issue or sell equity interests in subsidiaries;

•	create dividend or other payment restrictions affecting subsidiaries;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets or the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Exchange Notes—Certain Covenants.”

Denomination	The exchange notes will be issued only in denominations of $2,000 and higher integral multiples of $1,000.

Risk Factors	Investing in the exchange notes involves risks. In deciding whether to participate in the exchange offer, you should consider carefully the information set forth under “Risk Factors,” along with other matters discussed or referred to in this prospectus.

Trustee	Deutsche Bank Trust Company Americas.

Governing Law	The exchange notes will be governed by the laws of the State of New York.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The Predecessor and Successor periods presented relate to the periods preceding the Transactions and the period beginning on the date of the Transactions (November 23, 2010 to January 29, 2011), respectively.

The following table sets forth summary historical and unaudited pro forma condensed consolidated financial and other data of our business at the dates and for the periods indicated. The summary condensed historical consolidated statements of operations and condensed consolidated statements of cash flows data for the fiscal years ended January 31, 2009 (Predecessor) and January 30, 2010 (Predecessor) and for the periods from January 31, 2010 to November 22, 2010 (Predecessor) and November 23, 2010 to January 29, 2011 (Successor), and the summary historical condensed consolidated balance sheet data as of January 30, 2010 (Predecessor) and January 29, 2011 (Successor), have been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated balance sheet data as of January 31, 2009 (Predecessor) have been derived from our historical audited consolidated financial statements not included in this prospectus.

The summary unaudited pro forma condensed consolidated statement of operations information gives effect to the Transactions as if they had occurred on January 31, 2010. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations actually would be if the Transactions had occurred at any date, nor does such data purport to project the results of operations for any future period.

The information below should be read in conjunction with the sections entitled “The Transactions,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

	Predecessor			Successor	Pro Forma Fiscal Year Ended January 29, 2011
	Fiscal Year Ended		January 31, 2010 to November 22, 2010	November 23, 2010 to January 29, 2011
	January 31, 2009	January 30, 2010
					(unaudited)
			($ in thousands)
Statement of operations data:
Net sales:
Retail (a)	$987,859	$1,001,527	$814,863	$244,287	$1,054,018
Play & Music	12,819	13,384	10,847	2,814	13,661
Other	—	—	1,173	447	1,620

Total net sales	1,000,678	1,014,911	826,883	247,548	1,069,299
Cost of goods sold, including buying and occupancy expenses	(524,477)	(535,005)	(431,675)	(184,483)	(570,326)

Gross profit	476,201	479,906	395,208	63,065	498,973
Selling, general and administrative expenses	(327,893)	(316,268)	(307,361)	(78,843)	(345,453)

Operating income (loss)	148,308	163,638	87,847	(15,778)	153,520
Interest income	1,690	728	295	36	—
Interest expense	(208)	(243)	(248)	(17,387)	(91,375)
Other (expense) income, net	(151)	610	119	53	172

Income (loss) before income taxes	149,639	164,733	88,013	(33,076)	62,317
Income tax (expense) benefit	(56,159)	(62,814)	(36,449)	10,032	(29,295)

Net income (loss)	$93,480	$101,919	$51,564	$(23,044)	$33,022

Cash flows:
Net cash provided by operating activities	$155,024	$176,595	$90,951	$21,080	$68,839
Net cash used in investing activities	(56,114)	(39,579)	(43,452)	(1,833,408)	(1,876,860)
Net cash provided by (used in) financing activities	9,728	(21,535)	(110,655)	1,648,690	1,538,035
Purchases of property and equipment	(56,114)	(39,579)	(42,214)	(5,054)	(47,268)

	Predecessor				Successor	Pro Forma Fiscal Year Ended January 29, 2011
	Fiscal Year Ended		January 31, 2010 to November 22, 2010		November 23, 2010 to January 29, 2011
	January 31, 2009	January 30, 2010
						(unaudited)
		(in thousands, except operating data)
Balance sheet data
Cash and cash equivalents	$140,472	$257,672	$	*	$32,124	$ *
Accounts receivable, net	18,735	9,911		*	13,669	*
Working capital	180,040	287,348		*	113,936	*
Property and equipment, net	204,227	205,461		*	212,491	*
Total assets	520,581	636,130		*	2,088,125	*
Total debt	—	—		*	1,215,991	*
Stockholders’ equity	334,275	438,753		*	485,811	*

Selected operating data:
Number of stores at end of period	886	953		1,062	1,065	1,065
Net sales per gross square foot at period-end (b)	564	529		380	114	493
Net sales per average store (c)	$1,105,000	$1,043,000		$762,000	$229,000	$990,000
Comparable store net sales increase (decrease) (d)	0%	(4%)		*	*	(2%)
Rent expense	$101,294,000	$112,830,000		$99,708,000	$24,644,000	$122,690,000

Other financial data:
Adjusted EBITDA (e)	$203,309	$221,348		$179,040	$57,912	$236,953
Ratio of earnings to fixed charges (f)	7.6x	7.6x		5.0x	—	1.5x

*	Information not presented.
(a)	Net retail sales include revenues from the Company’s retail stores, online stores and the Gymboree Visa program.
(b)	Equals net sales from the Company’s retail stores and online stores, divided by total square feet of store space as of each date presented.
(c)	Equals net sales from the Company’s retail stores and online stores, divided by stores open as of each date presented.
(d)	A comparable store is one that has been open for a full 14 months. Stores that are relocated or expanded by more than 15% of their original square footage become comparable 14 months after final relocation or the completion of the expansion project. Comparable stores net sales include net sales from the Company’s online stores. Comparable store net sales were calculated on a 52 week basis for all periods presented.
(e)

We have presented Adjusted EBITDA (which is defined as net income (loss) before interest (income) expense, income tax (expense) benefit, and depreciation and amortization (EBITDA) adjusted for the other items described in the notes below), which is considered a non-GAAP financial measure. We present Adjusted EBITDA in this prospectus because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, management and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is calculated in substantially the same manner as “EBITDA” under the indenture governing the existing notes (which will also govern the exchange notes) and “Consolidated EBITDA” under the Senior Credit Facilities, as further described in the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” “Description of the Exchange Notes” and “Description of Other Indebtedness.” We believe that the inclusion of supplementary adjustments applied to EBITDA in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain non-cash items and unusual or non-recurring items that we do not expect to continue in the future and to provide additional information with respect to our ability to meet our future debt service and to comply with various covenants in documents governing our indebtedness. However, Adjusted EBITDA is not a presentation made in accordance with GAAP, and our computation of Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA should not be considered an alternative to operating income or net income (loss), as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

The following table is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods indicated:

	Predecessor			Successor	Pro Forma Fiscal Year Ended January 29, 2011
	Fiscal Year Ended		January 31, 2010 to November 22, 2010	November 23, 2010 to January 29, 2011
	January 31, 2009	January 30, 2010
			($ in thousands)		(unaudited)
Net income (loss)	$93,480	$101,919	$51,564	$(23,044)	$33,022
Interest (income) expense	(1,482)	(485)	(47)	17,351	91,375
Income tax expense (benefit)	56,159	62,814	36,449	(10,032)	29,295
Depreciation and amortization	34,854	37,302	32,550	10,250	54,764

EBITDA	183,011	201,550	120,516	(5,475)	208,456

Adjustments to EBITDA:
Non-cash share-based compensation expense (i)	$19,850	$18,462	$41,042	$482	$13,853
Loss on disposal/impairment on assets (ii)	448	1,336	880	1,150	2,030
Add-back of sponsor management fee (iii)	—	—	—	1,062	3,000
Deferred income effects eliminated in purchase accounting (iv)	—	—	—	995	6,127
Purchase accounting adjustments (v)	—	—	—	47,223	3,487
Transaction costs (vi)	—	—	16,602	12,475

Adjusted EBITDA	$203,309	$221,348	$179,040	$57,912	$236,953

(i)	Represents the non-cash share-based compensation expense associated with the vesting of restricted stock and restricted stock units. The pro forma fiscal year ended January 29, 2011 excludes the non-recurring effect of $27.7 million related to acceleration of deferred management share-based compensation that was incurred at the closing date.
(ii)	Represents non-cash losses on disposal of assets as well as asset impairment expense of non-performing stores.
(iii)	Represents the annual management fee to be paid to an affiliate of the Sponsor. See “Certain Relationships and Related Party Transactions.”
(iv)	This pro forma adjustment includes the income associated with co-branded credit card fee income which was deferred, and recognized into income, over the five-year average customer life. This deferred credit is eliminated in purchase accounting and thus the income that would have been recognized absent purchase accounting has been added back.
(v)	Purchase accounting adjustments in the period from November 23, 2010 to January 29, 2011 include: (1) $45.5 million in amortization related to the step-up in inventory and (2) $1.6 million in additional rent expense recognized due to the elimination of deferred rent and construction allowances in purchase accounting. Purchase accounting adjustments for the pro forma fiscal year ended January 29, 2011 include: (1) $3.0 million in additional rent expense recognized due to the elimination of deferred rent and construction allowances in purchase accounting and (2) $0.5 million in amortization of the fair value adjustment related to the Company’s gift card and merchandise credit liabilities.
(vi)	Transaction costs include legal, accounting and other costs related to the Transactions.
(f)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. With respect to the period from November 23, 2010 to January 29, 2011, our earnings were insufficient to cover fixed charges by $10.5 million.

RISK FACTORS

You should carefully consider the risks described below before making a decision whether to participate in the exchange offer. You should also consider the other information included or incorporated by reference in this prospectus before making a decision to invest in the exchange notes. Our future operating results could differ materially from the results described in this prospectus or any document incorporated herein by reference due to the risks and uncertainties related to our business, including those discussed below. In addition, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements. We refer you to our “Note Regarding Forward-Looking Statements,” which identifies forward-looking statements in this prospectus. The risks described below are not the only risks we face. Additional risk and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations, and may have a material impact on your investment in the exchange notes.

Risks Relating to the Exchange Offer

Holders who fail to exchange their existing notes will continue to be subject to restrictions on transfer.

If you do not exchange your existing notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your existing notes described in the legend on your existing notes. The restrictions on transfer of your existing notes arise because we issued the existing notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the existing notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the existing notes under the Securities Act. The restrictions on transferability may adversely affect the price that third parties would pay for such notes.

Broker-dealers or holders of existing notes may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that:

•	exchanges its existing notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or

•	resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder of notes that exchanges its existing notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.

You may suffer adverse consequences if you do not exchange your existing notes.

The existing notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the existing notes are registered, they may only be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of existing notes exchanged for exchange notes, the liquidity of the existing notes may be adversely affected, which may have an adverse affect on the price of the existing notes.

Your existing notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue the exchange notes pursuant to this exchange offer only after a timely receipt of your existing notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your existing notes, please allow sufficient time to ensure timely delivery. If we do not receive the required documents by the expiration date of the exchange offer, we will not accept your existing notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of existing notes for exchange. If there are defects or irregularities with respect to your tender of existing notes, we will not accept your existing notes for exchange.

Risks Related to Our Indebtedness and Certain Other Obligations

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the exchange notes.

As a result of the Transactions, we are highly leveraged. The following chart shows our level of indebtedness as of January 29, 2011:

January 29, 2011
($ in millions)
Senior secured term loan (1)	$820
Senior secured asset-based revolving credit facility (1)	—
Existing notes	400

Total indebtedness	$1,220

(1)	The Senior Credit Facilities are comprised of a $820 million senior secured term loan and a $225 million senior secured asset-based revolving credit facility (the “ABL Facility.”) Amounts available under the ABL Facility are subject to customary borrowing base limitations and are reduced by letter of credit utilization. The Senior Credit Facilities also allow an aggregate of $200 million in uncommitted incremental facilities, the availability of which is subject to our meeting certain conditions, including, in the case of any incremental term facility, applicable financial ratios. No incremental facilities are currently in effect. See “Description of Other Indebtedness.”

Our high degree of leverage could have important consequences for you. For example, it could:

•	make it more difficult for us to make payments on the exchange notes;

•	increase our vulnerability to general economic and industry conditions;

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	expose us to the risk of increased interest rates as the borrowings under our Senior Credit Facilities will be at variable rates of interest;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

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limit our ability to obtain additional financing for working capital, capital expenditures, research and development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors who are less highly leveraged.

For the fiscal year ended January 29, 2011, on a pro forma basis after giving effect to the offering and the consummation of the other Transactions, our cash interest expense would have been approximately $83.2 million. See “Unaudited Pro Forma Condensed Consolidated Financial Information.” At January 29, 2011,

we had $820.0 million of debt outstanding under our Senior Credit Facilities, which bore interest based on a floating rate index. A 0.125% increase in these floating rates applicable to the indebtedness outstanding under our Senior Credit Facilities would have increased our annual interest expense by approximately $1.0 million.

Despite current indebtedness levels and restrictive covenants, we and our subsidiaries may incur additional indebtedness in the future. This could further exacerbate the risks associated with our substantial financial leverage.

The terms of the indenture governing the existing notes (which will also govern the exchange notes) and the Senior Credit Facilities permit us to incur a substantial amount of additional debt, including secured debt. Any additional borrowings under the Senior Credit Facilities, and any other secured debt, would be effectively senior to the exchange notes and any guarantees thereof to the extent of the value of the assets securing such indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the risks that we now face as a result of our leverage would intensify. See “Description of Other Indebtedness.”

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our Senior Credit Facilities and the indenture governing the existing notes (which will also govern the exchange notes) contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, enter into sale-leaseback transactions, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, or merge or consolidate with or into, another company. In addition, under certain circumstances, the ABL Facility requires us to satisfy a financial test. Our ability to satisfy this test may be affected by events outside of our control.

Upon the occurrence of an event of default under the Senior Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Credit Facilities. If the lenders under the Senior Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the Senior Credit Facilities, as well as our other secured and unsecured indebtedness, including the exchange notes.

To service our indebtedness, we require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures depend on our ability to generate significant operating cash flow in the future. This ability is, to a significant extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, and future borrowings may not be available under our Senior Credit Facilities, in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. In any such circumstance, we may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We may not be able to refinance any of our indebtedness, including the Senior Credit Facilities and the exchange notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions and investments. Any such action, if necessary, may not be effected on commercially reasonable terms or at all. Our Senior Credit Facilities and the indenture governing the existing notes (which will also govern the exchange notes) restrict our ability to sell assets and use the proceeds from such sales.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the existing notes, which will also govern the exchange notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Risks Related to the Exchange Notes

We are controlled by the Sponsor, whose interests as an equity holder may conflict with yours as creditor.

Investment funds sponsored by the Sponsor indirectly own over 95% of our equity. Accordingly, the Sponsor controls the election of our directors and thereby has power to control our affairs and policies, including the appointment of management, the issuance of additional stock and the declaration and payment of dividends. The Sponsor will not have any liability for any obligations under the exchange notes and its interests may be in conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the Sponsor may pursue strategies that favor equity investors over debt investors. In addition, our equity holders may have an interest in pursuing acquisition, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve risk to you as a holder of the exchange notes. Additionally, the Sponsor may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with the Sponsor, see “Certain Relationships and Related Party Transactions.”

Your right to receive payments on the exchange notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors’ obligations under their guarantees of the exchange notes are unsecured, but our obligations under our Senior Credit Facilities and each guarantor’s obligations under its guarantee of the Senior Credit Facilities are secured by a security interest in substantially all of our tangible and intangible assets, including the stock and assets of certain of our current and certain future subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Credit Facilities, the lenders thereunder could declare all of the funds borrowed under our Senior Credit Facilities, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our or our subsidiaries’ assets, including the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.” As of January 29, 2011, we had $1.2 billion in outstanding indebtedness on our consolidated balance sheet, of which $820.0 million was secured and effectively ranked senior to the existing notes and would have effectively ranked senior to the exchange notes. In addition, we had no outstanding indebtedness and approximately $148.4 million of undrawn availability under our ABL Facility. Any indebtedness outstanding under the ABL Facility will also be secured and will effectively rank senior to the exchange notes.

The indenture governing the existing notes (which will also govern the exchange notes) permits us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including additional senior secured indebtedness.

Our ability to service and repay our debt, including the exchange notes, is dependent in part on the cash flow generated by its subsidiaries.

Repayment of our indebtedness, including the exchange notes, depends in part on our subsidiaries’ generation of cash flow and our subsidiaries’ ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries will not have any obligation to pay amounts due on the exchange notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions or debt repayments to enable us to make payments in respect of our indebtedness, including the exchange notes. Each such subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. While the Senior Credit Facilities and the indenture governing the existing notes (which will also govern the exchange notes) limit the ability of our guarantor subsidiaries to incur consensual encumbrances that include restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive cash from our subsidiaries, we will be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the exchange notes.

Your claims to our assets will be structurally subordinated to all of the creditors of any non-guarantor subsidiaries.

The exchange notes will only be guaranteed by our present and future direct and indirect domestic subsidiaries that serve as a guarantor or obligor under our Senior Credit Facilities. Our other subsidiaries are not required to guarantee the exchange notes and will have no obligation, contingent or otherwise, to pay any amount due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under the Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the existing notes (which will also govern the exchange notes)), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities and the indenture governing the exchange notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the exchange notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our Senior Credit Facilities from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture governing the exchange notes and a cross default under the Senior Credit Facilities. The Senior Credit Facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

You may not be able to determine when a change of control giving rise to your right to have the exchange notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the existing notes (which will also govern the exchange notes), will require us to make an offer to repurchase all outstanding exchange notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase their exchange notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

The lenders under the Senior Credit Facilities will have the discretion to release the guarantors under the Senior Credit Facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the exchange notes.

While any obligations under the Senior Credit Facilities remain outstanding, any guarantee of the exchange notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby, at the discretion of lenders under the Senior Credit Facilities, if the related guarantor is no longer a guarantor of obligations under the Senior Credit Facilities. See “Description of the Exchange Notes.” The lenders under the Senior Credit Facilities will have the discretion to release the guarantees under the Senior Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the subsidiary guarantors. However, the guarantees by the subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Exchange Notes—Guarantees.”

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the existing notes or the exchange notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the existing notes or the exchange notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the existing notes or the exchange notes or the incurrence of the guarantees;

•

the issuance of the existing notes or the exchange notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the exchange notes or the guarantees would not be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the existing notes, the exchange notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under such notes or such guarantee, or subordinate such notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any payment on the exchange notes. Further, the voidance of the existing notes or the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market for the notes may not develop.

The exchange notes are securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the existing notes have previously advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers of the existing notes are not obligated to make a market in exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the exchange notes may not develop, and if a market for the exchange notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for any of the exchange notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at a discount from the initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risks Related to the Business

Global economic conditions may adversely affect our financial performance.

During the recent economic recession, global financial markets experienced extreme volatility, disruption and credit contraction. The volatility and disruption to the capital markets significantly adversely affected global economic conditions, resulting in additional significant recessionary pressures and declines in employment levels, consumer and business confidence, disposable income and actual and perceived wealth. Although there have been some recent improvements, continuing or worsened adverse economic conditions, including higher unemployment, energy and health care costs, interest rates and taxes and tighter credit, could continue to affect consumer confidence and discretionary consumer spending adversely and may adversely affect our sales, cash flows and results of operations. Additionally, renewed financial turmoil in the financial and credit markets could adversely affect our costs of capital and the sources of liquidity available to us and could increase our pension funding requirements.

Further, we work with a large number of small vendors, some of whom have been or may be significantly impacted by any of the factors described above. If a number of these vendors fail, the delays and costs that we would likely incur in replacing them and in finding replacement goods and services could have a material adverse effect on our business, financial condition and operating results.

Our results may be adversely affected by our failure to anticipate and respond to changes in consumer preferences in a timely manner.

Our sales and profitability depend upon the continued demand by customers for our apparel and accessories. We believe that our success depends in large part upon our ability to anticipate, gauge and respond in a timely manner to changing consumer demands and preferences and upon the appeal of our products. Further, current economic conditions and levels of discretionary spending also affect consumer preferences. We may not be able to anticipate, gauge and respond effectively to changes in consumer preferences, and the demand for our apparel or accessories may decline as a result. In addition, since much of our inventory is sourced from vendors located outside the United States, we usually must order merchandise and enter into contracts for the purchase and manufacture of such merchandise, up to nine months in advance of the applicable selling season and frequently before trends are known. A decline in demand for our apparel and accessories or a misjudgment could, among other things, lead to lower sales, excess inventories and higher markdowns, each of which could have a material adverse effect on our business, financial condition and operating results.

Increased production costs (including the rising prices of cotton) may adversely affect our results.

We are affected by inflation and changing prices primarily through purchasing products from our global suppliers, increased operating costs and expenses, and fluctuations in interest rates. Labor costs and commodity costs are currently increasing in some of the countries where our products are manufactured. For example, prices for cotton, a key input of our apparel products, have risen to a level significantly higher than the long-term average. The price increase is attributable to supply and demand factors, which include reductions in the 2010 global production as a result of floods and poor harvests in certain parts of the world, including Asia. We anticipate increases in the cost of production for our vendors in the current year, including increases in cotton prices and labor rates. If our customers are resistant to paying higher prices for our products, and if we are unable to absorb increased costs of goods by reducing our manufacturing or supply chain costs or lowering our overall cost structure, our profitability may be materially adversely affected.

We may not be able to continue our current level of sales and earnings, which could have an adverse effect on our results of operations and financial condition.

In recent years, we realized substantial growth in sales, including growth during the economic downturn. Our growth, if any, may not continue at the historical rates. Our performance is dependent on and affected by many factors. We expect that future increases in net sales and net income, if any, will be dependent on our ability, among other factors, to expand our newer growth concept, Crazy 8, and improve its financial performance; to expand all of our retail concepts internationally; to generate more sales to existing customers in the core Gymboree division through growth of the Boy department business; and to attract new customers and increase sales to existing customers by leveraging the Company’s loyalty program, direct mail campaigns and other marketing efforts. Other factors that could impact our sales and earnings growth are discussed elsewhere in this section and in this prospectus. Any decline in our sales or earnings could have a material adverse effect on our results of operations and financial condition.

Our business may be negatively impacted by consumer product safety laws, regulations or related legal actions.

Our products are subject to consumer product safety laws, as well as regulations and standards with respect to product quality and safety set by various governmental authorities, including the Consumer Product Safety Commission. New consumer product safety laws or changes to existing laws and regulations may make certain products unsalable or require us to incur significant compliance costs, which could have a material adverse effect on our earnings. Our inability, or that of our vendors or manufacturers, to comply on a timely basis with such laws and regulatory requirements could result in significant fines or penalties, which could adversely affect our reputation and earnings.

Although we currently test products sold in our stores and at our Gymboree Play & Music sites, we have in the past and may in the future need to recall products that we may later determine may present safety issues. If we or the Consumer Product Safety Commission recall a product sold in our stores, we could experience negative publicity and product liability lawsuits, which could have a material adverse effect on our reputation, financial position and earnings.

Our business may be harmed by additional U.S. regulation of foreign trade or delays caused by additional U.S. customs requirements.

Our business is subject to the risk that the United States may adopt additional regulations relating to imported apparel products, including quotas, duties, taxes and other charges or restrictions on imported apparel. We cannot predict whether additional U.S. quotas, duties, taxes or other charges or restrictions will be imposed upon the importation of our products in the future, or what effect any such actions would have on our business, financial position and operating results. If the U.S. government imposes any such charges or restrictions, our supply of products could be disrupted and their cost could substantially increase, either of which could have a material adverse effect on our operating results. Unforeseen delays in customs clearance of any goods could have a material adverse effect on our ability to deliver complete shipments to our stores in a timely manner, which in turn could have a material adverse effect on our business and operating results.

Competition and the strength of our competitors may impair our ability to maintain or grow our sales and adversely affect our operating results.

The apparel segment of the specialty retail industry is highly competitive. The principal factors of competition for retail sales are product design, product quality, brand image, customer service and pricing. Our Gymboree, Janie and Jack and Crazy 8 brands compete on a national level with BabyGap and GapKids (divisions of Gap Inc.), certain leading department stores operating in malls, outlet centers or street locations, certain discount retail chains such as Old Navy (a division of Gap Inc.), The Children’s Place, Wal-Mart, Target and Carter’s, as well as a wide variety of local and regional specialty stores, certain other retail chains, and children’s retailers that sell their products by mail order, online or through outlet malls. Many of these competitors are larger than us and have substantially greater financial, marketing and other resources. Increased competition may reduce sales and gross margins, and increase operating expenses, each of which could have a material adverse effect on our operating results.

We may not be able to successfully operate if we lose key personnel, are unable to hire qualified additional personnel, or experience turnover of our management team.

Our continued success is largely dependent on the individual efforts and abilities of our senior management team and certain other key personnel and on our ability to retain current management and to attract and retain qualified key personnel in the future. The loss of certain key employees or our inability to continue to attract and retain other qualified key employees could have a material adverse effect on our growth, operations and financial position.

Because we purchase our products abroad, our business is sensitive to risks associated with international business.

Our products are currently manufactured to our specifications by independent factories located primarily in Asia. As a result, our business is subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, currency fluctuations, adverse conditions such as epidemics, natural disasters, wars, acts of terrorism, social or political unrest, disruptions or delays in transportation or customs clearance, local business practices and changes in economic conditions in countries in which our suppliers are located. We cannot predict the effect of such factors on our business relationships with foreign suppliers or on our ability to deliver products into our stores in a timely manner. If even a small portion of our current foreign manufacturing sources or textile mills were to cease doing business with us for any reason, such actions could have a material adverse effect on our operating results and financial position. If we experience significant increases in demand or need to replace an existing vendor, there can be no assurance that additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any vendor would allocate sufficient capacity to us in order to meet our requirements.

In addition, even if we are able to expand existing or find new manufacturing sources, we may encounter delays in production and added costs as a result of the time it takes to train our vendors in our methods, products, quality control standards, and environmental, labor, health, and safety standards. Moreover, in the event of a significant disruption in the supply of the fabrics or raw materials used by our vendors in the manufacture of our products, our vendors might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price, or at all. Any delays, interruption, or increased costs in the manufacture of our products could have an adverse effect on our ability to meet consumer demand for our products and result in lower sales and net income. In addition, we are currently pursuing strategies to reduce product costs. These strategies may result in sourcing products from factories from which we have not previously purchased products and which may be in countries in which we have not done business before and may subject us to additional risk.

Currency exchange rate fluctuations may adversely affect our business and operating results.

There has been significant volatility in the value of the U.S. dollar against other foreign currencies in the recent past. While our business is primarily conducted in U.S. dollars, we purchase substantially all of our products overseas (primarily from China, Indonesia, Thailand and India). Cost increases caused by currency exchange rate fluctuations could make our products less competitive or have an adverse effect on our profitability. Currency exchange rate fluctuations could also disrupt the business of the third-party manufacturers that produce our apparel by making their purchases of raw materials more expensive and more difficult to finance. Such fluctuations could have a material adverse effect on our business and earnings as a result.

We are dependent on one facility for distribution of products to all of our stores.

We handle merchandise distribution for all of our stores from a single facility in Dixon, California. Any significant interruption in the operation of this distribution facility due to natural disasters, accidents, system failures or other unforeseen causes could delay or impair our ability to distribute merchandise to our stores, which could cause sales to decline and have a material adverse effect on our earnings and financial position.

In addition, we use an automated unit sortation system to manage the order processing for all of our direct-to-consumer businesses. In the event that this unit sortation system becomes inoperable for any reason, we would not be able to ship all direct-to-consumer orders in the timely manner that our customers expect. As a result, we could experience a reduction in our direct-to-consumer business, which could negatively impact sales and profitability.

We may be subject to negative publicity or be sued if our manufacturers violate labor laws or engage in practices that our customers believe are unethical.

We require our independent manufacturers to operate their businesses in compliance with the laws and regulations that apply to them. Our sourcing personnel periodically visit and monitor the operations of our independent manufacturers, but we cannot control their business or labor practices. We also rely on independent third parties to audit our factories for compliance with safety and labor laws on an annual basis. If one of our independent manufacturers violates or is suspected of violating labor laws or other applicable regulations, or if such manufacturer engages in labor or other practices that diverge from those typically acceptable in the United States or any of the other countries in which we operate, we could in turn experience negative publicity or be sued. Negative publicity or legal actions regarding our manufacturers or the production of our products could have a material adverse effect on our reputation, sales, business, financial position and operating results.

The loss of a key buying agent could disrupt our ability to deliver our inventory supply in a timely fashion, impacting its value.

One buying agent manages a substantial portion of our inventory purchases (approximately 80% for the fiscal year ended January 29, 2011). Although we believe that other buying agents could be identified and retained to place our required foreign production, the loss of this buying agent could result in delays in procuring inventory, which could result in a material adverse effect on our business and operating results.

We are dependent on third parties for critical business functions, and their failure to provide services to us could have a material adverse effect on our business and operating results.

We rely on third parties for critical functions involving credit card processing and store communications. These third parties may experience financial difficulties and unforeseen business disruptions that could adversely affect their ability to perform their contractual obligations to us, including their obligations to comply with

Payment Card Industry (“PCI”) data security standards. Any such failure to provide services to us or to comply with PCI security requirements could impact our internal communications systems, including our ability to accept payment cards, which could have an adverse impact on business operations and lead to lower sales. Although we believe that other vendors could be identified and retained to provide these services, a change in vendors would take time and could result in a material adverse effect on our business and operating results and adverse publicity to us.

Damage to our computer systems could severely impair our ability to manage our business.

Our operations depend on our ability to maintain and protect the computer systems we use to manage our purchase orders, store inventory levels, web applications, accounting functions and other critical aspects of our business. Our systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. We have computer systems in each of our stores, with the main database servers for our systems located in San Francisco, California, which is located on or near known earthquake fault zones. An earthquake or other disaster could have a material adverse impact on our business and operating results not only by damaging our stores or corporate headquarters, but also by damaging our main servers, which could disrupt our business for an indeterminate length of time.

Our business may be harmed if our or our vendors’ computer network security or any of the databases containing customer or other personal information maintained by us or our third-party providers is compromised.

The protection of customer, employee and company data in the information technology systems we utilize (including those maintained by third-party providers) is critical. Despite the efforts by us and our vendors to secure computer networks utilized for our business, security could be compromised, confidential information, such as customer credit card numbers or other personally identifiable customer information we or our vendors collect, could be misappropriated, or system disruptions could occur. Any of these events could lead to costly investigations and litigation, as well as potential regulatory or other actions by governmental agencies. As a result of any of the foregoing, we may experience adverse publicity, loss of sales, the cost of remedial measures, and/or significant expenditures to reimburse third parties for damages, which could adversely impact our results of operations.

We believe that we are currently compliant with PCI data security standards, which require annual audits by independent qualified security assessors to assess compliance. Failure by us or our vendors to comply with the security requirements or rectify a security issue may result in fines and the imposition of restrictions on our ability to accept payment cards, which could adversely affect our operations. There can be no assurance that we will be able to continue to satisfy PCI security standards. In addition, PCI is controlled by a limited number of vendors who have the ability to impose changes in PCI’s fee structure and operational requirements without negotiation. Such changes in fees and operational requirements may result in our failure to comply with PCI security standards, as well as significant unanticipated expenses.

Our ability to successfully implement significant information technology systems is critical to our business.

We plan to continue to upgrade our information technology infrastructure. Such technology systems changes are complex and could cause disruptions that may adversely affect our business. While management strives to ensure the orderly implementation of various information technology systems, we may not be able to successfully execute these changes without potentially incurring a significant disruption to our business. Even if we are successful with implementation, we may not achieve the expected benefits from these initiatives, despite having expended significant capital. We may also determine that additional investment is required to bring our systems to their desired state; this could result in a significant additional investment of time and money and increased implementation risk. Furthermore, we intend to rely on third parties to fulfill contractual obligations related to some of these system upgrades. Failure of these third parties to fulfill their contractual obligations could lead to significant expenses or losses due to a disruption in business operations.

We must timely and effectively deliver merchandise to our stores and customers.

We cannot control all of the various factors that might affect our fulfillment rates for online sales and timely and effective merchandise delivery to our stores. We rely upon third-party carriers for our merchandise shipments to and from stores and reliable data regarding the timing of those shipments. In addition, we are heavily dependent upon two carriers for the delivery of our merchandise to online customers. Labor disputes, union organizing activity, inclement weather, natural disasters and acts of terrorism could affect those carriers’ ability to provide delivery services to meet our shipping needs. Failure to deliver merchandise in a timely and effective manner could damage our reputation and sales.

Our online businesses face distinct operating risks.

The successful operation of our online businesses depends on efficient and uninterrupted operation of our order-taking and fulfillment operations. Disruptions or slowdowns in these areas could result from disruptions in telephone service or power outages, inadequate system capacity, system issues, computer viruses, human error, changes in programming, natural disasters or adverse weather conditions. Our online businesses are generally vulnerable to additional risks and uncertainties associated with the Internet, including changes in required technology and other technical failures, as well as changes in applicable federal and state regulation, security breaches and consumer privacy concerns. Problems in any of these areas could result in a reduction in sales, increased costs and damage to our reputation and brands.

We may acquire businesses in the future to support long-term growth. We have no experience acquiring and integrating businesses into our organization and we may not be successful.

We regularly evaluate businesses as potential acquisition targets to support our long-term growth. The Company has not acquired businesses in the past and has no experience acquiring, integrating and growing existing businesses. The acquisition of a business would divert management’s attention from our existing brands and operations, require significant operational support and increase demands on systems and staffing. All of these effects could negatively impact our existing business. In addition, the acquisition and integration of an acquired business could result in significant additional costs that could negatively impact our working capital position, cash flow and operating results.

Our growth would be hampered if we are unable to locate new stores and relocate existing stores in appropriate retail venues and shopping areas.

Our stores must be located in appropriate retail spaces in areas with demographic characteristics consistent with our customer base. These locations tend to be limited to malls and similar venues where the market for available space has historically been very competitive. The location of acceptable store sites and the negotiation of acceptable lease arrangements require considerable time, effort and expense. Our ability to lease desirable retail space for expansion and relocation of stores, and to renew our existing store leases, on favorable economic terms is essential to our revenue and earnings growth. Approximately 13 and 89 store leases will come up for renewal during the remainder of fiscal 2011 and 2012, respectively. We are also in the process of negotiating lease terms for approximately 30 stores, which are currently operating under month-to-month terms. There can be no assurance that we will be able to achieve our store expansion goals, effectively manage our growth, successfully integrate the planned new stores into our operations, or profitably operate our new and remodeled stores. Failure to obtain and renew leases for a sufficient number of stores on acceptable terms would have a material adverse effect on our revenues and operating results.

We may be unable to protect our trademarks and other intellectual property rights.

We believe that our trademarks and service marks are important to our success and our competitive position due to their name recognition with our customers. We devote substantial resources to the establishment and protection of our trademarks and service marks on a worldwide basis. We are not aware of any material claims of infringement or material challenges to our right to use any of our trademarks and service marks in the

United States or abroad. Nevertheless, the actions we have taken to establish and protect our trademarks and service marks may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks, service marks and proprietary rights of others, particularly as we continue to expand our business outside the United States. Also, others may assert rights in, or ownership of, trademarks and other proprietary rights of ours and we may not be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

We are, and may continue to be in the future, a party to legal proceedings that could result in unexpected adverse outcomes.

We were named as a defendant in certain lawsuits relating to the Acquisition that sought to enjoin the Acquisition and/or to compel the parties to the Merger Agreement to supplement the public filings that they made in connection with the Acquisition. These lawsuits alleged various wrongdoings, including that Gymboree’s Board of Directors breached its fiduciary duties to Gymboree stockholders in connection with the Acquisition and that Bain Capital aided and abetted that breach. On November 12, 2010, Gymboree and the other defendants in these litigations entered into an agreement in principle with the plaintiffs to settle these litigations. The agreement, which was negotiated at arm’s length between and among the parties, resolved all allegations by the plaintiffs in connection with the Acquisition. Pursuant to the agreement, the defendants agreed to make certain supplemental public disclosures related to the Acquisition. The parties are negotiating the final terms and conditions of a corresponding formal stipulation of settlement. Any such stipulation of settlement would remain subject to court approval. See “Business—Legal Proceedings.”

From time to time, we are a party to other legal proceedings, including matters involving personnel and employment issues, personal injury and other proceedings arising in the ordinary course of business. In addition, there are an increasing number of cases being filed in the retail industry generally that contain class action allegations, such as such those relating to privacy and wage and hour laws. We evaluate our exposure to these legal proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Although not currently anticipated by management, unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have a material adverse impact on our financial results.

We may experience fluctuations in our tax obligations and effective tax rate.

We are subject to income taxes in substantially all tax jurisdictions in the United States, Canada, Puerto Rico and Australia. We record tax expense based on our estimates of future payments, which include reserves for estimates of uncertain tax positions. At any time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may impact the ultimate settlement of these tax positions. As a result, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings.

We are also subject to sales and use taxes, as well as other local taxes, in substantially all tax jurisdictions in the United States, Canada, Puerto Rico and Australia. At any time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may adversely impact the ultimate settlement of these tax positions and our financial results.

Our performance is dependent on attracting and retaining a large and growing number of qualified team members.

Many of those team members are in entry-level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling our costs is subject to external factors such as unemployment levels, minimum wage legislation, health care legislation and changing demographics. In addition, our labor costs are influenced by health care and workers’ compensation costs, both of which have been rising in recent years. If we cannot hire enough qualified employees, or if there is a disruption in the supply of personnel we hire from third-party providers, especially during our peak season or certain high-volume events, our customer service levels and our operations could be negatively impacted.

Changes in seasonal consumer spending patterns that are beyond our control could harm our business.

Historically, a significant portion of our retail sales have been realized during the holiday season in November and December. We have also experienced periods of increased sales activity in the early spring, during the period leading up to the Easter holiday, and in the early fall, in connection with back-to-school sales. Changes in seasonal consumer spending patterns for reasons beyond our control could result in lower-than-expected sales during these periods. For example, the nature and pace of the recovery from the global economic downturn may have unanticipated effects on consumer spending patterns. Such circumstances could cause us to have excess inventory, necessitating markdowns to dispose of these excess inventories, which would reduce our profitability. Any failure by us to meet our business plan for, in particular, the third or fourth quarter of any fiscal year would have a material adverse effect on our earnings, which in all likelihood would not be offset by satisfactory results achieved in other quarters of the same fiscal year in which sales are less concentrated. Also, because we typically spend more in labor costs during the holiday season to hire temporary store employees in anticipation of holiday spending, a shortfall in expected sales during that period could result in a disproportionate decrease in our net income.

Our growth would be hampered if we are unable to successfully open new stores.

Our growth depends in large part on our ability to successfully open new stores in both the United States and abroad, which in turn is dependent on a number of factors, including our ability to hire and train skilled store operating and management teams, secure appropriate retail space, and complete construction within planned timelines and budgets. There can be no assurance that we will successfully open the number of stores we plan, and the resulting impact on our growth rate could have an adverse effect on our results of operations and financial condition.

Our performance is dependent on customer traffic in shopping malls.

We are dependent upon the continued popularity of malls as a shopping destination and the ability of shopping mall anchor tenants and other attractions to generate customer traffic. A sluggish recovery of the United States economy or an uncertain economic outlook could continue to lower consumer spending levels and cause a decrease in shopping mall traffic, each of which would adversely affect our growth, sales, and profitability. Further, any terrorist act, natural disaster, or public health concern, including infectious diseases, that decreases the level of mall traffic or other shopping traffic, or that affects our ability to open and operate stores in affected areas, could have a material adverse effect on our business.

In addition, we lease a large number of our stores in malls owned and operated by highly leveraged real estate development companies. The inability of any one of these companies to refinance its debt when it comes due could result in mall closures or in foreclosures and distress sales of the mall properties. The closure of a mall or a change of ownership that results in changes or disruptions in mall operations, changes in tenant mix or that otherwise impacts the character of the mall could affect our stores in those malls and could in turn have a material adverse effect on our business, financial condition and operating results.

Our efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of our brands.

We have entered into a franchise agreement with an unaffiliated third party to operate stores in certain countries in the Middle East. Under this agreement, third parties will operate stores that sell apparel, purchased from us, under the Gymboree name. We have no experience managing an apparel retail franchise relationship and this arrangement may not be successful. While we expect that this will be a small part of our business in the near future, we plan to continue to increase these types of arrangements over time as part of our efforts to expand internationally. The effect of these arrangements on our business and operating results is uncertain and will depend upon various factors, including the demand for our products in new markets and our ability to successfully identify appropriate third parties to act as franchisees, distributors, or in a similar capacity. In addition, certain aspects of these arrangements are not directly within our control. Other risks that may affect these third parties include general economic conditions in specific countries or markets, changes in diplomatic and trade relationships, and political instability. Moreover, while the agreements we have entered into and plan to enter into in the future provide us with certain termination rights, to the extent that these third parties do not operate their stores in a manner consistent with our requirements regarding our Gymboree brand identity and customer experience standards, the value of our Gymboree brand could be impaired. A failure to protect the value of our Gymboree brand or any other harmful acts or omissions by a franchisee could have an adverse effect on our operating results and our reputation.

Our efforts to expand internationally through 100%-owned operations may not be successful.

We currently operate retail stores in the United States, Canada, Puerto Rico and Australia. In addition to our international expansion through franchising and similar arrangements, we also plan for direct international expansion in the future, starting with the two Gymboree retail stores we opened in Australia in fiscal 2010. We have no prior experience operating retail stores in Australia. In addition, we operated retail stores in the United Kingdom and Ireland in the past, which were ultimately unsuccessful, and we may not be successful executing our international expansion strategy through 100%-owned operations. Our success will depend on our ability to, among other factors, secure leases for retail spaces with demographic characteristics consistent with our customer base, hire qualified personnel and tailor our marketing messages and product to reflect the customs of the countries in which we intend to operate. Failure to successfully expand internationally through 100%-owned operations could have a significant impact on our growth rate and have an adverse effect on our results of operations and financial condition.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled. Issuance of the exchange notes will not result in a change in the amount of our outstanding debt.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Concurrently with the consummation of the Transactions, we entered into a registration rights agreement with Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the initial purchasers of the existing notes, in which we agreed, among other things, to:

•

use our commercially reasonable efforts to file a registration statement with the SEC with respect to the exchange of the existing notes for the exchange notes on or prior to 250 days after the date of the consummation of the Acquisition; and

•

use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act, to consummate the exchange offer on or before the 250th day after the date of the consummation of the Acquisition and to cause the exchange offer registration statement to remain effective until such consummation.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement.

Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where the existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes; Representations

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff’s position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of existing notes who is an “affiliate” of ours of any guarantor or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or who is a broker-dealer who purchased existing notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to tender its existing notes in the exchange offer;

•	will not be able to rely on the interpretations of the staff of the SEC; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the existing notes unless such sale or transfer is made pursuant to an exemption from these requirements.

If you wish to exchange existing notes for exchange notes in the exchange offer, you will be required to make representations in a letter of transmittal which accompanies this prospectus, including that:

•	you are not an “affiliate” of ours or any guarantor (as defined in Rule 405 under the Securities Act);

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•

you not engaged in, and do not intend to engage in, and have no arrangements or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act; and

•

if you are a broker-dealer, you acquired the existing notes for your own account as a result of market-making or other trading activities (and, as such, you are a “participating broker-dealer”), you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Rule 405 under the Securities Act provides that an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

The SEC has taken the position that participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and, accordingly, may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to make available for a period of up to 180 days after consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any participating broker dealer and any other persons with similar prospectus delivery requirements for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all existing notes that are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes in the exchange offer in denominations of $2,000 and higher integral multiples of $1,000.

The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes, except that:

(1) the offering of the exchange notes has been registered under the Securities Act;

(2) the exchange notes generally will not be subject to transfer restrictions or have registration rights; and

(3) certain provisions relating to additional interest on the existing notes in the event of specified registration defaults will be eliminated.

The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

In connection with the issuance of the existing notes, we made arrangements for the existing notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered. However, our obligation to accept existing notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under “— Conditions” below.

Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the conditions described in the instructions to the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. See “—Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “—Exchange Offer Procedures” below.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing (if orally to be promptly confirmed in writing); and

•

notify the registered holders of the existing notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting any existing notes;

•	to extend the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the existing notes surrendered in exchange for exchange notes or, if no interest has been paid on the existing notes, from December 1, 2010. Interest on the exchange notes will be payable semi-annually on June 1 and December 1 of each year, commencing on                     , 2011.

Exchange Offer Procedures

Except as stated under “—Book-Entry Transfer,” to tender your existing notes in the exchange offer, you must:

•	complete, sign and date the enclosed letter of transmittal, or a copy of it;

•	have the signature on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer; and

•	mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent at the address set forth below under “—Exchange Agent” before the expiration date.

In addition, either:

•

the exchange agent must receive (i) a timely confirmation of a book-entry transfer of your existing notes, if that procedure is available, into the account of the exchange agent at DTC, the “book-entry transfer facility,” under the procedure for book-entry transfer described below before the expiration date or (ii) certificates for your existing notes, the letter of transmittal and other required documents before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

For your existing notes to be tendered effectively, the exchange agent must receive a valid agent’s message through DTC’s Automated Tender Offer Program (“ATOP”) or a letter of transmittal and other required documents before the expiration date. Delivery of the existing notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

•	to participate in ATOP;

•	to be bound by the terms of the letter of transmittal; and

•	that we may enforce the agreement against the participant.

If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in compliance with the terms and conditions in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF YOUR EXISTING NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. PLEASE DO NOT SEND A LETTER OF TRANSMITTAL OR OUTSTANDING NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where the existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedure if the Existing Notes Are Not Registered in Your Name

If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your existing notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Book-Entry Transfer

The exchange agent will make requests to establish accounts at the book-entry transfer facility for purposes of the exchange offer promptly after the date of this prospectus. If you are a financial institution that is a participant in the book-entry transfer facility’s systems, you may make book-entry delivery of your existing notes being tendered by causing the book-entry transfer facility to transfer your existing notes into the exchange agent’s account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your existing notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, on or before the expiration date or the guaranteed delivery procedures outlined below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

DTC’s ATOP is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. We understand DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your existing notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant’s acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your existing notes.

Beneficial Owner Instructions to Holders of Existing Notes

Only a holder whose name appears on a DTC security position listing as a holder of existing notes, or the legal representative or attorney-in-fact of such a holder, may execute and deliver the letter of transmittal.

Holders of existing notes who are not registered holders of, and who seek to tender, existing notes should (1) obtain a properly completed letter of transmittal for such existing notes from the registered holder with signatures guaranteed by an “eligible guarantor institution,” as defined in Rule 17Ad-15 under the Exchange Act, and obtain and include with such letter of transmittal existing notes properly endorsed for transfer by the registered holder thereof or accompanied by a written instrument or instruments of transfer or exchange from the registered holder with signatures on the endorsement or written instrument or instruments of transfer or exchange guaranteed by an eligible guarantor institution or (2) effect a record transfer of such existing notes and comply with the requirements applicable to registered holders for tendering existing notes before 5:00 p.m., New York City time, on the expiration date. Any existing notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at our discretion. We have no obligation to transfer any existing notes from the name of the registered holder of the note if we do not accept these existing notes for exchange.

Issuance of exchange notes in exchange for existing notes will be made only against deposit of the tendered existing notes.

We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered existing notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all existing notes not properly tendered or reject any existing notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of existing notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your existing notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of existing notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your existing notes but your existing notes are not immediately available, or time will not permit your existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may affect a tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that (i) states the name and address of the holder, the certificate number(s) of such holder’s existing notes and the principal amount of such existing notes tendered; (ii) states that the tender is being made thereby; and (iii) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the existing notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of existing notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of existing notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your existing notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of existing notes at any time prior to the expiration date. For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth in this prospectus prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the existing notes to be withdrawn;

•

identify the existing notes to be withdrawn, including the certificate number or number and principal amount of such existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at DTC to be credited; and

•	be signed in the same manner as the original signature on the letter of transmittal by which such existing notes were tendered, including any required signature guarantee.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn existing notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect those existing notes unless you validly retender the withdrawn existing notes. You may retender properly withdrawn existing notes following one of the procedures described above under “—Exchange Offer Procedures” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any existing notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the existing notes, if:

•	the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the existing and exchange notes under the Trust Indenture Act of 1939, as amended;

•	there has been proposed, adopted or enacted any law, rule or regulation that, in our reasonable judgment would impair materially our ability to consummate the exchange offer; or

•	all governmental approvals which we deem necessary for the completion of the exchange offer have not been obtained.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any existing notes and return all tendered existing notes to you;

•	extend the exchange offer and retain all existing notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the existing notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered existing notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the existing notes.

We are currently not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer, other than the declaration of effectiveness of the registration statement of which this prospectus forms a part by the SEC.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas, the trustee under the indenture, as the exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery: DB Services Americas, Inc. MS JCK01-D218 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256 Attn: Reorganization Unit	By Facsimile: 1-615-866-3889 For Information or Confirmation by Telephone: 1-800-735-7777, Option 1

Delivery to an address or facsimile number other than that listed above will not constitute a valid delivery.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent the fees for its services as agreed to in writing between us and the exchange agent. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of existing notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of existing notes pursuant to the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your legal, financial and tax advisors in making your decisions on what action to take. Existing notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those existing notes may be resold only:

•

as set forth in the legend printed on the existing notes as a consequence of the issuance of the existing notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the existing notes.

In each case, the existing notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

THE TRANSACTIONS

On October 11, 2010, we entered into an Agreement and Plan of Merger with Giraffe Holding, Inc. (“Holding”) and Giraffe Acquisition Corporation, an indirect 100%-owned subsidiary of Holding (“Acquisition Sub”), referred to in this prospectus as the “Merger Agreement.” Acquisition Sub and Holding are Delaware corporations formed by investment funds sponsored by Bain Capital Partners, LLC (“Bain Capital” or the “Sponsor”) solely for the purposes of completing the Acquisition and the other transactions described in this prospectus.

Pursuant to the Merger Agreement, Acquisition Sub accepted for payment all outstanding shares of the Company’s common stock at a cash purchase price of $65.40 per share (the “Offer Price”). Acquisition Sub was merged with and into the Company on November 23, 2010 in accordance with the “short-form” merger provisions available under Delaware law, upon which the Company became an indirect 100%-owned subsidiary of Holding. In connection with the Acquisition, each issued and outstanding share was converted into the right to receive the Offer Price.

The total amount of the consideration payable in connection with the Acquisition was approximately $1.9 billion. The Acquisition and the related fees, expenses and original issue discount were financed with:

•	the proceeds from the initial offering of the existing notes of approximately $400 million;

•

equity investments of $508 million from certain investment funds sponsored by Bain Capital, certain co-investors and certain members of the Company management team (see “Certain Relationships and Related Party Transactions—Subscription Agreements” for more information);

•

initial borrowings of $850 million in the aggregate under the Senior Credit Facilities, consisting of (i) $820.0 million of borrowings under a $820 million senior secured term loan and (ii) $30 million of borrowings under a $225 million senior secured asset-based revolving credit facility; and

•	approximately $165 million of available cash from the Company’s balance sheet.

The closing of the offering of the existing notes and the Senior Credit Facilities occurred substantially concurrently with the closing of the Acquisition on November 23, 2010. Effective February 11, 2011, we amended the terms of the $820 million senior secured term loan facility to, among other things, lower the interest rate by 50 basis points and remove select financial covenants.

The offering of the existing notes, the initial borrowings under the Senior Credit Facilities, the cash equity investment in Holding by investment funds sponsored by Bain Capital, the Acquisition, and other related transactions are collectively referred to in this prospectus as the “Transactions.”

Ownership and Corporate Structure

Subsequent to the Transactions, we became an indirect 100%-owned subsidiary of Holding, an entity controlled by the Sponsor. The following chart illustrates our current ownership and corporate structure.

*	Guarantor of the existing notes and the exchange notes. Not all of the Company’s subsidiaries guarantee the existing notes or the exchange notes offered hereby or the Senior Credit Facilities. See “Description of the Exchange Notes.”
+	Guarantor or co-borrower under the Senior Credit Facilities.
(1)	Our Senior Credit Facilities are comprised of a $820 million senior secured term loan and a $225 million ABL Facility. See “Description of Other Indebtedness.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of income has been derived by the application of pro forma adjustments to our historical consolidated financial statements appearing elsewhere in this prospectus. In deriving the pro forma condensed consolidated statement of income, we have added our operating results for the predecessor period from January 31, 2010 to November 22, 2010 and the successor period from November 23, 2010 to January 29, 2011. As a result of the Acquisition on November 23, 2010 and the application of purchase accounting, a new basis of accounting began on November 23, 2010.

The unaudited pro forma condensed consolidated statement of income gives effect to the Transactions as if they had occurred on January 31, 2010. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statement of income is for informational purposes only and does not purport to represent what our results of operations or financial information would have been if the Transactions had occurred as of the date indicated, nor do such data purport to project the results of operations for any future period.

The unaudited pro forma condensed consolidated statement of income has been prepared to give effect to the Transactions, including the accounting for the acquisition of our business as a purchase business combination in accordance with ASC 805, Business Combinations.

The unaudited pro forma condensed consolidated statement of income does not reflect non-recurring charges that have been or will be incurred in the connection with the Transactions, including (i) share-based compensation expense of approximately $27.7 million relating to the accelerated vesting of restricted stock and restricted stock units awarded to management and employees that vested upon a change in control; (ii) certain non-recurring expenses related to the Transactions of approximately $30.1 million required to be expensed by accounting standards; and (iii) recognition of inventory step-up of approximately $56.2 million from the allocation of fair value in purchase accounting.

The unaudited pro forma financial statements should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

THE GYMBOREE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Predecessor	Successor
	January 31, 2010 to November 22, 2010	November 23, 2010 to January 29, 2011	Adjustments		Pro Forma Fiscal Year Ended January 29, 2011
		($ in thousands)
Net sales:
Retail	$814,863	$244,287	$(5,132)	(a)	$1,054,018
Play & Music	10,847	2,814	—		13,661
Other	1,173	447	—		1,620

Total net sales	826,883	247,548	(5,132)		1,069,299
Cost of goods sold, including buying and occupancy expenses	(431,675)	(184,483)	45,832	(b)(c)(e)	(570,326)

Gross profit	395,208	63,065	40,700		498,973
Selling, general and administrative expenses	(307,361)	(78,843)	40,751	(d)(e)(g)(j)(k)	(345,453)

Operating income (loss)	87,847	(15,778)	81,451		153,520
Interest income	295	36	(331)	(i)	—
Interest expense	(248)	(17,387)	(73,740)	(f)	(91,375)
Other income, net	119	53	—		172

Income (loss) before income taxes	88,013	(33,076)	7,380		62,317
Income tax (expense) benefit	(36,449)	10,032	(2,878)	(h)	(29,295)

Net income (loss)	$51,564	$(23,044)	$4,502		$33,022

See accompanying notes to unaudited pro forma condensed consolidated statement of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (in thousands)

(a)	Reflects the elimination of retail revenue recognized from deferred revenue associated with the Company’s co-branded credit arrangement, which has been revalued to zero in purchase accounting.
(b)	Reflects the elimination of deferred rent expense and construction allowance amortization recognized of $3.2 million and $4.5 million, respectively, both of which have been revalued to zero in purchase accounting.
(c)	Reflects adjustments to cost of goods sold from an increase in the net book value (“step-up”) of inventory of approximately $56.2 million, which is amortized over the period the related inventory is sold, estimated to be 3 months.
(d)	Represents an adjustment to reflect the aggregate annual fee of $3 million to be paid to affiliates of the Sponsor in accordance with the new management agreement to be entered into at the closing of the Transactions.
(e)	Represents the following adjustments to depreciation and amortization:

Fiscal Year Ended January 29, 2011
Amortization expense (i)	$11,905
Depreciation expense (ii)	59

Total pro forma adjustment	$11,964

Pro forma adjustment recorded in cost of goods sold	$(1,662)
Pro forma adjustment recorded in selling, general and administrative expenses	13,627

Total pro forma adjustment	$11,964

(i)	Represents adjustments resulting from the increase in the estimated fair market values of intangible assets. Intangible assets subject to amortization include $36.4 million in customer relationships related to our loyalty program amortized on a straight-line basis over the estimated average customer life of 2.3 years, $7.0 million in fair market value of favorable leases and $16.6 million in fair market value of unfavorable leases amortized on a straight-line basis over the remaining lease life, $4.0 million related to the co-branded credit card agreement amortized on a straight-line basis over the estimated remaining contract term of 6.5 years and $1.9 million related to Gymboree Play & Music franchise agreements amortized on a straight-line basis over the estimated average life of a franchise relationship of 14 years.
(ii)	Represents adjustments resulting from an increase in the net book value (“step-up”) of depreciable property and equipment of approximately $1.9 million with estimated weighted-average remaining useful lives of 25.0 years.

(f)	Represents the following adjustments to interest expense, net:

Fiscal Year Ended January 29, 2011
Pro forma cash interest expense (i)	$83,232
Pro forma deferred financing fee amortization expense (i)	8,143
Less: interest expense, historical	(17,635)

Additional expense	$73,740

(i)

To reflect the adjustments to interest expense as a result of the increase in annual interest expense associated with borrowings under the Senior Credit Facilities and the existing notes, including the amortization of deferred financing costs and accretion of original issue discount (“OID”) of $4.1 million associated with the senior secured term loan. Pro forma cash interest expense associated with borrowings under the Senior Credit Facilities reflects a weighted-average annual interest rate of 6.7% for the fiscal year ended January 29, 2011. Actual interest rates may vary. An increase or decrease of 0.125% in the interest rate applicable to the indebtedness under the Senior Credit Facilities outstanding at January 29, 2011 would result in an approximate $1.0 million change in interest expense annually.

(g)	Represents adjustments of $0.4 million resulting from the decrease in the estimated fair market value of the Company’s gift card and merchandise credit card liabilities amortized on a straight-line basis over 3 years, which is the estimated life of a gift card or merchandise credit based on historical redemption trends.
(h)	To reflect the tax effect of the pro forma adjustments, using a combined federal and state effective tax rate of approximately 39%.
(i)	To eliminate historical interest income to reflect the Company’s capitalization after the transactions.
(j)	Represents an adjustment of $27.7 million to reverse the non-recurring stock based compensation charge related to accelerated vesting of options, restricted stock and restricted stock units awarded to management and employees that vested upon the closing of the Transactions.
(k)	Represents an adjustment of $29.1 million to reverse the non-recurring charge related to transaction costs expensed.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the periods ended and at the dates indicated below. Our selected financial data as of February 3, 2007, February 2, 2008, January 31, 2009, January 30, 2010 (Predecessor) and for the years then ended, and our selected financial data as of January 29, 2011 (Successor) and for the periods from January 31, 2010 to November 22, 2010 (Predecessor) and November 23, 2010 to January 29, 2011 (Successor), presented in this table have been derived from our historical audited consolidated financial statements. The Predecessor and Successor periods presented relate to the periods preceding the Transactions and the period beginning on the date of the Transactions (November 23, 2010 to January 29, 2011), respectively. The following information should be read in conjunction with the sections entitled “The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

	Predecessor						Successor
	Fiscal Year Ended (weeks)
	February 3, 2007 (52)	February 2, 2008 (52)	January 31, 2009 (52)	January 30, 2010 (52)	January 31, 2010 to November 22, 2010		November 23, 2011 to January 29, 2011
	($ in thousands)
Statement of operations data:
Net sales:
Retail	$781,172	$909,410	$987,859	$1,001,527		$814,863	$244,287
Play & Music	10,466	11,404	12,819	13,384		10,847	2,814
Other	—	—	—	—		1,173	447

Total net sales	791,638	920,814	1,000,678	1,014,911		826,883	247,548
Cost of goods sold, including buying and occupancy expenses	(407,180)	(478,020)	(524,477)	(535,005)		(431,675)	(184,483)

Gross profit	384,458	442,794	476,201	479,906		395,208	63,065
Selling, general and administrative expenses	(278,294)	(312,549)	(327,893)	(316,268)		(307,361)	(78,843)

Operating income (loss)	106,164	130,245	148,308	163,638		87,847	(15,778)
Interest income	5,314	2,609	1,690	728		295	36
Interest expense	(232)	(179)	(208)	(243)		(248)	(17,387)
Other income (expense), net	1,560	769	(151)	610		119	53

Income (loss) before income taxes	112,806	133,444	149,639	164,733		88,013	(33,076)
Income tax (expense) benefit	(41,655)	(53,113)	(56,159)	(62,814)		(36,449)	10,032

Income (loss) from continuing operations	71,151	80,331	93,480	101,919		51,564	(23,044)
Loss from discontinued operations, net of income tax	(10,901)	—	—	—		—	—

Net income (loss)	$60,250	$80,331	$93,480	$101,919		$51,564	$(23,044)

Cash flows:
Net cash provided by operating activities	$121,692	$107,867	$155,024	$176,595		$90,951	$21,080
Net cash (used in) provided by investing activities	(52,858)	60,531	(56,114)	(39,579)		(43,452)	(1,833,408)
Net cash (used in) provided by financing activities	(73,223)	(164,346)	9,728	(21,535)		(110,655)	1,648,690
Capital expenditures	(38,722)	(68,794)	(56,114)	(39,579)		(42,214)	(5,054)
Balance sheet data:
Cash and cash equivalents	$27,493	$33,313	$140,472	$257,672	$	*	$32,124
Accounts receivable, net	12,988	12,640	18,735	9,911		*	13,669
Working capital (a)	161,710	58,038	180,040	287,348		*	113,936
Property and equipment, net	150,251	185,357	204,227	205,461		*	212,491
Total assets	454,208	397,184	520,581	636,130		*	2,088,125
Total debt	—	—	—	—		*	1,215,991
Stockholders’ equity	275,727	208,295	334,275	438,753		*	485,811
Other financial data:
Ratio of earnings to fixed changes (b)	7.1x	7.7x	7.6x	7.6x		5.0x	—

*	Information not available for this period.

(a)	Working capital is defined as current assets minus current liabilities.
(b)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. With respect to the period from November 23, 2010 to January 29, 2011, our earnings were insufficient to cover fixed charges by $10.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition with the “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” and the historical consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Effect of the Acquisition

The application of purchase accounting as a result of the Acquisition required the adjustment of our assets and liabilities to their fair value, which resulted in an increase in our amortization expense following the closing of the Acquisition. Also, as a result of the Transactions, our borrowings and interest expense significantly increased. The excess of purchase price over the fair value of our net assets and identified intangible assets was allocated to goodwill. Our indefinite-lived intangible assets and goodwill are subject to periodic tests for impairment. We also recorded certain non-recurring charges in connection with the Transactions, including (i) the share-based compensation expense of $27.7 million relating to the accelerated vesting of restricted stock and restricted stock units awarded to management and employees which vested upon the change in control; (ii) certain non-recurring expenses related to the Transactions of $30.1 million that were required to be expensed by accounting standards; and (iii) amortization of inventory step-up of approximately $45.5 million from the allocation of fair value in purchase accounting.

Overview

We are one of the largest children’s apparel specialty retailers in North America, offering collections of high-quality apparel and accessories. As of January 29, 2011, the Company operated a total of 1,065 retail stores: 785 Gymboree stores (including 150 Gymboree Outlet stores), consisting of 743 stores (including 149 Gymboree Outlet stores) in the United States, 37 stores in Canada, three stores in Puerto Rico (including one Gymboree Outlet store) and two stores in Australia, 123 Janie and Jack shops (including six Janie and Jack outlets), and 157 Crazy 8 stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs under the Gymboree Play & Music brand at 688 franchised and company-operated centers in the United States and 36 other countries as of January 29, 2011. In addition, as of January 29, 2011, a franchisee operated two Gymboree stores in Dubai, UAE that opened in the third quarter of fiscal 2010.

During the fourth quarter of fiscal 2010, the Company opened three Gymboree stores (including two Gymboree Outlet stores), one Janie and Jack shop and 15 Crazy 8 stores. The Company also relocated, remodeled or expanded five Gymboree stores and closed two Gymboree stores and one Crazy 8 store.

In fiscal 2011, we plan to continue to execute on our vision intended to reach every mom in America and moms around the world with our multi-tiered portfolio of brands. As part of our strategy, we plan to open approximately 80 new Crazy 8 stores in fiscal 2011 to reach our more cost-conscious customers. We also plan to continue to roll out additional company-operated stores in Canada with the core Gymboree brand, and look to expand with the Crazy 8 brand in fiscal 2012. In addition, we plan to open several more Gymboree stores in the Middle East in fiscal 2011 through our franchise agreement. We will continue to evaluate other territories that might be appropriate for international expansion with our brand portfolio.

We expect higher commodity prices (including that of cotton) and, to a lesser extent, higher wages in developing countries, to put upward pressure on costs in fiscal 2011. In light of these likely cost pressures and continued price sensitivity of our customers in the foreseeable future, we plan to implement a number of cost-saving measures, including strategies to better optimize our markdown and promotional plans and leveraging our corporate infrastructure across our multi-brand portfolio of stores in order to maximize the benefits from our selling, general and administrative expenses. Despite these efforts, we anticipate some degree of downward pressure on our gross margins in fiscal 2011.

Critical Accounting Policies and Estimates

Critical Accounting Policies

Critical accounting policies are those accounting policies and estimates that management believes are important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Management has discussed the development and selection of the critical accounting policies and estimates applicable to the Company as of the date of the completion of the audit for the fiscal year ended January 29, 2011 with the Company’s Audit Committee.

Goodwill. Goodwill, which amounted to approximately $934.6 million as of January 29, 2011, represents the excess of the acquisition cost over the estimated fair value of tangible assets and other identifiable intangible assets acquired, less liabilities assumed. Goodwill is not amortized, but is tested for impairment at least annually. The impairment test compares the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. If the carrying value of the assets and liabilities exceeds the fair value of the reporting unit, the Company would calculate the implied fair value of its reporting unit goodwill as compared with the carrying value of its reporting unit goodwill to determine the appropriate impairment charge. The Company will test goodwill for impairment in November of each fiscal year. Calculating the fair value of a reporting unit and the implied fair value of reporting unit goodwill requires significant judgment. Actual results could vary significantly from these estimates and could result in material impairment charges in the future.

Intangible Assets and Liabilities. Intangible assets, which amounted to $606.2 million as of January 29, 2011, primarily represent trade names for each of the Company’s brands, contractual customer relationships, and below market leases. Intangible liabilities, which amounted to $15.9 million as of January 29, 2011, represent above market leases and are included in deferred liabilities. Trade names have been assigned an indefinite life and are reviewed for impairment at least annually. The Company will test trade names for impairment in November of each fiscal year. The impairment test will compare the fair value of these intangible assets with their carrying amounts. Calculating the fair value of trade names requires significant judgment. Actual results could vary significantly from these estimates and could result in material impairment charges in the future. All other intangible assets and liabilities will be amortized on a straight-line basis over their estimated useful lives (see Note 4 to the Notes to the Consolidated Financial Statements appearing elsewhere in this prospectus). Intangible assets and liabilities with finite lives are evaluated for impairment using a process similar to that used to evaluate other long-lived assets as described below. An impairment loss is recognized for the amount by which the carrying value exceeds fair value.

Inventory Valuation. Merchandise inventories are recorded at the lower of cost or market (“LCM”), determined on a weighted-average basis. The Company reviews its inventory levels to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes) and records an adjustment when the future estimated selling price is less than cost. The Company takes a physical count of inventories in all stores once a year and in some stores twice a year, and performs cycle counts throughout the year in its distribution center. The Company records an inventory shrink adjustment based upon physical counts and also provides for estimated shrink adjustments for the period between the last physical inventory count and each balance sheet date. The Company’s inventory shrink estimate can be affected by changes in merchandise mix and changes in actual shrink trends. The Company’s LCM estimate can be affected by changes in consumer demand and the promotional environment. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our LCM or inventory shortage adjustments. However, if estimates regarding consumer demand are inaccurate or our actual physical inventory shortage differs significantly from our estimates, our operating results could be affected.

Asset Impairment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the undiscounted future cash flows from the asset group are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value of the asset group and its fair value. The fair value of the asset group is estimated based on discounted future cash flows using a discount rate commensurate with the risk. The asset group is determined based on the lowest level for which identifiable cash flows are available. Decisions to close a store or facility can also result in accelerated depreciation over the revised useful life. For locations to be closed that are under long-term leases, the Company records a charge for lease buyout expense, or the difference between its rent and the rate at which it expects to be able to sublease the properties and related cost, as appropriate. Most closures occur upon the lease expiration. The Company’s estimate of future cash flows is based on historical experience and typically third-party advice or market data. These estimates can be affected by factors that are difficult to predict, such as future store profitability, real estate demand and economic conditions. We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate impairment losses of long-lived assets. The Company’s recorded asset impairment charges have not been and are not expected to be material. However, if actual results are not consistent with our estimates and assumptions used in the calculations, we may be exposed to losses that could be material.

Income Taxes. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company maintains valuation allowances when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The Company is subject to periodic audits by the Internal Revenue Service (the “IRS”) and other taxing authorities. These audits may challenge certain of the Company’s tax positions, such as the timing and amount of deductions and allocation of taxable income to the various tax jurisdictions. Determining income tax expense for tax contingencies requires management to make assumptions that are subject to factors such as proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations, and resolution of tax audits. Actual results could materially differ from these estimates and could significantly affect the effective tax rate and cash flows in future years.

Share-Based Compensation. Share-based compensation expense is estimated at the grant date based on the fair-value of the award and is expensed ratably over the requisite service period of the award. Determining the appropriate fair-value model and calculating the fair value of share-based awards at the grant date requires considerable judgment, including estimating the grant-date fair value of the underlying stock, stock price volatility, expected term and forfeiture rates. The Company uses the Black-Scholes option valuation model to value employee share-based awards. The Company develops its estimate of the fair value of the underlying stock based on the Option Pricing Method, which considers the various equity securities as call options on the total equity value, giving consideration to the rights and preferences of each class of equity. Expected stock price volatility was determined based on the historical and implied volatilities of comparable companies and based on each of the guideline company’s longest term traded options, where available. Expected term was determined using the “simplified” method described in ASC 718-10-S99-1. Forfeiture rate assumptions are derived from historical data, giving consideration to expectations of future employee behavior. The Company recognizes compensation expense using the straight-line amortization method. Had the Company used alternative valuation methodologies or assumptions, the amount expensed for share-based awards could have been significantly different.

Revenue Recognition. While revenue recognition does not involve significant judgment, it represents an important accounting policy for the Company. Revenue is recognized at the point of sale in retail stores. Online revenue is recorded when the Company estimates merchandise is delivered to the customer. Online customers generally receive merchandise within three to six days of shipment. Shipping fees received from customers are included in net sales and the associated shipping costs are included in cost of goods sold. The Company also sells gift cards in its retail store locations, through its online stores and through third parties. Revenue is recognized in the period that the gift card is redeemed. The Company recognizes unredeemed gift card and merchandise credit balances when it can determine the portion of the liability for which redemption is remote (generally three years after issuance). These amounts are recorded as other income within selling, general and administrative expenses. Sales are presented net of a sales return reserve, which is estimated based on historical return trends. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our sales return reserve. However, if the actual rate of sales returns increases significantly, our operating results could be adversely affected.

Results of Operations

Pro Forma Fiscal 2010 Compared to Fiscal 2009

On November 23, 2010, Acquisition Sub was merged with and into the Company. In presenting a comparison of our results of operations for the fiscal year ended January 29, 2011 to our results of operations for the fiscal year ended January 30, 2010, we have presented pro forma results for the fiscal year ended January 29, 2011. This presentation does not comply with generally accepted accounting principles (GAAP).

Net Sales

Pro forma net retail sales for fiscal 2010 increased to $1.1 billion from net retail sales of $1.0 billion in fiscal 2009, an increase of $52.5 million, or 5.2%. This increase was largely due to net store growth of 112 stores and an aggregate square footage growth of approximately 259,000 square feet. Comparable store sales decreased by 2% in fiscal 2010, primarily due to the continuing difficult retail environment and slow economic recovery. The Company operated a total of 1,065 retail stores at the end of fiscal 2010 compared to 953 at the end of fiscal 2009.

Pro forma Gymboree Play & Music net sales for fiscal 2010 increased to $13.7 million from $13.4 million in fiscal 2009. The increase was primarily due to an increase in royalties from international franchisees, as well as an increase in revenues from the Company’s corporate-owned sites. These increases were partially offset by a decrease in equipment sales. There were 688 Gymboree Play & Music sites (including eight corporate-owned sites) at the end of fiscal 2010 compared to 650 sites at the end of fiscal 2009 (including eight Company-operated sites).

Pro forma other net sales of $1.6 million in fiscal 2010 primarily relate to the Company’s international retail franchise business, which was launched in August 2010. As of January 29, 2011, a franchisee operated two Gymboree stores in the Middle East.

Gross Profit

Pro forma gross profit for fiscal 2010 increased to $499.0 million from a gross profit of $479.9 million in fiscal 2009. As a percentage of net sales, pro forma gross profit decreased 0.6 percentage points to 46.7% from a gross profit of 47.3% in fiscal 2009. This decrease was primarily due to deleveraging of occupancy costs. In the period from November 23, 2010 to January 29, 2011, cost of goods sold included $45.5 million resulting from an increase in the net book value of inventory that was eliminated in the pro forma results for fiscal 2010.

Selling, General and Administrative Expenses

Pro forma selling, general and administrative (“SG&A”) expenses, which principally consist of non-occupancy store expenses, corporate overhead and distribution expenses, increased to $345.5 million in fiscal 2010 from SG&A of $316.3 million in fiscal 2009, an increase of $29.2 million, or 9.2%. Pro forma SG&A as a percentage of net sales increased 1.1 percentage points to 32.3% in fiscal 2010 from SG&A of 31.2% in fiscal 2009. This increase was primarily due to amortization expense related to intangible assets recognized as a result of the Transactions, and was partially offset by a decrease in stock-based and incentive compensation. The pro forma results for fiscal 2010 include a full year of amortization expense for intangible assets. In the period from November 23, 2010 to January 29, 2011, as a result of the Transactions, we incurred $13.5 million of transaction expenses and a $27.7 million stock-based compensation charge that are not included in the pro forma results for fiscal 2010.

Interest Income

Pro forma interest income decreased to zero in fiscal 2010 from $0.7 million in fiscal 2009 mainly due to lower interest rates and lower average cash balances. In addition, the pro forma results for fiscal 2010 eliminated the Company’s interest income to reflect the Company’s capitalization after the Transactions.

Interest Expense

Pro forma interest expense increased to $91.4 million in fiscal 2010 from $0.2 million in fiscal 2009, primarily due to interest on the Senior Credit Facilities and the existing notes obtained in connection with the Transactions, as well as amortization of deferred financing costs related to the Transactions and accretion of the original issue discount on the Company’s new senior secured term loan.

Income Taxes

Pro forma income tax expense for fiscal 2010 and income tax expense for fiscal 2009 resulted in effective tax rates of approximately 47.0% and 38.1%, respectively. The effective tax rate increased in fiscal 2010 due to non-deductible costs associated with the Transactions.

Fiscal 2009 Compared to Fiscal 2008

Net Sales

Net retail sales for fiscal 2009 increased to $1.0 billion from $987.9 million in fiscal 2008, an increase of $12.1 million, or 1.2%. This increase was primarily due to net store and square footage growth of 67 stores and approximately 144,000 square feet, respectively. Comparable store sales decreased by 4%, primarily due to the continuing difficult retail environment and sluggish economic recovery, which resulted in an overall decrease in average unit retail prices and units per transaction.

Gymboree Play & Music net sales for fiscal 2009 increased to $13.4 million from $12.8 million in fiscal 2008. The increase was primarily due to an increase in international equipment sales and revenues from the Company’s corporate-owned sites. These increases were partially offset by a decrease in international and domestic franchise sales. There were 650 Gymboree Play & Music sites at the end of fiscal 2009 (including eight Company-operated sites), compared to 609 sites (including seven Company-operated sites) at the end of fiscal 2008.

Gross Profit

Gross profit for fiscal 2009 increased to $479.9 million from $476.2 million in fiscal 2008. As a percentage of net sales, gross profit decreased 0.3 percentage points to 47.3% from 47.6% last year. This decrease was primarily due to deleveraging of occupancy costs and was partially offset by product cost reductions and buying cost leverage. Gross profit for fiscal 2008 includes a $6.1 million write-off, recorded in the fourth quarter, related to merchandise inventories and compliance with new consumer product safety laws relating to levels of lead and phthalates in children’s apparel and accessories.

Selling, General and Administrative Expenses

SG&A expenses, decreased to $316.3 million in fiscal 2009 from $327.9 million in fiscal 2008, a decrease of $11.6 million, or 3.5%. SG&A as a percentage of net sales decreased 1.6 percentage points to 31.2% in fiscal 2009 from 32.8% in fiscal 2008. The SG&A decrease as a percentage of net sales for fiscal 2009 was primarily due to lower compensation and benefits costs, as well as a reduction in operating supply expenses, and was partially offset by higher depreciation and marketing expenses.

Interest Income

Interest income decreased to $0.7 million in fiscal 2009 from $1.7 million in fiscal 2008 mainly due to lower interest rates in fiscal 2009.

Income Taxes

Income tax expense for fiscal 2009 and 2008 resulted in effective tax rates of approximately 38.1% and 37.5%, respectively. The effective tax rates in fiscal 2009 and 2008 benefited from foreign tax credits arising from foreign taxes accrued, excluding deferred taxes and uncertain tax position reserves. The impact of these foreign tax credits was greater in fiscal 2008 compared to fiscal 2009.

Financial Condition

Liquidity and Capital Resources

Cash and cash equivalents totaled $32.1 million and $257.7 million as of January 29, 2011 and January 30, 2010, respectively. Working capital as of January 29, 2011 totaled $113.9 million as compared to $287.3 million as of January 30, 2010. Net cash provided by operating activities was $21.1 million for the period from November 23, 2010 to January 29, 2011 and $91.0 million for the period from January 31, 2010 to November 22, 2010, compared to $176.6 million in fiscal 2009. The decrease in cash provided by operating activities in fiscal 2010 was primarily due to:

•	a decrease in operating income during the period from January 31, 2010 to November 22, 2010 and an operating loss during the period from November 23, 2010 to January 29, 2011; and

•	an increase in prepaid income taxes due to tax deductions related to the Transactions.

The factors above were partially offset by:

•	an increase in accrued liabilities due to costs related to the Transactions and interest accrued on the Company’s new Senior Credit Facilities; and

•	an increase in accounts payable due to costs related to the Transactions and timing of payments.

Net cash used in investing activities was $1.8 billion during the period from November 23, 2010 to January 29, 2011 and $43.5 million during the period from January 31, 2010 to November 22, 2010, compared to $39.6 million in fiscal 2009. Net cash used in investing activities during the period from November 23, 2010 to January 29, 2011 primarily related to acquisition costs related to the Transactions. Net cash used in investing activities during the period from January 31, 2010 to November 22, 2010 consisted primarily of $42.2 million in capital expenditures related to the opening of new stores, relocation, remodeling and/or expansion of existing stores, information technology improvements, and improvements to the Company’s distribution center.

Net cash provided by financing activities was $1.6 billion during the period from November 23, 2010 to January 29, 2011, compared to net cash used in financing activities of $110.7 million during the period from January 31, 2010 and November 22, 2010 and $21.5 million in fiscal 2009. The change during the period from November 23, 2010 to January 29, 2011 was primarily due to borrowings on the Company’s Senior Credit

Facilities in connection with the Transactions, as well as the equity investment made by Holding. Net cash used in financing activities during the period from January 31, 2010 to November 22, 2010 was primarily for stock repurchases.

Net cash provided by operating activities for fiscal 2009 was $176.6 million compared to $155.0 million in fiscal 2008. The increase in fiscal 2009 was primarily due to:

•	an increase in operating income;

•

a decrease in accounts receivable due to the timing of payments related to the Company’s co-branded credit card agreements, as well as expiration of the Company’s original co-branded credit card agreement, which provided for minimum guaranteed annual payments (the new agreement does not include such guarantees);

•	an increase in income tax payable due to the timing of payments; and

•	an increase in accounts payable due to the timing of payments.

The above factors were partially offset by:

•	a smaller increase in lease incentives and deferred liabilities due to expiration of the Company’s original co-branded credit card agreement;

•	a decrease in prepaid rent due to the timing of payments; and

•	an increase in inventory levels, in part due to compliance with new consumer product safety laws, which resulted in lower than normal inventory levels at the end of fiscal 2008.

Net cash used in investing activities was $39.6 million in fiscal 2009 compared to $56.1 million in fiscal 2008, and consisted of capital expenditures related to the opening of 72 new stores, relocation, remodeling and/or expansion of 50 existing stores, store openings and relocations currently in progress, information technology improvements, and improvements to the Company’s distribution center

Net cash used in financing activities in fiscal 2009 was $21.5 million compared to net cash provided by financing activities of $9.7 million in fiscal 2008. The decrease in fiscal 2009 was primarily due to the Company’s authorized share repurchase program. Repurchases of common stock in fiscal 2009 included $5.0 million in stock repurchases, primarily reflecting employee minimum statutory tax withholding requirements for restricted stock awards and units that vested during the period. Employees satisfy their minimum statutory tax requirements through a net settlement feature whereby restricted stock awards and units are sold on their vest date to cover tax obligations.

As part of the Acquisition and the other Transactions, we incurred substantial additional indebtedness by issuing the existing notes and borrowing under our Senior Credit Facilities. For the fiscal year ended January 29, 2011, on a pro forma basis after giving effect to the offering and the consummation of the other Transactions, our cash interest expense would have been approximately $83.2 million. At January 29, 2011, we had $820.0 million of debt outstanding under our Senior Credit Facilities, which bore interest based on a floating rate index. In December 2010, the Company purchased four interest rate caps to hedge against rising interest rates associated with the Company’s senior secured term loan above the 5% strike rate of the caps through December 23, 2016, the maturity date of the caps (see Note 16 of the Notes to the Consolidated Financial Statements appearing elsewhere in this prospectus).

The Senior Credit Facilities are comprised of a $820 million senior secured term loan and a $225 million ABL Facility. The senior secured term loan was fully funded at January 29, 2011. There was no indebtedness outstanding under the ABL Facility and approximately $148.4 million of undrawn availability thereunder at January 29, 2011. Amounts available under the ABL Facility are subject to customary borrowing base limitations and are reduced by letter of credit utilization. The Senior Credit Facilities also allow an aggregate of $200 million in uncommitted incremental facilities, the availability of which is subject to our meeting certain conditions, including, in the case of any incremental term facility, applicable financial ratios. No incremental facilities are currently in effect. Effective February 11, 2011, we amended the terms of the $820 million senior secured term loan facility to, among other things, lower the interest rate by 50 basis points and remove select financial covenants. See “Description of Other Indebtedness.”

Capital expenditures were approximately $5.1 million during the period from November 23, 2010 to January 29, 2011 and $42.2 million during the period from January 31, 2010 to November 22, 2010, and were used to open approximately 118 new stores, including 20 Gymboree stores (inclusive of 10 Gymboree Outlet stores), five Janie and Jack shops, 93 Crazy 8 stores, and to remodel, relocate or expand approximately 43 stores, as well as to continue investment in the Company’s systems infrastructure and distribution center. In fiscal 2011, the Company plans to open approximately 10 Gymboree stores, 10 Janie and Jack shops and 80 Crazy 8 stores. The Company’s current plans for Gymboree, Janie and Jack and Crazy 8 will require increasing capital expenditures for new stores for the next several years.

Pursuant to authorization from the Board of Directors, the Company repurchased and retired 2,613,375 shares of Company stock at an aggregate cost of approximately $113.6 million, or approximately $43.49 per share, during the period from January 31, 2010 to November 22, 2010; 627,156 shares of Company stock at an aggregate cost of approximately $26.4 million, or approximately $42.02 per share, in fiscal 2009; and 18,000 shares of Company stock at an aggregate cost of approximately $0.7 million, or approximately $40.15 per share, in fiscal 2008.

Subject to certain limitations imposed on business combinations under the agreements governing the Company’s indebtedness, the Company’s capital resources allow it to consider business acquisitions as an alternative means of growth. The Company reviews acquisition opportunities from time to time and, while it has not previously acquired an existing business, it would consider doing so in the future with respect to an appropriate opportunity.

We anticipate that cash and cash equivalents generated by operations, the remaining funds available under our Senior Credit Facilities and existing cash and equivalents will be sufficient to meet working capital requirements, service our debt and finance capital expenditures over the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Senior Credit Facilities in amounts sufficient to enable us to repay our indebtedness, including the exchange notes, or to fund other liquidity needs. See “Risk Factors—Risks Related to Our Indebtedness and Certain Other Obligations” and “Risk Factors—Risks Related to the Exchange Notes.”

Contractual Obligations and Commercial Commitments

The following table reflects a summary of our contractual obligations as of January 29, 2011:

	Payments due by period
($ in thousands)	Less than 1 year	1-3 years	3-5 years	After 5 years	Total
Standby-by letters of credit	$6,387	$—	$—	$—	$6,387
Operating leases (1)	83,484	152,852	130,303	161,672	528,311
Inventory purchase obligations (2)	235,582	—	—	—	235,582
Other purchase obligations (3)	10,176	2,741	1,704	—	14,621
Senior Credit Facilities (4)	8,200	16,400	16,400	779,000	820,000
Existing notes (5)	—	—	—	400,000	400,000

Total contractual cash obligations	$343,829	$171,993	$148,407	$1,340,672	$2,004,901

(1)	Other lease-required expenses such as utilities, real estate taxes and common area repairs and maintenance are excluded. See Note 3 to the Audited Consolidated Financial Statements included in this prospectus for discussion of the Company’s operating leases.

(2)	Inventory purchase obligations include outstanding purchase orders for merchandise inventories that are enforceable and legally binding on the Company and that specify all significant terms (including fixed or minimum quantities to be purchased), fixed, minimum or variable price provisions, and the approximate timing of the transaction.
(3)	Other purchase obligations include commitments for fixtures and equipment, information technology and professional services.
(4)	The Senior Credit Facilities are comprised of a $820 million senior secured term loan and a $225 million ABL Facility. The amounts presented in the table above do not include interest on the Senior Credit Facilities.
(5)	Represents an aggregate principal amount of $400 million of our existing notes. The amounts presented in the table above do not include interest on the existing notes.

As of January 29, 2011, the Company had unrecognized tax benefits of $6.7 million, accrued interest of $1.6 million, and accrued penalties of $0.8 million. These amounts have been excluded from the contractual obligations table because a reasonably reliable estimate of the timing of future tax settlements cannot be determined.

The expected timing of payment of the obligations discussed above is estimated based on current information. The timing of payments and actual amounts paid may differ depending on the timing of receipt of services, or, for some obligations, changes to agreed-upon amounts.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

The Company enters into forward foreign exchange contracts with respect to certain purchases in U.S. dollars of inventory to be sold in the Company’s retail stores in Canada. The purpose of these contracts is to protect the Company’s margins on the eventual sale of the inventory from fluctuations in the exchange rate for Canadian and U.S. dollars. The term of the forward exchange contracts is generally less than one year.

The table below summarizes the notional amounts and fair values of the Company’s forward foreign exchange contracts in U.S. dollars (in thousands, except weighted-average rate data):

	Notional Amount	Fair Value Gain (Loss)	Weighted- Average Rate
January 29, 2011	$4,505	$(33)	$1.00
January 30, 2010	$5,181	$179	$0.93

Interest Rate Risk

The Company is subject to interest rate risk in connection with its long-term debt. The Company’s principal interest rate risk relates to the term loan outstanding under the Senior Credit Facilities. The Company has $820.0 million outstanding under its Senior Credit Facilities, bearing interest at variable rates. A 0.125% increase in these floating rates applicable to the indebtedness outstanding under the Senior Credit Facilities would have increased annual interest expense by approximately $1.0 million. The Senior Credit Facilities also allow an aggregate of $200 million in uncommitted incremental facilities, bearing interest at variable rates. No incremental facilities are currently in effect.

In December 2010, the Company purchased four interest rate caps to hedge against rising interest rates associated with the Company’s senior secured term loan above the 5% strike rate of the caps through December 23, 2016, the maturity date of the caps. The notional amount of these caps is $700 million. As of January 29, 2011, accumulated other comprehensive income included approximately $0.2 million in unrealized losses related to the interest rate caps. Additional information relating to the Company’s derivative instruments is presented in Note 16 of the Notes to the Consolidated Financial Statements appearing elsewhere in this prospectus.

Impact of Inflation

The impact of inflation on results of operations has not been significant in fiscal 2008, fiscal 2009 and fiscal 2010.

Recently Issued Accounting Standards

In January 2010, the FASB issued guidance which amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) transfers in and out of Level 1 and Level 2 and reasons for such transfers; and (2) the separate presentation of purchases, sales, issuances and settlement in the Level 3 reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The Company adopted this guidance as of January 31, 2010, except for the new disclosures in the Level 3 reconciliation, which will be adopted during the first quarter of fiscal 2011. The adoption of this guidance did not have and is not expected to have a material impact on the Company’s consolidated financial statements.

BUSINESS

Overview

We are one of the largest children’s apparel specialty retailers in North America, offering collections of high-quality apparel and accessories. We have an internationally recognized brand with a highly loyal customer base. We believe our customer loyalty and brand strength are the foundation of a business model that has generated consistent cash flows and strong performance across economic cycles over the past five years.

Our vision is to reach every mom in America and moms around the world with branded assortments of wholesome, age-appropriate products made for children. To achieve this vision, we have developed the following retail brands: Gymboree, Janie and Jack and Crazy 8. We operate retail stores in the United States, Puerto Rico, Canada and Australia, primarily in regional shopping malls and in selected suburban and urban locations. In addition, as of January 29, 2011, a franchisee operated two stores in Dubai, UAE that opened in the third quarter of fiscal 2010. We also operate three online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com. Additionally, we offer play programs for children under our fourth brand, Gymboree Play & Music, both in the United States and abroad.

Gymboree: Gymboree stores offer fashionable, age-appropriate apparel and accessories for boys and girls characterized by mix and match colors, patterns and graphics, complex embellishments, comfort, functionality and durability in sizes newborn through 12. Gymboree Outlet stores provide similar high-quality mix-and-match children’s apparel and accessories in the same size ranges but at outlet prices. As of January 29, 2011, we operated 785 Gymboree stores (including 150 Gymboree Outlet stores), consisting of 743 stores (including 149 Gymboree Outlet stores) in the United States, 37 stores in Canada, three stores in Puerto Rico (including one Gymboree Outlet store) and two stores in Australia, as well as an online store at www.gymboree.com. In addition, as of January 29, 2011, a franchisee operated two Gymboree stores in Dubai, UAE that opened in the third quarter of fiscal 2010.

Janie and Jack: Janie and Jack shops offer distinctive, finely crafted clothing and accessories for boys and girls in sizes newborn through 12. Lush fabrics, a hand-made quality and details such as hand-embroidery, smocking and vintage prints are utilized to create classic looks. Shops have a European style reminiscent of a small Parisian boutique. As of January 29, 2011, we operated 123 Janie and Jack shops in the United States, including six Janie and Jack outlets, as well as an online shop at www.janieandjack.com.

Crazy 8: Crazy 8 stores provide wholesome age-appropriate fashion for boys and girls at price points approximately 25% to 30% lower than Gymboree. Through merchandise design, product presentation, store environment, customer service and packaging, Crazy 8 stores reflect an upscale store experience at value prices. Crazy 8 apparel is offered in sizes newborn through 14 and is intended to address a broader customer base than Gymboree. As of January 29, 2011, we operated 157 Crazy 8 stores in the United States, as well as an online store at www.crazy8.com.

Gymboree Play & Music: Gymboree Play & Music offers children ages newborn through five the opportunity to explore, learn and play in an innovative parent-child program. Gymboree Play & Music offers an array of classes developed by early childhood experts as well as birthday parties and developmental toys, books and music. As of January 29, 2011, Gymboree Play & Music programs were offered at 222 franchised and Company-operated Gymboree Play & Music centers in the United States and 466 franchised Gymboree Play & Music centers in 36 other countries.

Our online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com offer the entire Gymboree, Janie and Jack and Crazy 8 product offerings, respectively. We fully integrate online stores with retail stores by offering the same products, pricing and promotions. We also have a “Save the Sale” policy, whereby retail stores order merchandise for customers from the online stores. In addition, customers may return merchandise purchased online at traditional retail stores and vice versa.

The majority of our apparel is manufactured to our specifications by over 300 independent manufacturers located primarily in Asia (principally China (41%), Indonesia (16%), Thailand (10%), India (8%) and Bangladesh (8%) for the fiscal year ended January 29, 2011). We purchase all products in U.S. dollars. One buying agent manages a substantial portion of our inventory purchases (approximately 80% for the fiscal year ended January 29, 2011). We have no long-term contracts with suppliers and typically transact business on an order-by-order basis. Our factories undergo annual audits for social accountability by an independent third party. In addition, all products undergo a quality audit performed by independent third parties.

Properties

The Company leases approximately 162,400 square feet of office space in a building in San Francisco, California, for its corporate offices. The lease expires on April 14, 2018.

The Company owns a 444,000 square-foot distribution center on approximately 31 acres in Dixon, California. All products are distributed from this facility.

As of January 29, 2011, the Company’s 1,065 stores included an aggregate of approximately 2,138,000 square feet of space. Store leases typically have 10-year terms and include a cancellation clause if minimum revenue levels are not achieved during a specified 12-month period during the lease term. Some leases are structured with a minimum rent component plus a percentage rent based on the store’s net sales in excess of a certain threshold. Substantially all of the leases require the Company to pay insurance, utilities, real estate taxes, and common area repair and maintenance expenses. Approximately 13 and 89 store leases will come up for renewal during the remainder of fiscal 2011 and 2012, respectively. We are also in the process of negotiating lease terms for approximately 30 stores, which are currently operating under month-to-month terms. As of January 29, 2011, the Company also operated eight Gymboree Play & Music corporate-owned sites in California, Florida and Arizona under leases that expire between fiscal 2011 and fiscal 2014.

Suppliers

The majority of our apparel is manufactured to our specifications by over 300 independent manufacturers located primarily in Asia (principally China (41%), Indonesia (16%), Thailand (10%), India (8%) and Bangladesh (8%) for the fiscal year ended January 29, 2011). We purchase all products in U.S. dollars. One buying agent manages a substantial portion of our inventory purchases (approximately 80% for the fiscal year ended January 29, 2011). We have no long-term contracts with suppliers and typically transact business on an order-by-order basis. Our factories undergo annual audits for social accountability by an independent third party. In addition, all products undergo a quality audit performed by independent third parties.

Seasonality and Competition

The Company’s operations are seasonal in nature, with sales from our retail operations peaking during the fourth quarter, primarily during the holiday season in November and December. During fiscal 2010, 2009 and 2008, the fourth quarter accounted for approximately 30% of our net sales from retail operations.

The Company’s Gymboree, Janie and Jack and Crazy 8 brands compete on a national level with BabyGap and GapKids (divisions of Gap Inc.), certain leading department stores operating in malls, outlet centers or street locations, certain discount retail chains such as Old Navy (a division of Gap Inc.), The Children’s Place, Wal-Mart, Target and Carter’s, as well as with a wide variety of local and regional specialty stores, with certain other retail chains, and with children’s retailers that sell their products by mail order, over the Internet or through outlet malls. The principal factors affecting competition for retail sales are product design, product quality, brand image, customer service and pricing. Our goal is to provide our customers with high-quality apparel at a price that reflects excellent value. We design and produce our apparel exclusively for sale at our retail and online stores.

Trademark and Service Marks

In the United States, the Company is the owner of a number of trademarks and service marks, including the trademarks and service marks “Gymboree,” “Janie and Jack,” “Crazy 8” and “Gymboree Play & Music,” and the trademarks “Gymbo” and “Gymbucks.” These marks and certain other of our marks are registered with the United States Patent and Trademark Office. The mark “Gymboree” is also registered, or is the subject of pending applications, in approximately 95 foreign countries. Each federal registration is renewable indefinitely if the mark is still in use at the time of renewal. Our rights in the “Gymboree,” “Janie and Jack” and “Crazy 8” marks and other marks are a significant part of our business. Accordingly, we intend to maintain the marks and the related registrations. We are not aware of any material claims of infringement or other material challenges to our right to use the “Gymboree,” “Janie and Jack” and “Crazy 8” marks in the United States.

The Company uses a number of other trademarks, certain of which have been registered with the U.S. Patent and Trademark Office and in certain foreign countries. We believe that our registered and common-law trademarks have significant value and that some of our trademarks are instrumental to our ability to both market our products and create and sustain demand for our products.

Employees

As of January 29, 2011, Gymboree had approximately 13,330 full-time and part-time employees or 5,083 full-time equivalents. In addition, a significant number of seasonal employees are hired during each holiday selling season. None of Gymboree’s employees are represented by a labor union.

Segment and International Financial Information

Financial information for the Company’s two reportable segments, retail stores and Gymboree Play & Music, and for its Canadian and Australian subsidiaries, for the period from November 23, 2010 to January 29, 2011, and from January 31, 2010 to November 22, 2010, and for the fiscal years ended January 30, 2010 and January 31, 2009 is contained in Note 12 to the audited consolidated financial statements included elsewhere in this prospectus.

Less than 5% of the Company’s revenues were derived from outside the United States, and less than 3% of the Company’s long-lived assets were located outside the United States, in the period from November 23, 2010 to January 29, 2011, and from January 31, 2010 to November 22, 2010, and in fiscal 2009 and fiscal 2008.

Regulation

Our products are subject to consumer product safety, environmental, health and safety, consumer protection and labor laws, as well as regulations and standards with respect to product quality and safety set by various governmental authorities, including the Consumer Product Safety Commission. Such laws include the Consumer Product Safety Improvement Act of 2008, which imposes significant requirements relating to the presence of lead and other substances in apparel and accessories, as well as enhances the penalties for noncompliance. In addition, our manufacturers are subject to labor laws. Our sourcing personnel periodically visit and monitor the operations of our independent manufacturers, and we also rely on an independent third party to audit our factories for compliance with safety and labor laws on an annual basis. We believe that we are in substantial compliance with such laws and regulations.

Legal Proceedings

Between October 12 and October 18, 2010, three purported class action complaints were filed in the Superior Court of the State of California, County of San Francisco, captioned Halliday v. The Gymboree Corporation, et al., Case No. CGC-10-504544, Himmel v. Gymboree Corp., et al., Case No. CGC-10-504550,

and Harris v. The Gymboree Corporation, et al., Case No. CGC-10-504693. The complaints challenged the transaction pursuant to which Bain Capital commenced a tender offer for the outstanding shares of the Company, which was followed by a merger of a subsidiary of Bain Capital with and into the Company (the “Transaction”). The various complaints name as defendants the Company, the Company’s Board of Directors, the Company’s Chief Financial Officer (collectively, the “Individual Defendants”), Bain Capital and the two subsidiaries of Bain Capital that were created to consummate the Acquisition (collectively, the “Bain Defendants”). The suits alleged generally that the Individual Defendants breached their fiduciary duties in connection with the Transaction and that the Company and the Bain Defendants aided and abetted those alleged breaches. The complaints sought, among other things, to (i) enjoin the Transaction unless and until the Company adopts and implements a procedure to obtain the highest possible value for stockholders, and (ii) rescind the Merger Agreement between Bain Capital and the Company.

While the Company believes that each of the aforementioned complaints is without merit and that it and the other defendants named therein (collectively with the Company, the “Defendants”) have valid defenses to all claims, in an effort to minimize the burden and expense of further litigation relating to such complaints, on November 12, 2010, the Defendants reached an agreement in principle with the plaintiffs in these actions (collectively, the “Plaintiffs”) to settle the litigation in its entirety and resolve all allegations by the Plaintiffs against the Defendants in connection with the Transaction. The settlement, which is subject to further definitive documentation and court approval, provides for a settlement and release by the purported class of the Company’s stockholders of all claims against the Defendants in connection with the Transaction. In exchange for such settlement and release, and after arm’s length discussions between and among the Defendants and the Plaintiffs, the Company provided certain additional supplemental disclosures to its Schedule 14D-9, although the Company did not make any admission that such additional supplemental disclosures were material or otherwise required. After reaching agreement on the substantive terms of the settlement, the parties agreed that Plaintiffs may apply to the court for an award of attorneys’ fees and reimbursement of expenses up to $0.8 million, which Defendants have agreed not to oppose. In the event the settlement is not approved by the court or the conditions to settlement are not satisfied, the Defendants will continue to vigorously defend against these actions. There can be no assurance that the parties will ultimately enter into a formal stipulation of settlement or that the Superior Court will approve the settlement even if the parties were to enter into such a stipulation. In such event, the proposed settlement as contemplated by the agreement in principle may be terminated.

The Company is also subject to various other legal proceedings and claims arising in the ordinary course of business. Our management does not expect that the results of any of these other legal proceedings, either individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

Below is a list of the names, ages as of March 31, 2011 and positions, and a brief account of the business experience, of the individuals who serve as our executive officers and directors:

Name	Age	Position
Matthew K. McCauley	37	Chief Executive Officer; Director
Kip M. Garcia	60	President
Marina Armstrong	48	Senior Vice President, General Manager and Secretary
Jeffrey P. Harris	48	Chief Financial Officer
Lynda G. Gustafson	46	Vice President, Corporate Controller
Joshua Bekenstein	52	Director
Robert C. Gay	59	Director
Jordan Hitch	44	Director
Marko Kivisto	35	Director
J. Steven Young	49	Director

Matthew K. McCauley has served as our Chief Executive Officer since January 2006 and a director of the Board since October 2005. Mr. McCauley joined The Gymboree Corporation in July 2001 as Director of Allocation and was named Vice President of Planning and Allocation in 2003, Senior Vice President and General Manager in February 2005, President in June 2005 and Chief Executive Officer in January 2006. Mr. McCauley also served as Chairman of the Board from July 2006 to November 2010. Mr. McCauley also serves as a director of Holding. Prior to joining The Gymboree Corporation, Mr. McCauley served in a variety of positions at Gap Inc., a clothing retailer, including Planning Manager from 2000 to 2001 and Manager of Business Solutions in 2001.

Kip M. Garcia joined The Gymboree Corporation in May 2004 as Senior Vice President of Merchandising—Kids and was named President in January 2006. Prior to joining The Gymboree Corporation, Mr. Garcia served as Senior Vice President for GapKids, a division of Gap Inc., a children’s clothing retailer, from April 2002 to February 2003 and Senior Vice President for DFS Merchandising Ltd., a travel retail company, from February 1992 to February 2002.

Marina Armstrong has served as our Senior Vice President, General Manager since April 2010 and Secretary since December 2004. Ms. Armstrong joined The Gymboree Corporation in May 1997 as a District Manager and became a Human Resources Staffing Manager at the corporate office in 1998. Later that year she was promoted to Director, Recruiting and Staffing. Ms. Armstrong was named Vice President, Human Resources in 1999, Senior Vice President, Stores, Human Resources and Loss Prevention in February 2005, and Senior Vice President, Stores, Human Resources, and Play & Music in January 2006. Ms. Armstrong was named Assistant Secretary in March 2002 and Secretary in December 2004. Prior to joining The Gymboree Corporation, Ms. Armstrong held several human resources and store operations positions with other retailers including Saks Fifth Avenue, Robinsons-May and The Bon Marche.

Jeffrey P. Harris joined The Gymboree Corporation as Vice President, Finance in July 2005 and was promoted to Chief Financial Officer in February 2010. In 2004, Mr. Harris served as Vice President of Finance for CBS MarketWatch, a leading multimedia source of financial news and information, until its sale to Dow Jones in 2005. From 2001 to 2004, he was employed at Lucasfilm in the capacity of Corporate Controller. Prior to that time, Mr. Harris worked in the Consumer Products division of The Walt Disney Company, an entertainment company, as Controller and Director of Finance for its Art and Collectibles division. He also spent over seven years working in various finance and audit roles for the Tribune Company based in Chicago, Illinois. Mr. Harris is an inactive Certified Public Accountant.

Lynda G. Gustafson has served as our Vice President, Corporate Controller since February 2005. Ms. Gustafson joined The Gymboree Corporation in August 2001 as the Corporate Controller and was promoted to Vice President, Corporate Controller in February 2005. Ms. Gustafson was a business consultant for various companies from September 2000 to July 2001. From November 1993 to August 2000, Ms. Gustafson was at US Home & Garden, Inc., a manufacturer and distributor of lawn and garden products, and was the Vice President, Finance and Principal Accounting Officer when she departed. Ms. Gustafson is a Certified Public Accountant.

Joshua Bekenstein has been a director on our Board and a director of Holding since November 2010. Mr. Bekenstein joined Bain Capital at its inception in 1984. He has been a Managing Director since 1986. Prior to joining Bain Capital, Mr. Bekenstein spent several years at Bain & Company where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of Toys “R” Us, Inc., Burlington Coat Factory Warehouse Corporation, Michaels Stores, Inc. and Waters Corporation.

Robert C. Gay has been a director on our Board and a director of Holding since February 2011. Mr. Gay is a Managing Director, Co-founder, and the Chief Executive Officer of Huntsman Gay Global Capital. He is also a member of Huntsman Gay’s Policy and Investment Committee. Mr. Gay has been involved in the private equity business since 1986. From 1989—2004, he served as a Managing Director of Bain Capital. He was one of the firm’s senior partners and served as a member of its Management and Business Policy committees. He also led many of the firm’s investments and oversaw Bain Capital Europe where he opened the firm’s London and Munich offices. Mr. Gay started in private equity when he joined GE Capital from McKinsey & Co. where he was an Engagement Manager. At GE he was Executive Vice President of the GECC Capital Markets group. He also formed and organized Sorenson Capital, a middle-market private equity firm, and was a member of its Advisory Board.

Jordan Hitch has been a director on our Board and a director of Holding since November 2010. Mr. Hitch joined Bain Capital in 1997. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Previously, Mr. Hitch worked for Nalco Chemical Co. as an Area Manager. Mr. Hitch serves as a director of Burlington Coat Factory Warehouse Corporation and Bombardier Recreational Products Inc.

Marko Kivisto has been a director on our Board since February 2011 and a director of Holding since December 2010. Mr. Kivisto joined Bain Capital in 2007. Prior to joining Bain Capital, Mr. Kivisto was a Manager at Bain & Company where he advised clients on corporate strategy, M&A, and operations improvement. Mr. Kivisto was also a member of Bain & Company’s Private Equity Practice.

J. Steven Young has been a director on our Board and a director of Holding since February 2011. Mr. Young is a Managing Director and Co-founder of Huntsman Gay Global Capital. He is also a member of Huntsman Gay’s Policy and Investment Committee. Prior to his tenure at Huntsman Gay, Mr. Young was a co-founder and Managing Director of Sorenson Capital, a private equity fund which focused on middle market leveraged buyouts in the Western United States. Previously, Mr. Young was a member in Northgate Capital, LLC, the general partner of Northgate Capital Partners, L.P., a fund of funds.

EXECUTIVE COMPENSATION

Introduction

In general, this section focuses on, and provides a description of, our executive compensation philosophy and objectives and a discussion of each of the key elements of our compensation programs for fiscal 2010 as they applied to the individuals identified in the Summary Compensation Table, referred to in this prospectus as the “named executive officers.”

This discussion reflects the decisions made in respect of our executive compensation program for fiscal 2010 prior to the Acquisition, as conducted by the compensation committee of the Board of Directors of the Company (the “Gymboree Compensation Committee”). In connection with the Acquisition, the vesting of all then-outstanding unvested equity incentive awards was accelerated and all outstanding equity incentive awards were cashed out pursuant to the terms and conditions of the Merger Agreement. Following the consummation of the Acquisition, the Board of Directors of our parent company, Holding (the “Holding Board”), was responsible for making equity-related compensation decisions for our named executive officers. The Holding Board established a new equity incentive plan and granted awards under this plan in 2010. In addition, a new compensation committee of the Board of Directors of Holding (the “Holding Compensation Committee”), consisting of Messrs. Bekenstein and Hitch, was appointed in December 2010.

Compensation Discussion and Analysis

General Philosophy and Objectives

During fiscal 2010 prior to the Acquisition, the Gymboree Compensation Committee was responsible for determining the compensation of our named executive officers, including base salary, payments under our bonus programs and equity compensation. The philosophy of the Gymboree Compensation Committee was that executive compensation should be performance-based. Consistent with this philosophy, we tied a significant portion of senior executive compensation during fiscal 2010 to our financial and business performance. We designed our compensation policies with the objectives of:

•	Aligning the interests of our executive officers with those of our stockholders;

•	Supporting a performance-oriented environment that recognizes individual performance as well as the achievement of specific Company goals; and

•	Attracting, rewarding and retaining highly qualified executives.

We compensated our senior management principally through a mix of base salary, cash bonus and equity compensation that was designed to provide total compensation at levels competitive with those at comparable companies with which we compete for executive talent. The Gymboree Compensation Committee did not have a specific formula for the mix of base salary, cash incentives and equity incentives, but instead examined the Company’s business plan and magnitude of “stretch” goals in the plan to determine the performance metrics and the emphasis that should be placed on annual compared to long-term incentives.

Following the Acquisition, our executive compensation philosophy remained substantially similar to that prior to the Acquisition, other than as described below. The Holding Board continued to emphasize performance-based compensation by establishing a new equity incentive plan and granting awards under the plan to our named executive officers and other employees. We expect that the Company and Holding, acting through their respective Boards, will generally follow the same principles when making compensation decisions. Since we are no longer a publicly-traded company, the elements of compensation and the principles and philosophies set forth above are subject to change as we continue our transition to being a privately-held company.

Targeted Total Compensation and Benchmarking

Our compensation-setting process for fiscal 2010 consisted of targeting our Chief Executive Officer’s guaranteed compensation below the 50th percentile relative to the base compensation offered by comparable companies, while providing the opportunity to earn total compensation commensurate with the Company’s performance.

As a starting point for establishing targeted total compensation for our Chief Executive Officer, we had benchmarked overall compensation levels using a peer group of companies in the retail apparel sector with annual sales, market capitalizations and/or ownership profiles comparable to ours. The companies in our peer group for fiscal 2010 were Aeropostale, Buckle, Chico’s, Children’s Place, Coldwater Creek, Dress Barn, Guess, Hot Topic, J. Crew, Limited Brands, Men’s Wearhouse, New York & Company, Pacific Sunwear, Talbots, Urban Outfitters, Wet Seal and Williams-Sonoma. In establishing this peer group, the Gymboree Compensation Committee examined retail companies that generally had comparable business models with complex organizations in addition to companies in a revenue range of $500 million to $2 billion as a proxy for business complexity. Our peers were generally in the market capitalization range of $700 million to $3 billion so as to include both smaller-growth retailers and more established retailers with which we compete to attract executive talent.

The peer group was selected by us in consultation with our compensation consultant Radford, an Aon Consulting Company (“Radford”). Radford reported directly to the Gymboree Compensation Committee in performing a range of services, including providing independent direction on peer group companies and pay information, financial performance comparisons, and related general compensation recommendations.

In addition to the peer group information, our review of compensation had generally relied on both quantitative and qualitative indicators of individual and Company performance in determining total compensation, including the achievement of pre-established earnings targets and other performance metrics, expense ratios, store openings, customer acquisition and loyalty, performance relative to certain competitors, the achievement of business objectives and strategic initiatives (particularly with respect to our more recently established operating divisions such as Crazy 8), succession planning and retention.

We had followed a similar process with respect to establishing targeted total compensation for our other named executive officers. The Gymboree Compensation Committee determined the compensation of the other named executive officers after consultation with our Chief Executive Officer, who provided recommendations to the Gymboree Compensation Committee.

Components of Executive Compensation

During fiscal 2010, we compensated our named executive officers principally through a combination of base salary, cash bonus and equity compensation. We believed that offering executive officers a total compensation package that included a significant portion of at-risk, performance-based awards aligned the interests of the officers with those of our stockholders. Other than as described below, the executive compensation components following the Acquisition have remained substantially similar to those prior to the Acquisition.

Base Salaries

The first key component of executive compensation was base salary. We provided our named executive officers with base salaries for fiscal 2010 at or below the 50th percentile of our peer group, consistent with our philosophy that a significant majority of our named executive officers’ compensation should be performance-based in order to align our executive’s interests with those of our stockholders. Base salaries for our named executive officers were reduced in December 2008 as part of an overall Company strategy to reduce costs, including compensation costs, in light of deteriorating economic conditions and the challenging retail environment at that time. Those reduced base salaries remained in effect for all of fiscal 2010, except that the Gymboree Compensation Committee approved a base salary increase to $285,000 for Mr. Harris at the start of fiscal 2010 in connection with his promotion to Chief Financial Officer.

Cash Bonuses

The second key component of executive compensation for fiscal 2010 was our cash bonus program. In fiscal 2010, we established cash bonus programs with quarterly, semi-annual and annual awards, the payment of which based on specific earnings goals to encourage alignment of the interests of the named executive officers with those of our stockholders. We have also, on occasion, provided discretionary cash bonuses in recognition of outstanding performance by an executive or group of executives.

The Gymboree Compensation Committee granted award opportunities to our named executive officers with respect to fiscal 2010 under our 2010 Bonus Plan. The target payout amount for each named executive officer was a precentage of base salary for the fiscal year. Potential bonus payouts ranged from 25% to 300% (or, for Ms. Gustafson, 25% to 150%) of the target payout, depending on Company performance relative to the specified earnings per share (“EPS”) targets established by the Compensation Committee for quarterly, semi-annual and annual periods. The specified EPS threshold, which was the lowest level at which the Compensation Committee felt a named executive officer should receive a bonus, represented a 4% increase in annual earnings per diluted share over fiscal 2009. The specified EPS target, which was the level at which a named executive officer would be entitled to the target payout amount, represented at 10% increase in annual earnings per diluted share over fiscal 2009. The specified EPS level at which maximum bonuses would be payable represented a 30% (or, for Ms. Gustafson, 15%) increase in annual earnings per diluted share over fiscal 2009.

	Target payout (% of base salary)	Actual payout (% of base salary)	Actual payout (% of target payout) (1)
Matthew K. McCauley	150%	169%	113%
Jeffrey P. Harris	65%	73%	112%
Kip M. Garcia	100%	112%	112%
Marina Armstrong	85%	96%	112%
Lynda G. Gustafson	40%	30%	75%
Blair W. Lambert	85%	95%	112%

(1)	The dollar amounts of the actual payouts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

The payouts described above were made pursuant to the 2010 Bonus Plan based on the achievement by the Company of specified EPS levels during the first quarter (during which EPS of $0.99 was achieved relative to a threshold of $0.77 and a target of $0.81 for the quarter) and the first half of fiscal 2010 (during which EPS of $1.44 was achieved relative to a threhold of $1.20, a target of $1.27, and a maximum of $1.49 for the semi-annual period). During the third quarter of fiscal 2010, prior to the time that actual performance for the quarter was known, the named executive officers determined that they did not want any bonus to be paid to them for that quarter, given that other non-executive employees of the Company would not be receiving discretionary bonuses for that quarter. As a result, no amounts were paid under the 2010 Bonus Plan for the third quarter of fiscal 2010. Following the completion of the Acquisition and the close of fiscal 2010, no additional amounts were paid under the 2010 Bonus Plan.

In addition to the plan-based awards described above, the Company granted discretionary bonus awards to Ms. Gustafson, consisting of $77,282 for her performance during fiscal 2010 and an additional $25,000 for her individual performance in connection with the Acquisition. The Company granted these discretionary awards to reflect Ms. Gustafson’s performance during this period, taking into account her particular role and responsibilties as well as her total compensation (including her opportunities under the 2010 Bonus Plan) relative to that of our other named executive officers and Vice Presidents.

Equity Compensation

The third key component of executive compensation was equity compensation. Prior to the Acquisition, we continued our practice of granting restricted stock awards that vest based on the achievement of specified performance goals and continued service. We believed that performance-based restricted stock would be an effective long-term incentive and retention vehicle.

Our process for granting restricted stock prior to the Acquisition was as follows:

•	We had considered a number of factors, including prior year performance, in determining the grant size.

•	Each grant contained performance criteria to be satisfied during the performance period in order for the restricted stock grant to be “earned” and subject to time-based vesting.

•

At the end of the performance period, the portion of the grant that was “earned” was to be determined based on actual performance and 25% of that earned portion would have vested. The unearned portion of the grant would have lapsed.

•	The remaining 75% of the earned portion of the grant would have vested in annual increments of 25% over three years, provided that the executive remained employed by the Company.

The Gymboree Compensation Committee had historically relied on earnings per share (EPS) as the principal measure that reflected the Company’s performance and aligned the interests of management with those of our stockholders. Starting in fiscal 2009, the Gymboree Compensation Committee used additional performance metrics. For fiscal 2010, the Gymboree Compensation Committee combined an EPS metric with an additional performance metric that reflected the increasing importance to our overall strategic plan of Crazy 8, our newest concept, in order to measure management’s success in improving the operations and internal performance of Crazy 8.

In the first quarter of fiscal 2010, each named executive officer (other than Mr. Lambert, who was scheduled to retire before the end of the year) received an award under our 2004 Equity Incentive Plan (the “2004 EIP”). Messrs. McCauley, Harris and Garcia and Ms. Armstrong received awards of performance-based restricted stock subject to fiscal 2010 performance criteria. Performance relative to the performance criteria, which was based on specified EPS targets as to 70% of each award and specified levels of Crazy 8 profitability as to 30% of each award, would determine the portion (up to the full amount) of each award that was “earned” and eligible to vest. To the extent earned, each award was subject to additional time-based vesting requirements. Ms. Gustafson received an award of restricted stock units subject only to time-based vesting requirements. As discussed below, in connection with the Acquisition, these awards under the 2004 EIP became fully vested and, together with all outstanding stock options, restricted stock units and restricted stock awards held by our named executive officers (and other employees), were cashed-out based on the Acquisition consideration of $65.40 per share, or the “Offer Price.”

Following the Acquisition, our indirect parent company, Holding, established the Giraffe Holding Inc. 2010 Equity Incentive Plan (the “2010 EIP”). During fiscal 2010 the Holding Board granted only options to purchase common stock of Holding (Class A Common Stock, or “Class A Common,” and Class L Common Stock, or “Class L Common”) under the 2010 EIP. Stock option awards are designed to align the interests of our named executive officers with those of the Company and its stockholders by directly linking individual compensation to the Company’s long-term performance (and the resulting performance of Holding), as reflected in stock price appreciation and increased stockholder value. In addition, through the imposition of a five-year vesting schedule, these awards encourage employee retention. Stock options granted under the 2010 EIP have an exercise price equal to the fair market value of a share of Class A Common or Class L Common, as applicable, on the date of grant. The Holding Board consulted with the Chief Executive Officer prior to making such grants regarding his recommendations as to the size of such grants (other than the grant to the Chief Executive Officer). In determining the size of each named executive officer’s stock option award, the Holding Board considered factors such as the estimated long-term values of these awards, the size of prior awards granted to the named executive officers, and the executive’s position and responsibilities. There is no program for making annual grants of stock options under the 2010 EIP, although the Holding Compensation Committee retains the discretion to grant additional options or other awards.

Please see the “2010 Grants of Plan Based Awards Table” below for additional information on equity-based awards granted to our named executive officers during fiscal 2010.

Other Benefits

Severance Benefits

The only severance benefits available to our executives prior to the Acquisition were those under our management severance plans in effect from time to time or provided in connection with our equity awards. These benefits were provided to our eligible executives in the case of a termination by the Company without “cause” or by the executive for “good reason.” We believe that reasonable severance benefits support employee retention.

During fiscal 2010, we maintained two severance plans: an Amended and Restated Management Severance Plan (the “Severance Plan”) and an Amended and Restated Management Change of Control Plan (the “Change of Control Plan”). These plans remain in existence following the Acquisition, as described below. Under the Severance Plan, each of our named executive officers is entitled to receive a severance benefit equal to 100% of base salary in the event of a termination by the Company without cause or by the executive for good reason as well as continued health and other insurance benefits for 18 months following employment termination if such employment termination occurs outside of a change in control. We believed that this level of severance benefits was competitive with those offered by our peer companies.

The Acquisition constituted a “change in control” for purposes of our Change of Control Plan. As a result, severance benefits for the named executive officers are determined under the Change of Control Plan following the Acquisition. Under this plan, each of our named executive officers is entitled to receive lump-sum payments equal to a specified multiple of his or her annual cash compensation (current salary plus average bonus for the prior three full fiscal years), as well as a pro-rated bonus for the year in which termination occurred, if his or her employment is terminated by the Company without cause or by the executive for good reason within 18 months following the Acquisition. We also are required to continue health and other insurance benefits for 18 months following such a termination. To the extent that benefits under the Change of Control Plan (when aggregated with other payments or benefits to a participant) are “parachute payments” under the Internal Revenue Code and subject to an excise tax, we are obligated to gross up the change-of-control benefits so that the participant receives the benefit promised net of any incremental taxes imposed. Accordingly, if the employment of any of the named executive officers is terminated on an involuntary basis other than for cause until May 23, 2012 (i.e., 18 months following the Acquisition), such officer will be entitled to the Change of Control Plan benefits described above.

Following the Acquisition, we also continue to maintain our Severance Plan which, as described above, provides benefits to eligible participants upon involuntary terminations of employment outside of the change in control context.

During fiscal 2010, we did not have any written employment agreements with our named executive officers. The only contractual benefits for a named executive officer in the event of a termination of employment and/or a change of control are under the severance plans described above or as set forth below under “Potential Payments upon Termination of Employment or a Change in Control.”

Retirement Plans

In fiscal 2010, we maintained a 401(k) plan in which named executive officers were eligible to participate. We did not provide an employer match under the 401(k) plan for fiscal 2010.

Perquisites and Other Benefits

During fiscal 2010, our senior management received certain other benefits and perquisites. The primary perquisite for executives at and above the level of Vice President consisted of reimbursement of up to 1% of base salary for tax-related and other financial planning services. We also paid all medical, dental and vision insurance premiums at and above the level of Vice President, and we paid life and disability insurance premiums for all eligible employees. Certain other benefit programs had been made available to eligible employees, including discounts on our products.

Deductibility of Executive Compensation

Since the Acquisition, the equity securities of the Company are no longer publicly held; accordingly, Section 162(m) of the Internal Revenue Code no longer applies to the Company.

Payments Received by Named Executive Officers in Connection with the Acquisition

As noted above, at the time of the Acquisition, our named executive officers held, in some combination, shares of our common stock, outstanding options to purchase our common stock and/or unvested restricted stock or restricted stock units. Upon closing of the Acquisition, our named executive officers received the same consideration for their equity holdings in the Company as other holders. Specifically:

•	each outstanding share of common stock was exchanged for a payment of the Offer Price;

•	all outstanding options to purchase common stock were cancelled and converted into the right to receive a cash payment equal to the excess of the Offer Price over the option exercise price; and

•

all unvested shares of restricted stock and restricted stock units were deemed vested and were cancelled and exchanged for a payment equal to the number of shares of Company common stock underlying such award multiplied by the Offer Price.

Please see the “Cancellation of Stock Options in Connection with the Acquisition” and “Vesting and Cancellation of Restricted Stock Awards and Restricted Stock Units in Connection with the Acquisition” tables below for additional information on Acquisition-related payments to our named executive officers.

Executive Compensation Tables

The following table sets forth information regarding compensation for each of our named executive officers for fiscal years 2010, 2009 and 2008. All numbers are rounded to the nearest dollar.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (6)	Total ($)
Matthew K. McCauley	2010	$637,500	$—	$14,617,802	$1,075,781	$20,788,922	$37,120,005
Chairman and CEO	2009	637,500	240,000	3,474,000	—	15,258	4,366,758
	2008	884,831	—	6,237,500	2,103,915	25,601	9,251,847

Jeffrey P. Harris	2010	285,000	—	2,588,670	208,406	1,276,533	4,358,609
CFO

Kip M. Garcia	2010	374,000	—	6,857,919	420,750	10,724,312	18,376,981
President	2009	374,000	120,000	2,316,000	—	12,666	2,822,666
	2008	493,519	—	4,145,200	820,974	20,781	5,480,474

Marina Armstrong	2010	338,800	—	6,177,749	323,978	9,585,838	16,426,365
SVP, General Manager	2009	338,800	120,000	2,316,000	—	18,673	2,793,473
	2008	464,886	—	2,696,350	644,144	24,720	3,830,100

Lynda G. Gustafson	2010	207,000	102,282	721,768	62,100	848,458	1,941,608
VP, Corporate Controller	2009	207,000	132,100	231,600	—	14,099	584,799
	2008	225,750	79,660	201,350	135,488	21,672	663,920

Blair W. Lambert	2010	280,162	—	—	323,383	7,780,045	8,383,590
Former COO (5)	2009	338,800	120,000	2,316,000	—	16,785	2,791,585
	2008	404,516	—	2,696,350	644,144	21,681	3,766,691

(1)	Reflects the dollar amount of base salary paid for fiscal 2010, including any salary increases and decreases effective during the year.
(2)	Reflects, for fiscal 2010, discretionary bonuses approved by the Gymboree Compensation Committee for Ms. Gustafson in the amount of $77,282 and $25,000, as discussed in the Compensation Discussion and Analysis above.
(3)	Reflects the aggregate grant date fair value of awards under our equity plans computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, which is referred to as “FASB ASC Topic 718,” rather than an amount paid to or realized by the named executive officer. For fiscal 2010, this amount represents pre-Acquisition grants of performance-based restricted stock and restricted stock units under the 2004 EIP and post-Acquisition grants of stock options under the 2010 EIP. The fair values of restricted stock awards and restricted stock units are based on the fair value of the Company’s common stock on the date of grant, and the fair value of stock options is calculated based on the Black-Scholes option valuation model using the assumptions disclosed in Note 9 to the Company’s audited financial statements included in this prospectus. In each case, the fair values in this column exclude the effect of estimated forfeitures.
(4)	Reflects, for fiscal 2010, the amount earned by each named executive officer under the 2010 Bonus Plan following the close of the first quarter of the fiscal year (Mr. McCauley, $239,063; Mr. Harris, $46,313; Mr. Garcia, $93,500; Ms. Armstrong, $71,995; Ms. Gustafson, $20,700; and Mr. Lambert, $71,995) and the second quarter of the fiscal year (Mr. McCauley, $836,719; Mr. Harris, $162,094; Mr. Garcia, $327,250; Ms. Armstrong, $251,983; Ms. Gustafson, $41,400; and Mr. Lambert, $251,388). No payout was awarded for subsequent periods during fiscal 2010, as described in the Compensation Discussion and Analysis above.

(5)	Mr. Lambert voluntarily retired from the Company effective December 1, 2010. The amounts shown for fiscal 2010 reflect Mr. Lambert’s base salary and bonus payments under the 2010 Bonus Plan for the portion of fiscal 2010 in which he was employed by the Company.
(6)	The All Other Compensation column for fiscal 2010 with respect to each of our named executive officers consists of the following amounts:

	Acquisition- Related Payments (a)	Medical, Life and Disability Insurance Premiums (b)	Financial Planning Services (c)
Matthew K. McCauley	$20,767,303	$15,244	$6,375
Jeffrey P. Harris	$1,264,550	$11,983	—
Kip M. Garcia	$10,711,850	$12,462	—
Marina Armstrong	$9,567,350	$15,100	$3,388
Lynda G. Gustafson	$835,135	$13,323	—
Blair W. Lambert	$7,766,250	$13,795	—

(a)	Reflects the dollar amounts received by each named executive officer pursuant to the cancellation of stock options, restricted stock units, and restricted stock awards under the Company’s 2002 Stock Incentive Plan and 2004 EIP in connection with the Acquisition (reduced by the grant date fair value of any such award reported for fiscal 2010 in the “Stock Awards” column of the Summary Compensation Table” above). See “Cancellation of Stock Options in Connection with the Acquisition” and “Vesting and Cancellation of Restricted Stock Awards and Restricted Stock Units in Connection with the Acquisition” below for additional information on these payments in connection with the Acquisition.
(b)	Reflects insurance premiums, the full cost of which is paid by the Company. The amount shown for Mr. Lambert reflects premiums paid by the Company for the portion of fiscal 2010 in which he was employed by the Company.
(c)	Reflects reimbursement of financial/tax planning services. Each named executive officer is eligible for reimbursement of such costs, up to 1% of his or her salary.

2010 GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information regarding grants of plan-based awards for each of our named executive officers for fiscal 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Award (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Units Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Unit) (4)	Grant Date Fair Value of Stock and Option Award ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew K. McCauley
Bonus Plan		239,063	956,250	2,868,750
2004 EIP (EPS)	2/1/2010				24,500	98,000	98,000				3,887,660
2004 EIP (Crazy 8)	2/1/2010				10,500	42,000	42,000				1,666,140
2010 EIP	12/28/2010								306,500	45.00	9,064,002

Jeffrey P. Harris
Bonus Plan		46,313	185,250	555,750
2004 EIP (EPS)	2/1/2010				4,375	17,500	17,500				694,225
2004 EIP (Crazy 8)	2/1/2010				1,875	7,500	7,500				297,525
2010 EIP	12/28/2010								54,000	45.00	1,596,920

Kip M. Garcia
Bonus Plan		93,500	374,000	1,122,000
2004 EIP (EPS)	2/1/2010				12,250	49,000	49,000				1,943,830
2004 EIP (Crazy 8)	2/1/2010				5,250	21,000	21,000				833,070
2010 EIP	12/28/2010								138,000	45.00	4,081,019

Marina Armstrong
Bonus Plan		71,995	287,980	863,940
2004 EIP (EPS)	2/1/2010				12,250	49,000	49,000				1,943,830
2004 EIP (Crazy 8)	2/1/2010				5,250	21,000	21,000				833,070
2010 EIP	12/28/2010								115,000	45.00	3,400,849

Lynda G. Gustafson
Bonus Plan		20,700	82,800	124,200
2004 EIP	4/14/2010							5,000			266,350
2010 EIP	12/28/2010								15,400	45.00	455,418

Blair W. Lambert
Bonus Plan		71,995	287,980	863,940

(1)	Reflects award opportunities for each named executive officer under the 2010 Bonus Plan. Actual amounts received by each named executive officer under the 2010 Bonus Plan are described in footnote 4 to the Summary Compensation Table above.
(2)	Reflects awards of performance-based restricted stock granted to Messrs. McCauley, Harris and Garcia and Ms. Armstrong and an award of restricted stock units granted to Ms. Gustafson under the Company’s 2004 EIP. Each performance-based restricted stock award consists of two tranches, the first of which is subject to EPS-based performance criteria and the second of which is subject to Crazy 8 performance criteria, as described below. In this table, the EPS tranche and the Crazy 8 tranche (together with the applicable threshold and target number of shares underlying each tranche) are shown separately. Each of these awards under the 2004 EIP subsequently vested and were cancelled in connection with the Acquisition, as described below.
(3)	Reflects stock options granted to each named executive officer (other than Mr. Lambert) under the 2010 EIP. The number of securities in this column represents the number of Units underlying each stock option award. Each Unit constists of nine shares of Class A Common and one share of Class L Common. Options may only be exercised to purchase one or more Units.
(4)	The exercise price of each option to purchase a Unit is no less than the fair market value of a Unit on the grant date, as determined by the Holding Board pursuant to the terms of the 2010 EIP. The exercise price of $45 per Unit represents a fair market value of $1 per share of Class A Common and $36 per share of Class L Common.
(5)	The amount reported in this column reflects the aggregate grant date fair value of awards under our equity plans computed in accordance with FASB ASC Topic 718, as described further in footnote 3 to the Summary Compensation Table above.

Non-Equity Incentive Plan amounts above reflect the award opportunities granted under our fiscal 2010 Bonus Plan, as described in the Compensation Discussion and Analysis and footnote 4 to the Summary Compensation Table.

Awards of performance-based restricted stock granted to Messrs. McCauley, Harris and Garcia and Ms. Armstrong under the 2004 EIP were subject to fiscal 2010 performance criteria. Performance relative to the performance criteria, which was based on specified EPS targets as to 70% of each award (the “EPS tranche”) and specified levels of Crazy 8 profitability as to 30% of each award (the “Crazy 8 tranche”), would determine the portion (up to the full amount) of each award that was “earned” and eligible to vest. The EPS threshold required at least a 4% increase over fiscal 2009 for any portion of the EPS tranche to be earned and at least a 10% increase over fiscal 2009 for the full EPS tranche to be earned. The Crazy 8 profitability threshold required at least an 11% or $8 million contribution to corporate profitability for any portion of the Crazy 8 tranche to be earned and at least a 14% or $14 million contribution to corporate profitability for the full Crazy 8 tranche to be earned. Following the close of fiscal 2010, 25% of the earned portion of the award would vest immediately (so long as the executive had remained employed through fiscal 2010) and the remaining 75% of the earned portion of the award would vest in equal installments on the second, third and fourth anniversaries of the grant date (so long as the executive remained employed on such dates). Any time-based vesting conditions applicable to the earned portion of the award would be deemed satisfied upon an involuntary termination of employment (as defined in the Severance Plan) after the close of fiscal 2010. The award of restricted stock units granted to Ms. Gustafson under the 2004 EIP was scheduled to vest in four equal installments on each of the first four anniversaries of the grant date (so long as she remained employed on such dates). Each of these awards under the 2004 EIP subsequently vested and was cancelled in connection with the Acquisition, as described below.

Options granted under the 2010 EIP to our named executive officers (other than Mr. Lambert) are subject to time-based vesting conditions. Each option has a maximum 10-year term and is exercisable (to the extent provided under its terms) for a Unit consisting of nine shares of Class A Common and one share of Class L Common. Each option award is scheduled to vest in five equal installments on the first five anniversaries of the grant date (so long as the executive remains employed through such date) or in the event of a change of control. Upon a termination of employment, unvested options terminate and vested options remain exercisable for a specified period (one year following death, 180 days following a termination due to disability, or 60 days following any other termination without cause) or, if earlier, until the expiration of the option term. Units acquired upon the exercise of an option are subject to transfer restrictions and other restrictions set forth in the 2010 EIP and the Stockholders Agreement to which each named executive officer is a party. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information regarding the Stockholders Agreement.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information regarding the number of Units underlying outstanding equity awards for each named executive officer as of January 29, 2011. As described above, each Unit consists of nine shares of Class A Common and one share of Class L Common.

Name	Grant Date (1)	Number of Units Underlying Unexercised Options (#) (2)		Option Exercise Price ($) (3)	Option Expiration Date (4)
		Exercisable	Unexercisable
Matthew K. McCauley	12/28/2010	0	306,500	45.00	12/28/2020
Jeffrey P. Harris	12/28/2010	0	54,000	45.00	12/28/2020
Kip M. Garcia	12/28/2010	0	138,000	45.00	12/28/2020
Marina Armstrong	12/28/2010	0	115,000	45.00	12/28/2020
Lynda G. Gustafson	12/28/2010	0	15,400	45.00	12/28/2020

(1)	All options in this table were granted under the 2010 EIP.
(2)	Each option is exercisable (to the extent provided under its terms) for a Unit consisting of nine shares of Class A Common and one share of Class L Common.
(3)	The exercise price of stock options is the fair market value of a Unit on the grant date, as described above in footnote 4 to the 2010 Grants of Plan Based Awards Table.
(4)	All options have a maximum 10-year term and are subject to the vesting scheduled described above.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding stock option exercises and restricted stock or restricted stock unit awards vesting for each of our named executive officers during fiscal 2010 prior to the Acquisition. During the period of fiscal 2010 following the Acquisition, the named executive officers did not hold any stock awards, and all options under the 2010 EIP remained unvested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Matthew K. McCauley			148,958	6,824,574
Jeffrey P. Harris	16,500	787,949	6,250	296,720
Kip M. Garcia	11,859	436,751	93,750	4,304,825
Marina Armstrong			82,500	3,770,225
Lynda G. Gustafson			5,500	265,355
Blair W. Lambert	7,826	295,521	70,000	3,247,475

(1)	For stock options, the value realized is the difference between the closing fair market value of the underlying Company stock at the time of exercise and the exercise price.
(2)	For stock awards, the value realized is based on the closing fair market value of the underlying Company stock on the vesting date.

Cancellation of Stock Options in Connection with the Acquisition

On November 23, 2011, in connection with the Acquisition, all stock options, whether or not vested, were cancelled and converted into the right to receive a cash payment equal to the intrinsic value of each outstanding option multiplied by the number of shares underlying the stock option. The intrinsic value is the excess of the Offer Price over the exercise price of the option. The following table details the payments to our named executive officers in respect of the cancellation of stock options in connection with the Acquisition:

Name	Original Grant Date	Stock Options Cancelled (Shares)(#)	Intrinsic Value Per Share ($)	Stock Option Cancellation Payment ($)
Matthew K. McCauley	11/18/2004	9,374	53.74	503,759
	2/7/2005	23,801	53.40	1,270,973
	3/21/2005	41,667	53.16	2,215,018

			Total	3,989,750

Lynda G. Gustafson	11/18/2004	1,198	53.74	64,381
	2/7/2005	1,663	53.40	88,804

			Total	153,185

Vesting and Cancellation of Restricted Stock Awards and Restricted Stock Units in Connection with the Acquisition

On November 23, 2011, in connection with the Acquisition, all restricted shares became fully vested and were converted into the right to receive the Offer Price, and all restricted stock units became fully vested and were cancelled in exchange for a payment equal to the number of shares of Company common stock underlying such restricted stock unit multiplied by the Offer Price. The following table details the payments to our named executive officers in respect of restricted shares and restricted stock units in connection with the Acquisition:

Name	Number of Shares of Restricted Stock and Restricted Stock Units (#)	Restricted Stock and Restricted Stock Unit Cancellation Payment ($) (1)
Matthew K. McCauley	341,458	22,331,353
Jeffrey P. Harris	34,500	2,256,300
Kip M. Garcia	206,250	13,488,750
Marina Armstrong	188,750	12,344,250
Lynda G. Gustafson	14,500	948,300
Blair W. Lambert	118,750	7,766,250

(1)	Amounts are calculated by multiplying the Offer Price by the number of restricted shares or restricted stock units outstanding.

Potential Payments upon Termination of Employment or a Change in Control

We offer our executives certain benefits on termination of employment under the Severance Plan and on termination of employment following a change of control under the Change of Control Plan. Because the Acquisition constituted a change of control during fiscal 2010 for purposes of our Change of Control Plan, the severance benefits, if any, for our named executive officers would have been determined under that plan had they experienced a termination of employment at the end of fiscal 2010. In addition, under the terms of outstanding option awards granted under the 2010 EIP, a subsequent change of control occurring at the end of fiscal 2010 would have accelerated the vesting of option awards.

We have not entered into written employment agreements with any of our named executive officers, so the only contractual benefits for a named executive officer in the event of a termination of employment and/or a change of control are under these plans or as set forth below.

Severance Benefits under Change of Control Plan

Participants in the Change of Control Plan are eligible to receive certain lump-sum payments and benefit continuation payments if their employment terminates on an involuntary basis other than for cause, death or disability within a specified period following the Acquisition (18 months for our named executive officers). For this purpose, involuntarily termination other than for cause includes a material reduction in title, duties or responsibilities, a material reduction in annual base salary, or a material change in geographic work location. The lump-sum payment for each named executive officer is equal to 300% (or, for Ms. Gustafson, 200%) of his or her annual compensation (current base salary plus average annual bonus for the three full fiscal years prior to termination) plus a pro-rated quarterly and annual bonus for the year of termination, less applicable taxes. The executive would also be entitled to continued participation in health and other insurance benefit plans (to the extent provided in the governing documents of the plans), and reimbursement of the cost of COBRA premiums, for a period of 18 months following employment termination. In addition, benefits under the Change of Control Plan are subject to forfeiture or repayment in certain cases if the participant violates the Company’s code of ethics or code of conduct or any restrictive covenants with the Company.

If the benefits under the Change of Control Plan, when aggregated with any other payments or benefits received by a participant, or to be received by a participant, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the participant’s benefits would be grossed up so that the net amount retained by the participant will equal the total payments described in the preceding paragraph.

Change of Control Benefits under the 2010 EIP – Acceleration of Vesting of Option Awards

In the event of a change of control, all outstanding stock options under the 2010 EIP will become immediately vested and exercisable. The option agreements define a “change of control” as any change in the ownership of the capital stock of Holding if any person other than investment funds associated with Bain Capital and their affiliates having the power to elect a majority of the members of the board of directors of Holding or any change in the ownership of the capital stock of Holding if any person other than investment funds associated with Bain Capital and their affiliates own less than 25% of Holding’s stock. We do not provide a tax gross-up on any “golden parachute” excise tax applicable to the acceleration of option awards under the 2010 EIP in connection with a change of control.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

The potential payments upon termination of employment or change of control for each of the named executive officers are set forth in the table below.

Amounts payable pursuant to the Change of Control Plan assume a qualifying termination of employment on January 28, 2011, the last business day of our 2010 fiscal year. Because each of our named executive officers (other than Mr. Lambert, who had voluntarily retired during fiscal 2010) would be entitled to benefits under the Change of Control Plan, no benefits would have been payable under the Severance Plan in connection with a termination of employment on January 28, 2011.

If a change of control (as defined in the 2010 EIP) had occurred on January 28, 2011, the last business day of our 2010 fiscal year, outstanding option awards under the 2010 EIP would have vested in full. However, because the per share value of Class A Common and the per share value of Class L Common did not exceed the exercise price of outstanding options as of January 28, 2011, no amounts would have been due to our name executive officers with respect to their options upon such a change of control. For a summary of what our named executive officers actually received in connection with the cash-out of their outstanding equity awards in connection with the consummation of the Acquisition, please see “Payments Received by Named Executive Officers in Connection with the Acquisition” above.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination or a termination due to death, disability or cause on January 28, 2011, other than accrued base salary as of the date of termination. Furthermore, none of our named executive officers is entitled to any enhanced severance benefits following a subsequent change of control.

Potential Payments upon Involuntary Termination of Employment (1)

Name	Severance (2)	Benefit Continuation (3)	Tax Gross-Up (4)	Total
Matthew K. McCauley	5,143,290	24,074	—	5,167,364
Jeffrey P. Harris	1,287,210	18,903	1,200,069	2,506,182
Kip M. Garcia	2,512,943	19,622	2,728,194	5,260,759
Marina Armstrong	2,229,900	23,858	—	2,253,758
Lynda G. Gustafson	754,899	21,191	—	776,090
Blair W. Lambert (5)	—	—	—	—

(1)	Assumes, in each case, an involuntary termination of employment (other than for death, disability or cause) that would entitle the executive to benefits under the Change of Control Plan, as described above.
(2)	Consists of 300% (or, for Ms. Gustafson, 200%) of the sum of the named executive officer’s base salary in effect on January 28, 2011 and average annual bonus payments for the prior three completed fiscal years. Assumes that no additional pro-rated quarterly or annual bonus amount would have been paid because no amounts were paid under the 2010 Bonus Plan to named executive officers with respect to the third quarter and all amounts to which named executive officers were entitled under the 2010 Bonus Plan had been paid by January 28, 2011.
(3)	Assumes 18 months of continued coverage under the Company’s benefit programs. Disability and life insurance costs are estimated based on the Company’s current group plan benefit costs. Medical, dental and vision insurance costs are calculated using the current post-termination continued benefit rate prescribed by the applicable plan.
(4)	Includes estimated tax gross-up payments under the Change of Control Plan for Acquisition-related change-of-control excise taxes in the case of an assumed termination of employment on January 28, 2011. For purposes of calculating the estimated gross-up payments, we assumed that only a portion of the value of certain awards of restricted stock and restricted stock units that were cashed out in connection with the Acquisition is taken into account, that certain performance goals associated with such awards had been met or were substantially certain to have been met as of the Acquisition, and that no payment with respect to such awards is treated as contingent upon the Acquisition under a special presumption applicable to agreements entered into or amendments made within one year before the Acquisition.
(5)	Mr. Lambert voluntarily retired from the Company effective December 1, 2010. Mr. Lambert received no amounts in connection with his termination of employment, except for earned but unpaid base salary and benefits.

2010 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation of our non-employee directors for fiscal 2010, which consisted of the following components: cash compensation, consisting of annual retainer fees; and equity compensation, consisting of annual restricted stock awards. The compensation for Mr. McCauley, who was the sole director for the portion of fiscal 2010 following the Acquisition, is included in the discussion of our named executive officer compensation above.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total ($)
Gary M. Heil (4)	137,911	549,900	793,501	1,481,312
Daniel R. Lyle (4)	141,432	549,900	485,578	1,176,910
John C. Pound (4)	167,911	549,900	1,253,695	1,971,506
William U. Westerfield (4)	137,911	549,000	486,478	1,173,389
Scott Ryles (4)	66,199	549,900	300,300	916,399

(1)	Represents the cash compensation earned in fiscal 2010 for Company Board and committee service prior to the Acquisition, plus the one-time fee for services on the Special Committee as described under “Director Compensation in Connection with the Acquisition” below.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director, for restricted stock awards granted in fiscal 2010 under the 2004 EIP. The fair values of restricted stock awards are based on the fair value of the Company’s common stock on the date of grant and exclude the effect of estimated forfeitures.
(3)	Reflects the dollar amounts received by each director pursuant to the cancellation of stock options, restricted stock units, and restricted stock awards under the Company’s 2002 Stock Incentive Plan and 2004 EIP in connection with the Acquisition, reduced by the grant date fair value of any such award reported in the “Stock Awards” column of this table. See “Director Compensation in Connection with the Acquisition” below for additional information on these payments in connection with the Acquisition.
(4)	Messrs. Heil, Lyle, Pound, Westerfield and Ryles retired from the Board effective November 23, 2010.

Prior to the Acquisition, each non-employee director was entitled to an annual retainer fee, to be paid on a quarterly basis on the first day of each fiscal quarter. The Company also reimbursed non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. There were no additional fees for meeting attendance. In addition, each non-employee director was entitled to an annual award of 3,000 shares of restricted stock to be granted on the date of each annual meeting of stockholders of the Company. During fiscal 2010, the Company Board and the Gymboree Compensation Committee reviewed cash and equity compensation for our non-employee directors and discussed target levels of stock ownership for these directors. In connection with such review, the Company Board determined to increase the annual retainer fee to $75,000 for all non-employee directors and to provide for a one-time grant of 10,000 shares of restricted stock upon an individual’s initial election or appointment to the Board. In addition, the Company Board approved a grant of 10,000 shares of restricted stock to each of the then-current non-employee directors. Each new and continuing director also received the annual stock award described above. All shares of restricted stock were granted under the 2004 EIP and were scheduled to vest in six equal installments on the first six anniversaries of the grant date (if the director remained a member of the Company Board).

Director Compensation in Connection with the Acquisition

In connection with the consummation of the Acquisition, on November 23, 2010 the service of each of the then-serving members on the Company Board (other than Mr. McCauley) terminated. All shares of restricted stock held by the Company’s non-employee directors that remained unvested immediately prior to the Acquisition vested and were canceled in exchange for an amount in cash, as described below. The following table shows the amount in cash that each non-employee director received in connection with the Acquisition.

Name of Director	Vested Stock Options ($) (1)	Restricted Stock Units and Restricted Stock ($) (2)	Total ($)
Gary M. Heil	307,923	1,035,478	1,343,401
Daniel R. Lyle	—	1,035,478	1,035,478
John C. Pound	768,117	1,035,478	1,803,595
Scott Ryles	—	850,200	850,200
William U. Westerfield	—	1,035,478	1,035,478

(1)	Amounts are calculated by multiplying the excess of the Offer Price over the exercise price of the option times the number of shares underlying the option.
(2)	Amounts are calculated by multiplying the Offer Price by the number of restricted shares or restricted stock units outstanding.

In addition, in connection with the Acquisition, each member of the special committee of independent and disinterested directors (the “Special Committee”) received a one-time fee of $45,000, except for Mr. Pound, who acted as Chair of the Special Committee and received a one-time fee of $75,000. Messrs. Heil, Lyle, Pound and Westerfield, each of whom was considered independent under the NASDAQ Marketplace Rules and the rules and regulations of the SEC and for purposes of participating on the Special Committee, had been appointed to serve on the Special Committee.

The Company’s securities are currently not listed on a national securities exchange that has requirements as to board composition. As such, the Board has made no determination as to whether any of its members is independent as defined in national securities exchange listing standards and SEC rules.

Our Compensation Policies and Practices as They Relate to Risk Management

The Gymboree Compensation Committee has concluded that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In doing so, the Committee considered whether the Company’s compensation policies and practices encourage unnecessary or excessive risk, taking into account the following:

•

the mix of long-term equity compensation and base salary provided to the executive officers and other key employees, which offsets incentives to take short-term risks to enhance annual performance bonus compensation;

•	the financial performance targets of the Company’s annual cash bonus program are the objectives that are reviewed and approved by the Board and/or the Gymboree Compensation Committee;

•

the Company’s bonus targets for its general corporate bonus plan having been based largely on earnings-related targets that take into account the overall impact of related actions on the Company’s operating results (however, going forward, bonuses may be based on other criteria to be determined);

•	bonus awards generally are not contractual entitlements, but are reviewed by the Gymboree Compensation Committee and/or the Board and can be modified at their discretion; and

•

the Company’s current policy and practice of using time-based vesting for the Company’s equity compensation, further aligning an employee’s long-term compensation with the long-term value of the Company and mitigating short-term risk-taking.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

On October 23, 2010, Acquisition Sub and Holding entered into a management agreement with the Sponsor, pursuant to which the Sponsor agreed to provide certain management services to Acquisition Sub and Holding until December 31, 2020 (unless terminated earlier), with evergreen one-year extensions thereafter. We have assumed the obligations of Acquisition Sub under this agreement by operation of law as a result of the Acquisition. Pursuant to such agreement, the Sponsor is entitled to receive an aggregate annual management fee equal to $3.0 million and reimbursement for out-of-pocket expenses incurred by it or its affiliates in connection with the provision of services pursuant to the agreement or otherwise related to its investment. In addition, pursuant to such agreement, we paid the Sponsor an aggregate transaction fee of $17.0 million in connection with services it provided related to the Transactions.

The management agreement provides that the Sponsor is entitled to receive fees in connection with certain subsequent financing, acquisition, disposition and change of control transactions of 1% of the gross transaction value of any such transaction. The management agreement includes customary exculpation and indemnification provisions in favor of the Sponsor and its affiliates. The management agreement may be terminated by the Sponsor at any time and will terminate automatically upon an initial public offering or a change of control unless we and the counterparty to the management agreement determine otherwise. Upon termination, each provider of management services will be entitled to a termination fee calculated based on the present value of the annual fees due during the remaining period from the date of termination to December 31, 2020 or the then-applicable scheduled date for termination of the management agreement.

Stockholders Agreement

On November 23, 2010, Holding, the Company, certain investment funds sponsored by the Sponsor (collectively the “Sponsor Funds”), Giraffe Intermediate A, Inc., Giraffe Intermediate B, Inc. and certain co-investors entered into a stockholders agreement. The agreement, among other things, creates certain rights and restrictions on the shares of Holding’s Common Stock held by the parties thereto, including transfer restrictions, tag-along and drag-along rights, and put and call rights.

Registration and Participation Rights Agreement

On November 23, 2010, Holding, the Sponsor Funds and certain co-investors entered into a registration and participation rights agreement. Pursuant to the agreement, the Sponsor Funds have a right to participate in certain future issuances or sales of the capital stock of Holding or any of its subsidiaries or any securities convertible into or exchangeable for any such securities, including options. The agreement also gives certain investors demand and piggyback registration rights with respect to their and certain other persons’ interests in Holding.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Under the Merger Agreement relating to the acquisition, the directors and officers of Gymboree and its subsidiaries who served as such prior to the consummation of the acquisition are entitled to continued indemnification and insurance coverage.

PRINCIPAL STOCKHOLDERS

Holding indirectly owns all of our outstanding equity interests. The following table sets forth information with respect to the ownership as of March 31, 2011 for (a) each person known by us to own beneficially more than a 5% equity interest in Holding, (b) each member of our Board of Directors (who are also members of the Board of Directors of Holding), (c) each of our named executive officers, and (d) all of our and Holding’s executive officers and directors as a group. The beneficial ownership percentages reflected in the table below are based on 104,600,007 shares of Class A Common Stock and 11,622,223 shares of Class L Common Stock of Holding outstanding as of March 31, 2011.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Notwithstanding the beneficial ownership table presented below, the rights of holders of the Class A Common Stock of Holding and the Class L Common Stock of Holding (referred to collectively in this prospectus as “Common Stock”) are governed by certain organizational documents and agreements, including the Amended and Restated Certificate of Incorporation of Holding and a stockholders agreement by and among Holding, the Company, the Bain Stockholders (as defined in note (1) below), Giraffe Intermediate A, Inc., Giraffe Intermediate B, Inc. and certain co-investors. See “Certain Relationships and Related Party Transactions.” Except as described in the organizational documents and agreements referred to above or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares.

Unless otherwise indicated in a footnote, the address for each individual listed below is c/o The Gymboree Corporation, 500 Howard Street, San Francisco, CA 94105.

Name of Beneficial Owner	Class A Common Stock	Class L Common Stock	Percentage Ownership
Bain Stockholders (1)	99,869,238	11,096,582	95.48%
Matthew K. McCauley	600,003	66,667	*
Blair Lambert (2)	250,002	27,778	*
Marina Armstrong	200,007	22,223	*
Kip M. Garcia	100,008	11,112	*
Jeffrey P. Harris	20,250	2,250	*
Lynda G. Gustafson	—	—	—
Jordan Hitch (3)	99,869,238	11,096,582	95.48%
Joshua Bekenstein (3)	99,869,238	11,096,582	95.48%
Marko Kivisto	—	—	—
J. Steven Young	—	—	—
Robert C. Gay	—	—	—
All executive officers and directors as a group (11 people) (4)	1,170,270	130,030	1.12%

*	Less than one percent.
(1)

Represents 99,162,829.28 shares of Class A Common Stock and 11,018,092.14 shares of Class L Common Stock held by Bain Capital Fund X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Fund X”), 383,045.51 shares of Class A Common Stock and 42,560.61 shares of Class L Common Stock held by BCIP Associates IV (US), L.P., a Cayman Islands limited partnership (“BCIP IV”), 190,136.39 shares of Class A Common Stock and 21,126.27 shares of Class L Common Stock held by BCIP T Associates IV (US), L.P. a Cayman Islands limited partnership (“BCIP T IV”), 115,692.14 shares of Class A Common Stock and 12,854.68 shares of Class L Common Stock held by BCIP Associates IV-B (US), L.P., a Cayman Islands exempted limited partnership (“BCIP IV-B”), and 17,534.68 shares of Class A Common Stock and 1,948.30 shares of Class L Common Stock held by BCIP T Associates IV-B (US), L.P., a Cayman Islands limited partnership (“BCIP T IV-B” and, together with Bain Capital Fund X, BCIP IV, BCIP T IV and BCIP IV-B, the “Bain Stockholders”). Bain Capital Partners X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Partners X”), is the general partner of Bain Capital Fund X, and Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”), is the general partner of each of Bain Capital Partners X, BCIP IV, BCIP T IV, BCIP IV-B and BCIP T IV-B. By virtue of these relationships, Bain Capital Partners X may be deemed to have voting and dispositive power with respect to the 99,162,829.28 shares of Class A Common Stock and 11,018,092.14 shares of Class L Common Stock held by Bain Capital Fund X and BCI may be deemed to have voting and dispositive power with respect to the 99,869,238 shares of Class A Common Stock and 11,096,582 shares of Class A Common Stock held by the Bain Stockholders. Each of BCI and Bain Capital Partners X expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of each of the Bain Stockholders, Bain Capital Partners X and BCI is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(2)	Mr. Lambert resigned as our Chief Operating Officer effective December 1, 2010 and is no longer an officer of the Company.
(3)	Includes all Common Stock of Holding held by each of the Bain Stockholders. Each of Messrs. Hitch and Bekenstein is a Managing Director of BCI and, by virtue of this and the relationships described in note (1) above, may be deemed to share voting and dispositive power with respect to the 99,869,238 shares of Class A Common Stock and 11,096,582 shares of Class L Common Stock held by the Bain Stockholders. Each of Messrs. Hitch and Bekenstein expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of his pecuniary interest therein. The business address of each of Messrs. Hitch and Bekenstein is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(4)	This number does not include the 99,869,238 shares of Class A Common Stock and 11,096,582 shares of Class L Common Stock that may be deemed to be beneficially owned by the Bain Stockholders.

DESCRIPTION OF THE EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to The Gymboree Corporation (“Gymboree”) and its consolidated Subsidiaries; (ii) the term “Issuer” refers only to Gymboree and not any of its Subsidiaries.

The Issuer issued $400,000,000 aggregate principal amount of 9.125% senior notes due 2018 (the “existing notes”) under an indenture dated November 23, 2010 (the “Indenture”) among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The existing notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. In this section, we refer to the exchange notes together with the existing notes as the “Notes.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions thereof, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes.

Brief Description of the Notes

The Notes are:

•	unsecured senior obligations of the Issuer;

•	pari passu in right of payment to all existing and future senior indebtedness (including the Senior Credit Facilities) of the Issuer;

•	effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer; and

•	initially guaranteed on a senior unsecured basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on or Additional Interest, if any, in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Restricted Subsidiaries (other than as described below) will initially guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future senior indebtedness of each such entity, will be effectively subordinated to all Secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes will be structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries will Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly-Owned Subsidiaries or any Receivables Subsidiary is required to Guarantee the Notes. In addition, certain Immaterial Subsidiaries (as defined in the Senior Credit Facilities) will not Guarantee the Notes.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Indenture provides that each Guarantor may consolidate with, amalgamate or merge with or into or sell its assets to the Issuer or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.”

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (by merger or otherwise) of (x) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, which sale, exchange, disposition or transfer in each case is made in compliance with clauses (1) and (2) of the first paragraph under the caption “Repurchase at the Option of Holders—Asset Sales”;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the permitted designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes and the payment of any Guarantee will rank pari passu in right of payment to all senior indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Notes are effectively subordinated in right of payment to all of the Issuer’s and each Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of January 29, 2011, the Issuer had $820.0 million of outstanding Secured Indebtedness, consisting entirely of Secured Indebtedness under the Senior Credit Facilities, and $148.4 million of undrawn availability under the Revolving Credit Facility.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption.

Principal, Maturity and Interest; Special Redemption

The Issuer initially issued $400,000,000 in aggregate principal amount of Notes. The Issuer may issue additional Notes under the Indenture from time to time subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Additional Notes”). The Notes offered by this prospectus and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any Additional Notes.

Interest on the Notes will accrue at the rate of 9.125% per annum and be payable in cash. Interest on the Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2011. The Issuer will make each interest payment to the Holders of record of the Notes on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid with respect to such Notes, or if no interest has been paid with respect to such Notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on December 1, 2018 and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Additional Interest may accrue on the existing notes in certain circumstances pursuant to the Registration Rights Agreement. More specifically, if we have not exchanged the exchange notes for all existing notes validly tendered in accordance with the terms of the exchange offer (or if the shelf registration statement covering resales of the existing notes that may be required to be filed pursuant to the Registration Rights Agreement under certain circumstances is not declared effective) on or before the 250th day after the Issue Date or, if applicable, such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then Additional Interest shall accrue on the principal amount of the existing notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum thereafter, until (i) the exchange offer is completed, (ii) the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective or, (iii) the second anniversary of the Issue Date, as the case may be, as described in the Registration Rights Agreement. All references in the Indenture and this “Description of Notes,” in any context, to any interest or other amount payable on or with respect to the existing notes shall be deemed to include any Additional Interest required to be paid pursuant to the Registration Rights Agreement.

On or before the end of the first “accrual period” ending after the fifth anniversary of the “date of issue” (each within the meaning of Section 163(i)(2) of the Code) and prior to the end of each subsequent accrual period (the date of each such payment, an “AHYDO Payment Date”), the Issuer shall redeem a principal amount of the Notes in an amount equal to the AHYDO Amount at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption. For purposes of the foregoing, “AHYDO Amount” means, as of each AHYDO Payment Date, the amount sufficient to ensure that the Notes will not be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. The AHYDO Amount shall be calculated by the Issuer. Each payment of the AHYDO Amount shall be treated for tax purposes as a payment of original issue discount on such Notes to the extent that the original issue discount has accrued as of the date such payment is due and then as a payment of principal. It is the intention of the foregoing that the Notes will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem Notes at its option prior to December 1, 2014.

At any time prior to December 1, 2014, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%

In addition, until December 1, 2013, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including the aggregate principal amount of Notes issued after the Issue Date) at a redemption price equal to 109.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Notes that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption of Notes upon any Equity Offering may be given prior to such redemption, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes provide that, if a Change of Control occurs after the Effective Date, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000; and

(8) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities prohibit or limit, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes after any applicable notice and lapse of time would constitute an Event of Default under the Indenture.

The Senior Credit Facilities provide, and future credit agreements or other agreements relating to senior indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that, after the Effective Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 1.4% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Indebtedness (other than Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, and Additional Interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities prohibit or limit, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis (to the extent practicable), by lot or by such other method as the Trustee shall deem fair and appropriate and otherwise in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the date of purchase or Redemption Date to each Holder of record of Notes at such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the Note called for redemption or tendered for purchase in the name of the Holder upon cancellation of the redeemed or purchased Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture.

If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “Repurchase at the Option of Holders—Change of Control.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” (but will not reduce any amounts available to be made as Restricted Payments under the second paragraph of “—Limitation on Restricted Payments”). However, no Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Issuer or its Restricted Subsidiaries, or events occurring, during the Suspension Period. For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or any distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Effective Date (including Restricted Payments permitted by clauses (1), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of the Issuer in which the Effective Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since the Effective Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries since the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Effective Date other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (Y) by a Restricted Subsidiary and (Z) from any Excluded Contributions; plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case since the Effective Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary since the Effective Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or “the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined by the Issuer in good faith or, if such fair market value may exceed $50.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer or any Subordinated Indebtedness of the Issuer or a Restricted Subsidiary, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (x) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, or (y) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any reasonable fees and expenses incurred in connection with such redemption, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, repurchased, exchanged, redeemed, acquired or retired for value;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies, or any of their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement); provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $10.0 million in any calendar year (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent company of the Issuer) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent company of the Issuer); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, officers, members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph, plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to be withheld by the Issuer or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Issuer or its direct or indirect parent company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Effective Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, managers or consultants of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Effective Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Effective Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed $30.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Effective Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities) not to exceed the greater of (x) $60.0 million and (y) 2.85% of Total Assets;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment to or owed to an Affiliate, to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) for any taxable period in which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Issuer is the common parent (a “Tax Group”), federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Issuer and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuer and the Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were corporations paying taxes separately from any Tax Group at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year (it being understood and agreed that if the Issuer or any Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (b)); provided further that the permitted payment pursuant to this clause (b) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes;

(c) customary salary, bonus and other benefits payable to officers, directors and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company; and

(f) payments permitted under clauses (3), (4), (7) or (11) of the covenant described under “—Transactions with Affiliates”;

(16) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents) or the proceeds thereof;

(17) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any direct or indirect parent company of the Issuer; provided, that any such cash payment shall not be for the purpose of evading the limitation of this covenant; and

(18) payment of dividends and other distributions in an amount equal to any reduction in taxes actually realized by the Issuer and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (i) transaction fees and expenses, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses, in each case in connection with the Transactions.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

All of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $75.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(1) (x) Indebtedness incurred pursuant to the Revolving Credit Facility by the Issuer or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $300.0 million (reduced on a dollar for dollar basis by the aggregate principal amount of Indebtedness under clause (y) below in excess of $945.0 million up to a maximum reduction under this clause (A) of $75.0 million) and (B) the Borrowing Base and (y) Indebtedness incurred pursuant to the Term Loan Facility by the Issuer or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed $1,020.0 million (reduced on a dollar for dollar basis by the aggregate principal amount of Indebtedness under clause (x)(A) above in excess of $225.0 million);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Effective Date (other than Indebtedness described in clauses (1) and (2));

(4) (i) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (ii) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (4); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (i) and (ii) of this clause (4) does not exceed $50.0 million at any one time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk, and (y) Indebtedness in respect of any Bank Products or Cash Management Services provided by any lender party to a Senior Credit Facility or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreement pursuant to which such Bank Products or Cash Management Services are provided was entered into);

(11) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Effective Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), does not at any one time outstanding exceed $100.0 million (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred or issued which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness outstanding under a Senior Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Senior Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed, together with any other Indebtedness incurred under this clause (18) at any one time outstanding, the greater of (x) $50.0 million and (y) 2.35% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the applicable Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors, employees and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Effective Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior indebtedness as subordinated or junior to any other senior indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Senior Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (c) Liens securing both (i) Indebtedness described in subclause (b) or in respect of a Senior Credit Facility secured by Liens pursuant to subclause (d) below or pursuant to clause (6) of the definition of Permitted Liens and (ii) obligations of the Issuer or any Guarantor in respect of any Bank Products or Cash Management Services provided by any lender party to any Senior Credit Facility or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products or Cash Management Services are provided were entered into) and (d) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (d), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.0.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable.

The foregoing clauses (3), (4), (5) and (6) shall not apply to the merger contemplated by the Transaction Agreement. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with clauses (1) and (2) of the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or with or wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(3) the payment of management, consulting, monitoring and advisory fees and termination fees and related indemnities and expenses pursuant to the Sponsor Management Agreement as in effect on the Effective Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of or for the benefit of, current and former officers, directors, employees, managers or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Effective Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date);

(7) the existence of, or the performance by the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or any similar agreement entered into after the Effective Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Effective Date;

(8) transactions with customers, clients, suppliers, contractors, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the

Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent of the Issuer or to any Permitted Holder or to any director, officer, employee, manager or consultant of the Issuer, any Subsidiary or any direct or indirect parent of the Issuer;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or are otherwise permitted by the Indenture;

(12) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(13) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(14) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses, in each case as disclosed in this prospectus.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Effective Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b) the Indenture and the Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Effective Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in any joint venture agreement and other similar agreement relating solely to such joint venture;

(k) customary provisions contained in leases, subleases, licenses or sublicenses and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(m) any other agreement governing Indebtedness entered into after the Effective Date that contains encumbrances and other restrictions that are, in the good faith judgment of the Issuer, no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Effective Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Effective Date; and

(n) restrictions created in connection with any Receivables Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2) Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with clauses (1) (other than with respect to any time period) and (2) above.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Effective Date,

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the first fiscal quarter of the fiscal year commencing January 30, 2011, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act beginning on and after the Effective Date;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, so long as clause (i) or (ii) is applicable, the Issuer makes available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act, including by posting such information on the website of the Issuer or any of its parent companies (which may be password protected so long as the password is made promptly available by the Issuer to the Trustee, the Holders of the Notes and such prospective purchasers upon request). The Trustee shall have no obligation whatsoever to determine whether or not such information has been posted. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of any registration statement or other filing, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay any principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, shall for any reason cease to be in full force and effect or any responsible officer of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) above with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes (provided that if such redemption is made as provided under “Optional Redemption,” (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date) and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities have been issued or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption (provided; that if such redemption is made as provided under “Optional Redemption”, (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date);

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), other than Notes beneficially owned by the Issuer or its Affiliates.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in the amendment and waiver provisions of the Indenture described herein;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in a transaction that complies with the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at December 1 , 2014 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through December 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law);

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business (it being understood that the sale of inventory or goods (or other assets) in bulk in connection with the closing of any number of retail locations in the ordinary course of business shall be considered a sale in the ordinary course of business);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on or expropriations of assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”;

(l) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(m) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture; and

(n) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Bank Products” means any services or facilities on account of credit or debit cards, purchase cards or merchant services constituting a line of credit (including, for the avoidance of doubt, all “Bank Products” as defined in the Revolving Credit Facility in effect on the Effective Date).

“Borrowing Base” means the “FILO Borrowing Base” as such term is defined in the Revolving Credit Facility as in effect on the Effective Date (including, for the avoidance of doubt, all advance rates in effect on the Effective Date).

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars and Canadian dollars;

(2) (a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks, and in each case in a currency permitted under clause (1) or (2) above;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above, and in each case in a currency permitted under clause (1) or (2) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, and in each case in a currency permitted under clause (1) or (2) above;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in a currency permitted under clause (1) or (2) above;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clause (1) or (2) above;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clause (1) or (2) above;

(11) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (10) above; and

(12) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Issuer’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, foreign exchange facilities, deposit and other accounts and merchant services (including, for the avoidance of doubt, all “Cash Management Services” as defined in the Revolving Credit Facility in effect on the Effective Date).

“Change of Control” means the occurrence of any of the following after the Effective Date:

(1) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by

(A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) penalties and interest related to taxes, (w) any Additional Interest with respect to the Notes, (x) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, Transaction Expenses to the extent incurred on or prior to December 31, 2011, severance, relocation costs, Public Company Costs, integration costs, pre-opening, opening, consolidation and closing costs for facilities (including stores), signing, retention or completion bonuses, transition costs, costs incurred in connection with acquisitions after the Effective Date, restructuring costs, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of fair value adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition and the amortization or write-off or removal of revenue otherwise recognizable of any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue,

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-up, write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity-incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Transactions shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established within twelve months after , 2010 that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded,

(13) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses shall be excluded, and

(14) any unrealized net gains and losses resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (x) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (y) an amount equal to the lesser of (i) $50 million and (ii) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Issuer and any Restricted Subsidiaries as of such date; provided that Indebtedness of the Issuer and its Restricted Subsidiaries under any revolving credit facility as at any date of determination shall be determined using the Average Monthly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer, (b) “Average Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving facility, the quotient of (x) the sum of each Individual Monthly Balance for each fiscal month ended on or prior to such date of determination and included in the Reference Period divided by (y) 12, and (c) “Individual Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility during any fiscal month of the Issuer, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (y) the number of days in such fiscal month.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities plus amounts excluded from Consolidated Interest Expense as set forth in clauses (v), (w), (x), (y) and (z) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes or any Senior Credit Facility, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income; plus

(f) any other non-cash charges, including (i) any write offs or write downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method, and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings and operating expense reductions projected by the Issuer in good faith to be realized as a result of specified actions taken within 24 months after the Effective Date, or committed or expected to be taken (in either case, whether or not actually taken within such period) within 24 months after the Effective Date (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period and as if such cost savings and operating expense reductions were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings and operating expense reductions added pursuant to this clause (i) shall not exceed $30.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) any net loss from disposed or discontinued operations; plus

(m) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back,

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(b) any net income from disposed or discontinued operations; and

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“Effective Date” means the Issue Date.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Exempted Subsidiary” means (x) Gymboree, Inc. (Canada corporation)/Gymboree Canada, Inc. (Delaware corporation), a dual-status entity, and (y) Gymboree Island, LLC (Puerto Rico limited liability company).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers and consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, amalgamation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings and operating expense reductions are taken or expected to be taken no later than 24 months after the date of any such Investment, acquisition, disposition, amalgamation, merger or consolidation). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, (x) with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary and (y) each Exempted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. For purposes of this “Description of the Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including, for the avoidance of doubt, under all “Swap Contracts” as defined in the Revolving Credit Facility and the Term Loan Facility in effect on the Effective Date).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to officers, directors, distributors, consultants and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Bain Capital, LLC, each of its respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means November 23, 2010.

“Issuer” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” shall be deemed to mean the board of directors of the Issuer when the fair market value is equal to or in excess of $30.0 million (unless otherwise expressly stated).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements directly relating to such Asset Sale), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) secured by a Lien on the assets disposed of required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Net Proceeds received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Effective Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Effective Date and any extension, modification, replacement or renewal of any such Investments existing on the Effective Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Effective Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Notes in any material respect);

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) 2.85% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees (including Guarantees) of Indebtedness of the Issuer or any Restricted Subsidiary permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants —Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (8) of the second paragraph thereof);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities), not to exceed the greater of (x) $80.0 million and (y) 3.70% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $12.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof; and

(17) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Effective Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Effective Date;

(8) Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalent;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(27) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(28) restrictive covenants affecting the use to which real property may be put; provided, however, that the covenants are complied with;

(29) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(30) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(33) rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under the provisions in the legislation of Canadian provinces;

(34) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the crown under Canadian law and any statutory exceptions to title under Canadian law;

(35) customary transfer restrictions and purchase options in joint venture and similar agreements; and

(36) other Liens securing obligations not to exceed $15.0 million at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Issuer’s status as a public company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees in each case incurred or accrued prior to the Effective Date.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes dated as of the Effective Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Facility” means the credit facility provided under the Credit Agreement, to be dated the Effective Date among the Issuer, the other borrowers party thereto, the facility guarantors party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder Bank of America, N.A., as administrative agent and collateral agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Revolving Credit Facility and the Term Loan Facility.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Effective Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Effective Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto (including, for the avoidance of doubt, any sourcing companies created in connection with any of the foregoing).

“Specified Premium” means an amount equal to 1.0% of the Initial Issue Price.

“Sponsor Management Agreement” means that certain Management Agreement, entered into as of October 23, 2010, by and among Giraffe Holding, Inc., Giraffe Acquisition Corporation and Bain Capital Partners, LLC.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Facility” means the credit facility provided under the Credit Agreement, to be dated the Effective Date among the Issuer, the guarantors party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder and Credit Suisse AG, as administrative agent and collateral agent for the lenders, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of October 11, 2010 among Giraffe Holding, Inc., Giraffe Acquisition Corporation and the Issuer.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes and borrowings under the Senior Credit Facilities.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2014; provided, however, that if the period from the Redemption Date to December 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

Overview. In connection with the Acquisition, we entered into a credit agreement and related security and other agreements for a senior secured asset-based revolving credit facility (also referred to in this prospectus as the ABL Facility) with certain lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and bookrunner, and Bank of America, N.A., as administrative agent and collateral agent.

In connection with the Acquisition, we entered into a senior secured asset-based revolving credit facility which provides senior secured financing of up to $225.0 million, subject to a borrowing base, and which consists of a $213.0 million Tranche A sub-facility and a $12.0 million “first-in, last out” Tranche A-1 sub-facility. Substantially all of the Company’s domestic subsidiaries are co-borrowers with the Company under the ABL Facility. Availability under the ABL Facility is subject to the assets of the Company, its co-borrowers and any subsidiary guarantors (as described below) that are available to collateralize the borrowing and is reduced by the level of outstanding letters of credit. As of January 29, 2011, availability under the ABL Facility was approximately $148.4 million. The borrowing base for the Tranche A sub-facility at any time equals the sum of 90% of the appraised net orderly liquidation value of eligible inventory, eligible in-transit inventory and eligible letter of credit inventory, plus 85% of eligible trade accounts receivable, plus 90% of eligible credit card receivables, minus reserves established and modified from time to time. The borrowing base for the Tranche A-1 sub-facility at any time equals 5% (stepping down to 2.5% on November 23, 2012) of the appraised net orderly liquidation value of the eligible inventory, eligible in-transit inventory and eligible letter of credit inventory, minus reserves established and modified from time to time. Borrowings under the senior secured asset-based revolving credit facility are incurred first under the Tranche A-1 sub-facility, and no borrowings are permitted under the Tranche A sub-facility until the Tranche A-1 sub-facility has been fully utilized. Repayments of the senior secured asset-based revolving credit facility are applied to the Tranche A-1 sub-facility only after the Tranche A sub-facility has been fully paid down. The borrowings incurred under the Tranche A-1 sub-facility are at a higher interest rate, as described in “—Interest Rate and Fees” below. Our senior secured asset-based revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, and is available in U.S. dollars.

The senior secured asset-based revolving credit facility provides us with the right to request up to $75.0 million of additional commitments under this facility, provided that the aggregate amount of additional commitments incurred under both the senior secured asset-based revolving credit facility and the senior secured term loan facility described below may not exceed $200.0 million in the aggregate. The lenders under this facility will not be under any obligation to provide any such additional commitments under this facility, and any increase in commitments is subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $300.0 million, but our ability to borrow under this facility would still be limited by the amount of the borrowing base.

Interest Rate and Fees. Borrowings under our senior secured asset-based revolving credit facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (“Adjusted LIBOR”), in each case plus an applicable margin. The applicable margin is currently for 1.50% base rate loans and 2.50% for LIBOR loans borrowed under the Tranche A sub-facility, and 3.00% for base rate loans and 4.00% for LIBOR loans borrowed under the Tranche A-1 sub-facility. Commencing with the fiscal quarter beginning on July 23, 2011, the applicable margin for borrowings thereunder will be subject to adjustment each fiscal quarter, based on excess availability. Swingline loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

In addition to paying interest on outstanding principal under our senior secured asset-based revolving credit facility, we are required to pay a commitment fee in respect of the unutilized commitments thereunder, which is currently 0.625% per annum. Commencing with the fiscal quarter beginning on May 1, 2011, the commitment fee has been subject to adjustment based on the amount of unutilized commitments. We must also pay customary letter of credit fees and agency fees.

Mandatory Prepayments. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our senior secured asset-based revolving credit facility exceeds the lesser of (a) the commitment amount and (b) the borrowing base, we will be required to repay outstanding loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In addition, from the time that the amount available under our senior secured asset-based revolving credit facility is less than the greater of (a) 15% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million for five consecutive business days, until the time when we have excess availability equal to or greater than the greater of (a) 15% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million for 30 consecutive days, or during the continuance of certain events of default, including a payment or bankruptcy event of default and any event of default arising from failure to deliver a borrowing base certificate, failure to comply with the fixed charge coverage ratio described below, failure to comply with certain covenants relating to the bank accounts holding our cash or a breach of a representation or warranty made in any borrowing base certificate or any certificate accompanying the delivery of any financial statement, has occurred, we will be required to repay outstanding loans with the cash that we are required to deposit daily in a collection account maintained with the administrative agent under our senior secured asset-based revolving credit facility.

Voluntary Prepayments. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time subject, in the case of a reduction of the commitments with respect to the Tranche A-1 sub-facility only, to our having pro forma excess availability on a projected six-month basis of greater than 20% of the lesser of (1) the commitment amount and (2) the borrowing base. Prepayments of the loans may be made without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. There is no scheduled amortization under our senior secured asset-based revolving credit facility. The principal amount outstanding of the loans under our senior secured asset-based revolving credit facility will be due and payable in full on November 23, 2015.

Guarantees and Security. All obligations under our senior secured asset-based revolving credit facility are unconditionally guaranteed by our parent and substantially all of our existing 100%-owned domestic subsidiaries and will be required to be guaranteed by certain of our future domestic 100%-owned subsidiaries. All obligations under our senior secured asset-based revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our parent and our subsidiaries that are co-borrowers under, or that have guaranteed, our senior secured asset-based revolving credit facility (or subsidiary guarantors), including:

•

a first-priority security interest in personal property consisting of accounts receivable arising from the sale of inventory (and other goods and services), inventory, cash and cash equivalents, deposit accounts (other than any designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the senior secured asset-based revolving credit facility have only a second-priority security interest), certain securities accounts and certain assets related to the foregoing and, in each case, proceeds thereof;

•

a second-priority pledge of all of our capital stock directly held by our parent and a second-priority pledge of all of the capital stock directly held by us, any co-borrower, our parent and any subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary); and

•	a second-priority security interest in substantially all other tangible and intangible assets, including substantially all of our real property and intellectual property.

Certain Covenants and Events of Default. Our senior secured asset-based revolving credit facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or our other indebtedness;

•	make investments, loans and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	alter the business we conduct;

•	consolidate or merge;

•	incur liens; and

•	engage in sale-leaseback transactions.

Each of the covenants limiting dividends and other restricted payments, investments, loans and acquisitions, incurrence of unsecured or subordinated debt, and prepayments or redemptions of certain indebtedness permit the restricted actions in an unlimited amount so long as certain payment conditions are satisfied, principally that we must have pro forma and six month projected excess availability under the senior secured asset-based revolving credit facility greater than the greater of (a) 20% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $40.0 million, and that our pro forma Consolidated Fixed Charge Coverage Ratio (as defined in the ABL Facility) is at least 1.1 to 1.0 (in the case of dividends and other restricted payments or prepayments or redemptions of certain indebtedness) or 1.0 to 1.0 (in the case of investments, loans and acquisitions or the incurrence of unsecured or subordinated debt).

From the time when we have excess availability less than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $20.0 million, until the time when we have excess availability greater than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $20.0 million for 30 consecutive days, the credit agreement governing our senior secured asset-based revolving credit facility will require us to maintain a Consolidated Fixed Charge Coverage Ratio (as defined in the ABL Facility) of at least 1.0 to 1.0.

The credit agreement governing our senior secured asset-based revolving credit facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

Senior Secured Term Loan Facility

Overview. In connection with the Acquisition, we entered into a credit agreement and related security and other agreements for a $820.0 million senior secured term loan facility (referred to in this prospectus, together with the ABL Facility, as the Senior Credit Facilities) with certain lenders, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint bookrunner, Morgan Stanley Senior Funding, Inc., as joint lead arranger and joint bookrunner, and Credit Suisse AG, as administrative agent and collateral agent. The full amount of the senior secured term loan facility was drawn in connection with the Acquisition.

Effective February 11, 2011, we amended and restated the terms of the senior secured term loan facility to, among other things, lower the interest rate by 50 basis points and remove select financial covenants. The following description of the senior secured term loan facility reflects such facilities as amended and restated.

The senior secured term loan facility permits us to request additional tranches of term loans in an aggregate amount not to exceed $200.0 million, provided that such amount will be subject to reduction by the amount of any additional commitments incurred under the senior secured asset-based revolving credit facility described above. Availability of such additional tranches of term loans will be subject to the absence of any default, pro forma compliance with a maximum consolidated net leverage ratio and a minimum consolidated cash interest coverage ratio, each set at levels that become more restrictive over time, compliance with a consolidated net first lien leverage ratio no greater than the level of such leverage ratio on the closing date and, among other things, the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees. Borrowings under our senior secured term loan facility bear interest at a rate per annum equal to, at our option, either (a) the sum of (x) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse AG, (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, plus (y) 2.50% or (b) Adjusted LIBOR plus 3.50%.

Mandatory Prepayments. The credit agreement governing our senior secured term loan facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (subject to reduction to 25% and 0% based upon our leverage ratio) of our annual excess cash flow;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any issuance of certain debt, other than debt permitted under our senior secured term loan facility.

Voluntary Prepayments. We are able to voluntarily prepay outstanding loans under our senior secured term loan facility at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. We are required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans made on the closing date, with the balance due on February 23, 2018.

Guarantees and Security. All obligations under our senior secured term loan facility are unconditionally guaranteed by our parent and substantially all of our existing 100%-owned domestic subsidiaries, and will be required to be guaranteed by certain of our future domestic 100%-owned subsidiaries. All obligations under the senior secured term loan facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our parent and our subsidiary guarantors, including:

•

a first-priority pledge of all of the capital stock directly held by us and our subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary and 100% of the non-voting stock of such subsidiary);

•

a first-priority pledge of all of our capital stock directly held by our parent and a first-priority security interest in substantially all of our parent’s, our and each subsidiary guarantor’s other tangible and intangible assets (other than the assets described in the following bullet point), including substantially all of our real property and intellectual property, certain securities accounts and any designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the senior secured term loan facility have a first-priority security interest; and

•

a second-priority security interest in personal property consisting of accounts receivable arising from the sale of inventory (and other goods and services), inventory, cash, all other deposit accounts and certain securities accounts and certain assets related to the foregoing.

Our senior secured term loan facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or our other indebtedness;

•	make investments, loans and acquisitions;

•	make capital expenditures;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	alter the business we conduct;

•	consolidate or merge;

•	incur liens; and

•	engage in sale-leaseback transactions.

The credit agreement governing our senior secured term loan facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, and we will indemnify the holders of the existing notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS REGISTRATION STATEMENT OR ANY DOCUMENT REFERRED TO HEREIN (I) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (II) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING U.S. TAX PENALTIES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of certain material U.S. federal income tax consequences applicable to the exchange of existing notes for exchange notes pursuant to the exchange offer (the “Exchange”) and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential U.S. federal income tax consequences. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect or in existence as of the date of this registration statement. All of these are subject to change, possibly with retroactive effect, or different interpretations, which may result in U.S. federal tax consequences different from those summarized below. Moreover, there is no assurance that the IRS will not successfully challenge some of the conclusions reached herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of the existing notes or the exchange notes in light of their specific circumstances (for example, U.S. Holders, as defined below, subject to the alternative minimum tax provisions of the Code and holders subject to the Medicare tax on unearned income) or to holders that may be subject to special rules under U.S. federal income tax law, including:

•	broker-dealers in stocks, securities or currencies;

•	securities traders that use a mark-to-market accounting method;

•	banks and financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	persons holding existing notes or exchange notes as part of a synthetic security, a straddle or a hedging, integrated, conversion or constructive sale transaction;

•	persons who or that are, or may become, subject to the expatriation provisions of the Code;

•	individual retirement accounts or other tax deferred accounts;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	Non-U.S. Holders (as defined below), except as described below; or

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, or investors in such entities.

The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law, as applicable to holders of the existing notes or the exchange notes.

Further, this discussion assumes (i) that the existing notes were issued for cash in an amount equal to their stated redemption price at maturity and (ii) addresses only tax consequences to investors that exchange their existing notes for exchange notes in the Exchange. Moreover, this discussion assumes that the existing notes and exchange notes are both held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this summary, “U.S. Holder” means the beneficial holder of an existing note or an exchange note who or that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes formed in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable U.S. Treasury regulations for the trust to be treated as a U.S. person.

The term “Non-U.S. Holder” means any beneficial owner of an existing note or an exchange note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds existing notes or exchange notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor as to the tax consequences of the partnership’s exchange, purchase, ownership and disposition of the existing notes or exchange notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Taxation of U.S. Holders

Treatment of the Exchange

The exchange of an existing note for an exchange note by a U.S. Holder pursuant to the Exchange will not constitute a taxable exchange for U.S. federal income tax purposes. A U.S. Holder will not recognize any gain or loss upon the receipt of an exchange note for an existing note and a U.S. Holder will continue to be taxed in the same manner as for an existing note. A U.S. Holder’s holding period for an exchange note will include the holding period for the existing note exchanged therefor, and such U.S. Holder’s basis in the exchange note immediately after the Exchange will be the same as such U.S. Holder’s basis in such existing note immediately before the Exchange.

Interest

This discussion assumes that the existing notes were issued for cash in an amount equal to their stated redemption price at maturity. Accordingly, following the Exchange, stated interest on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes (e.g., as described under “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are either remote or incidental. We intend to take the position that the foregoing contingencies are remote and/or incidental, and we do not intend to treat the exchange notes as contingent payment debt instruments. Our position that such contingencies are remote and/or incidental is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. If any additional amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income at the time such payments are received or accrued, in accordance with the holder’s usual method of accounting for U.S. federal income tax purposes. In the event the IRS takes the position that the likelihood of certain of the payments described above was not remote and/or incidental, it would affect the amount and timing (and possibly character) of the income recognized by a U.S. Holder. In addition, if we exercise our option to repurchase the exchange notes prior to the maturity date, the yield on such exchange notes may be greater than it would otherwise be. Under special rules governing this type of unconditional option, we will be deemed not to exercise this option, and the possibility of this increased yield will not affect the amount and timing of interest income you recognize in advance of such events.

The remainder of this discussion assumes that the determinations above are correct. U.S. Holders should consult their own tax advisors regarding the tax considerations relating to the contingent payments and optional redemption rights described above.

Market Discount

In general, the existing notes will have “market discount” if such notes were acquired after their original issuance at a discount of more than a de minimis amount to their adjusted issue price. Market discount generally will be treated as accruing on a straight line basis over the term of the exchange notes or, at the holder’s election, under a constant yield method. If the constant yield election is made, it may not be revoked. U.S. Holders of existing notes that have accrued market discount in such notes will carry over that market discount to the exchange notes received in the Exchange.

A U.S. Holder may elect to include market discount in income as it accrued over the remaining term of the exchange notes. Once made, this accrual election applies to all market discount obligations acquired by the holder on or before the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder’s tax basis in an exchange note will be increased by the amount of market discount included in such holder’s income under this election. If a U.S. Holder does not elect to include accrued market discount in income over the remaining term of the exchange notes, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the exchange note until maturity or a taxable disposition of the exchange note.

If an exchange note is treated as including market discount, the U.S. Holder will be required to treat any gain recognized on its disposition as ordinary income to the extent of the accrued market discount not previously included in income. If the holder disposes of the exchange note in certain otherwise nontaxable transactions, the holder will be required to include accrued market discount in income as ordinary income as if the holder sold the property at its then fair market value, or the market discount may carry over in certain other nonrecognition transactions.

Amortizable Bond Premium

A U.S. Holder who acquired existing notes at a premium (i.e., the excess of the holder’s adjusted tax basis over the note’s stated redemption price at maturity) will carryover that premium to the exchange notes acquired in the Exchange. A U.S. Holder generally may elect to amortize that premium (“amortizable bond premium”) from the acquisition date to the note’s maturity date under a constant yield method based on the note’s payment period. Amortizable bond premium is treated as an offset to interest income on the exchange notes and not as a separate deduction. The election to amortize bond premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize bond premium is not made, a U.S. Holder must include all amounts of taxable interest in income without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss upon a disposition of an exchange note.

Sale, Exchange, Retirement, Redemption or Other Disposition of an Exchange Note

A U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than in a tax-free transaction), retirement, redemption or other taxable disposition of an exchange note, equal to the difference, if any, between:

•

the amount of cash and the fair market value of any property received (less any portion allocable to the payment of accrued but unpaid stated interest not previously included in income, which amount will be taxable as ordinary interest income as discussed above); and

•	the U.S. Holder’s adjusted tax basis in the exchange note.

A U.S. Holder’s initial tax basis in an exchange note immediately after the Exchange will be the same as such U.S. Holder’s basis in the existing note exchanged therefor and such tax basis will be increased by any amount includible in income as accrued market discount (if current inclusion is elected as described in more detail above) and decreased the amount of any premium amortized by the holder and used to offset interest income, and by payments from the Issuer other than qualified stated interest.

Subject to the discussion of market discount above, any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (determined, as described above, by including the holding period of the existing note exchanged therefor). Long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at preferential rates. The ability of a U.S. Holder to offset capital losses against ordinary income is limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments of principal, payments of stated interest, and the proceeds of sales or other dispositions (including a retirement or redemption) of the exchange notes unless an exemption exists. In addition, backup withholding may apply to such payments and proceeds if a U.S. Holder fails to provide its correct taxpayer identification number and certify that it is exempt from backup withholding. All individuals are subject to these requirements. In general, corporations are exempt from these requirements, provided that their exemptions are properly established. Under current law, the backup withholding rate is 28% through 2012, and 31% thereafter.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (or refunded), provided that the required information is timely provided to the IRS. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

Exchange Offer

As discussed above with respect to U.S. Holders, the exchange of an existing note pursuant to the Exchange will not constitute a taxable exchange for U.S. federal income tax purposes for a beneficial owner of existing notes that is a Non-U.S. Holder.

Interest

This discussion assumes that the existing notes were issued for cash in an amount equal to their stated redemption price at maturity. Under U.S. federal income tax law, and subject to the discussion below, no withholding of U.S. federal income tax generally will be required with respect to the payment by us or our paying agent of principal and interest that qualifies as portfolio interest. Interest on an exchange note owned by a Non-U.S. Holder will qualify as portfolio interest if (1) such interest is not effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder, (2) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable U.S. Treasury regulations, (3) such Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively within the meaning of the Code and applicable U.S. Treasury regulations, (4) such Non-U.S. Holder is not a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code, and (5) either (a) such Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (b) such Non-U.S. Holder holds exchange notes through certain financial intermediaries and the certification requirements of applicable U.S. Treasury regulations are satisfied.

A Non-U.S. Holder with interest income that does not qualify as portfolio interest will be subject to a 30% U.S. federal withholding tax unless, under current procedures, it delivers a properly completed IRS Form W-8ECI stating that interest paid on its exchange notes is not subject to withholding tax because it is effectively connected to its conduct of a trade or business in the United States or a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding tax under an applicable income tax treaty.

Interest that is effectively connected income generally will be taxable on a net basis as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Moreover, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax of 30% (or a lower applicable treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits.

The Issuer may, in certain circumstances, be required to make additional payments to holders of such exchange notes. As noted above with respect to U.S. Holders, we intend to take the position that such additional payments do not cause the exchange notes to be treated as contingent payment debt instruments. Such payments may be treated as interest (or OID), subject to the rules described above, as gain realized on the sale, exchange or other disposition of an exchange note, or as other income subject to U.S. federal withholding tax. Non-U.S. Holders should consult their own tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, particularly as to the availability of the portfolio interest exemption, and the ability of Non-U.S. Holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of any such additional payments.

Sale, Exchange, Retirement, Redemption or Other Disposition of an Exchange Note

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement, redemption or other disposition of an exchange note (except to the extent proceeds are attributable to accrued but unpaid stated interest not previously included in income, in which case the above rules regarding interest would apply), unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the

United States (and, if required by an applicable income tax treaty, attributable to a U.S. “permanent establishment”), in which case the Non-U.S. Holder will be taxed in the same manner discussed above with respect to effectively connected income (and, in the case of a Non-U.S. Holder that is a corporation, branch profits tax), or (2) in the case of a Non-U.S. Holder that is an individual, the holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to a Non-U.S. Holder the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or agreement.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest on the exchange notes, provided that the Non-U.S. Holder provides the required certification described above that it is a Non-U.S. Holder.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of the exchange notes within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that such holder is a Non-U.S. Holder or otherwise establishes an exemption.

Under current law, the backup withholding rate is 28% through 2012, and 31% thereafter. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability (or refunded), provided that the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Recent Legislation

The recently enacted Hiring Incentives to Restore Employment Act (the “Hire Act”) modifies some of the withholding, information reporting and certification rules above with respect to certain holders (other than U.S. Holders who fail to comply with the Hire Act’s new reporting and disclosure obligations. If applicable, additional withholding could apply to most types of U.S. source payments (including payments of interest) to such holders after December 31, 2012. However, the Hire Act contains an exception that provides that withholding tax will not apply to payments made on debt instruments that are outstanding on March 18, 2012. Nonetheless, because the Hire Act is new and the U.S. Treasury has broad authority to interpret the new rules and promulgate regulations, such holders should consult their tax advisors concerning the rules in the Hire Act that may be relevant to their investment in the exchange notes.

LEGAL MATTERS

The validity of the exchange notes and the guarantees has been passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. In passing on the validity of the exchange notes and the guarantees, Ropes & Gray LLP relied upon the opinion of Holland & Knight LLP as to certain matters of the laws of the State of Virginia. Ropes & Gray LLP and some attorneys of Ropes & Gray LLP are members of RGIP, LLC, which is an investor in certain investment funds sponsored by Bain Capital and often a co-investor with such funds. RGIP, LLC indirectly owns less than 1% of the outstanding equity interests of the Company.

EXPERTS

The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of the Exchange Notes—Reports and Other Information.”

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of January 29, 2011 (Successor) and January 30, 2010 (Predecessor)	F-3

Consolidated Statements of Operations for the periods from November 23, 2010 to January  29, 2011 (Successor), and January 31, 2010 to November 22, 2010 (Predecessor), and the years ended January 30, 2010 and January 31, 2009 (Predecessor)

F-4

Consolidated Statements of Cash Flows for the periods from November 23, 2010 to January  29, 2011 (Successor), and January 31, 2010 to November 22, 2010 (Predecessor), and the years ended January 30, 2010 and January 31, 2009 (Predecessor)

F-5

Consolidated Statements of Stockholders’ Equity for the periods from November  23, 2010 to January 29, 2011 (Successor), and January 31, 2010 to November 22, 2010 (Predecessor), and the years ended January 30, 2010 and January 31, 2009 (Predecessor)

F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

The Gymboree Corporation

We have audited the accompanying consolidated balance sheets of The Gymboree Corporation and subsidiaries (the “Company”) as of January 29, 2011 (Successor) and January 30, 2010 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from November 23, 2010 to January 29, 2011 (Successor), the period from January 31, 2010 to November 22, 2010, and for each of the two years in the period ended January 30, 2010 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of January 29, 2011, and the results of its operations and its cash flows for the period from November 23, 2010 to January 29, 2011 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of January 30, 2010, and the results of its operations and its cash flows for the period from January 30, 2010 to November 22, 2010, and for each of the two years in the period ended January 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
April 28, 2011 (May 13, 2011 as to Note 19)

THE GYMBOREE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 29, 2011	January 30, 2010
	(Successor)	(Predecessor)
ASSETS
Current Assets:
Cash and cash equivalents	$32,124	$257,672
Accounts receivable, net of allowance of $- and $434	13,669	9,911
Merchandise inventories	184,268	121,133
Prepaid income taxes	16,116	—
Prepaid expenses	4,856	5,315
Deferred income taxes	6,697	14,463

Total current assets	257,730	408,494

Property and Equipment:
Land and buildings	26,782	25,713
Leasehold improvements	120,768	218,317
Furniture, fixtures, and equipment	71,286	192,520

	218,836	436,550
Less accumulated depreciation and amortization	(6,345)	(231,089)

	212,491	205,461
Deferred Income Taxes	—	17,417
Goodwill	934,639	239
Other Intangible Assets	606,210	1,210
Deferred Financing Costs	61,983	—
Other Assets	15,072	3,309

Total Assets	$2,088,125	$636,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$54,494	$46,470
Accrued liabilities	81,100	69,295
Income tax payable	—	5,381
Current portion of long-term debt	8,200	—

Total current liabilities	143,794	121,146
Long-Term Liabilities:
Long-term debt	1,207,791	—
Lease incentives and other deferred liabilities	18,352	70,859
Unrecognized tax benefits	7,779	5,372
Deferred income taxes	224,598	—

Total Liabilities	1,602,314	197,377

Commitments and Contingencies (see Note 3)	—	—
Stockholders’ Equity:
Successor Company – Common stock, including additional paid-in capital ($.001 par value: 1,000 shares authorized; 1,000 shares issued and outstanding at January 29, 2011)	508,617	—
Predecessor Company – Common stock, including additional paid-in capital ($.001 par value: 100,000,000 shares authorized; 29,369,126 shares issued and outstanding at January 30, 2010)	—	198,879
Retained earnings (deficit)	(23,044)	239,531
Accumulated other comprehensive income	238	343

Total Stockholders’ Equity	485,811	438,753

Total Liabilities and Stockholders’ Equity	$2,088,125	$636,130

See Notes to Consolidated Financial Statements.

THE GYMBOREE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Successor	Predecessor
			Year Ended
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	January 30, 2010	January 31, 2009
Net sales:
Retail	$244,287	$814,863	$1,001,527	$987,859
Play & Music	2,814	10,847	13,384	12,819
Other	447	1,173	—	—

Total net sales	247,548	826,883	1,014,911	1,000,678
Cost of goods sold, including buying and occupancy expenses	(184,483)	(431,675)	(535,005)	(524,477)

Gross profit	63,065	395,208	479,906	476,201
Selling, general and administrative expenses	(78,843)	(307,361)	(316,268)	(327,893)

Operating (loss) income	(15,778)	87,847	163,638	148,308
Interest income	36	295	728	1,690
Interest expense	(17,387)	(248)	(243)	(208)
Other income (expense), net	53	119	610	(151)

(Loss) income before income taxes	(33,076)	88,013	164,733	149,639
Income tax benefit (expense)	10,032	(36,449)	(62,814)	(56,159)

Net (loss) income	$(23,044)	$51,564	$101,919	$93,480

See Notes to Consolidated Financial Statements.

THE GYMBOREE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
			Year Ended
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	January 30, 2010	January 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(23,044)	$51,564	$101,919	$93,480
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	10,250	32,550	37,302	34,854
Amortization of deferred financing costs and accretion of original issue discount	1,357	—	—	—
(Benefit) provision for deferred income taxes	(11,246)	4,128	2,727	(3,841)
Share-based compensation expense	482	41,042	18,462	19,850
Loss on disposal/impairment of assets	1,150	880	1,336	448
Excess tax benefits from exercise and vesting of share-based awards	—	(12,584)	(3,750)	(6,023)
Tax benefit from exercise of stock options and vesting of restricted stock awards and units	—	12,254	2,629	6,440
Change in assets and liabilities:
Accounts receivable	7,035	(10,791)	8,831	(6,122)
Merchandise inventories	48,607	(55,512)	(6,046)	3,895
Prepaid expenses and other assets	1,295	(1,346)	(3,865)	7,408
Accounts payable	(11,782)	19,749	1,854	(8,113)
Income tax payable/prepaid income taxes	(345)	(27,312)	6,659	(7,877)
Accrued liabilities	(4,820)	32,959	4,843	5,652
Lease incentives and other deferred liabilities	2,141	3,370	3,694	14,973

Net cash provided by operating activities	21,080	90,951	176,595	155,024

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of marketable securities	—	—	—	34,700
Purchases of marketable securities	—	—	—	(34,700)
Acquisition of business, net of cash acquired	(1,828,308)	—	—	—
Capital expenditures	(5,054)	(42,214)	(39,579)	(56,114)
Other	(46)	(1,238)	—	—

Net cash used in investing activities	(1,833,408)	(43,452)	(39,579)	(56,114)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt-term loan	815,900	—	—	—
Proceeds from senior notes	400,000	—	—	—
Proceeds from ABL facility	30,000	—	—	—
Principal payments on ABL facility	(30,000)	—	—	—
Deferred financing costs	(63,266)	—	—	—
Purchase of interest rate cap contracts	(12,079)	—	—	—
Proceeds from issuance of common stock	508,135	1,371	6,055	9,296
Excess tax benefits from exercise and vesting of share-based awards	—	12,584	3,750	6,023
Repurchases of common stock	—	(124,610)	(31,340)	(5,591)

Net cash provided by (used in) financing activities	1,648,690	(110,655)	(21,535)	9,728

Net (decrease) increase in cash and cash equivalents	(163,638)	(63,156)	115,481	108,638
Effect of exchange rate fluctuations on cash	852	394	1,719	(1,479)
CASH AND CASH EQUIVALENTS:
Beginning of Period	194,910	257,672	140,472	33,313

End of Period	$32,124	$194,910	$257,672	$140,472

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures incurred, but not yet paid	$3,737	$5,817	$3,047	$2,992
Acquisition costs incurred, but not yet paid	$1,352	$—	$—	$—
Deferred financing costs incurred, but not yet paid	$—	$1,306	$—	$—
OTHER CASH FLOW INFORMATION:
Cash paid during the year for income taxes	$966	$46,888	$53,747	$62,615
Cash paid during the year for interest	$3,818	$77	$64	$90

See Notes to Consolidated Financial Statements

THE GYMBOREE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total	Total Comprehensive Income (Loss)
	Shares	Amount
PREDECESSOR:
BALANCE AT FEBRUARY 2, 2008	28,344,205	$28	$139,984	$67,340	$943	$208,295
Issuance of common stock under equity incentive and purchase plans	751,241	1	9,295			9,296
Share-based compensation			19,850			19,850
Stock repurchases	(18,000)	—	(81)	(642)		(723)
Tax benefit from exercise of stock options and vesting of restricted stock awards and units			6,442			6,442
Translation adjustments and unrealized net loss on cash flow hedges, net of tax of $(115)					(2,365)	(2,365)	$(2,365)
Net income				93,480		93,480	93,480

							$91,115

BALANCE AT JANUARY 31, 2009	29,077,446	29	175,490	160,178	(1,422)	334,275
Issuance of common stock under equity incentive plan	918,836	1	6,054			6,055
Share-based compensation			18,462			18,462
Stock repurchases	(627,156)	(1)	(3,785)	(22,566)		(26,352)
Tax benefit from exercise of stock options and vesting of restricted stock awards and units			2,629			2,629
Translation adjustments and unrealized net gains on cash flow hedges, net of tax of $54					1,765	1,765	$1,765
Net income				101,919		101,919	101,919

							$103,684

BALANCE AT JANUARY 30, 2010	29,369,126	29	198,850	239,531	343	438,753
Issuance of common stock under equity incentive plan	619,280	1	1,371			1,372
Share-based compensation			41,042			41,042
Stock repurchases	(2,613,375)	(3)	(17,512)	(96,132)		(113,647)
Tax benefit from exercise of stock options and vesting of restricted stock awards and units			12,254			12,254
Translation adjustments and unrealized net loss on cash flow hedges, net of tax of $(83)					(1,194)	(1,194)	$(1,194)
Net income				51,564		51,564	51,564

							$50,370

BALANCE AT NOVEMBER 22, 2010	27,375,031	$27	$236,005	$194,963	$(851)	$430,144

SUCCESSOR:
BALANCE AT NOVEMBER 23, 2010	—	$—	$—	$—	$—	$—
Issuance of common stock	1,000	—	508,000	—	—	508,000
Investment by Parent			135			135
Share-based compensation			482			482
Translation adjustments and unrealized net gains on cash flow hedges, net of tax of $-					238	238	238
Net loss				(23,044)		(23,044)	$(23,044)

							$(22,806)

BALANCE AT JANUARY 29, 2011	1,000	$—	$508,617	$(23,044)	$238	$485,811

See Notes to Consolidated Financial Statements.

THE GYMBOREE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of the Business

The Gymboree Corporation is a specialty retailer operating stores selling high-quality apparel and accessories for children under the GYMBOREE®, GYMBOREE OUTLET, JANIE AND JACK®, and CRAZY 8® brands, as well as play programs for children under the GYMBOREE PLAY & MUSIC® brand. The Company operates two reportable segments, retail stores and Gymboree Play & Music (see Note 12). As of January 29, 2011, the retail segment operated a total of 1,065 retail stores, including 1,023 stores in the United States (594 Gymboree stores, 149 Gymboree Outlet stores, 123 Janie and Jack shops and 157 Crazy 8 stores), 37 Gymboree stores in Canada, 2 Gymboree stores in Australia, 2 Gymboree stores in Puerto Rico and 1 Gymboree Outlet store in Puerto Rico, as well as 3 online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com.

Gymboree Play & Music offers an array of classes developed by early childhood experts, as well as birthday parties and developmental toys, books and music. As of January 29, 2011, Gymboree Play & Music programs were offered at 8 Company-operated play centers (3 in California, 4 in Florida and 1 in Arizona) and 680 franchisee-operated play centers, of which approximately 32% are located in the United States.

Basis of Presentation

On October 11, 2010, The Gymboree Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Giraffe Holding, Inc., a Delaware corporation (“Parent” or “Holding”), and Giraffe Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), whereby Acquisition Sub merged with and into the Company in accordance with the “short-form” merger provisions available under Delaware law. The Company is continuing as the surviving corporation and 100%-owned indirect subsidiary of the Parent (the “Merger”). Bain Capital Partners, LLC (“Bain”) owns a controlling interest in Holding. The Merger was consummated on November 23, 2010 (“Transaction Date”). Under the Merger Agreement, the former holders of the Company’s common stock, par value $0.001 per share, received $65.40 per share. The Merger consideration was funded through the use of the Company’s available cash, equity contributions from the Parent and the debt financings described below. The November 23, 2010 Merger is also referred to as the “Transaction.”

The following principal equity capitalization and financing transactions occurred in connection with the Transaction:

•

Immediately prior to the closing of the Transaction, Acquisition Sub exercised the Top-Up Option in the Merger Agreement and irrevocably elected to purchase from the Predecessor Company a total of 30,713,523 Top-Up Option shares at an aggregate price of approximately $2 billion. Acquisition Sub executed a promissory note as payment for the Top-Up Option shares. The Top-Up Option shares and the promissory note were cancelled upon the closing of the Transaction;

•	Aggregate cash equity contributions of approximately $508 million were made by the Parent; and

•

The Successor Company (1) entered into a new $225 million asset based revolving credit facility (“ABL”), of which $30 million was drawn at closing, (2) entered into a new $820 million secured term loan agreement (“Term Loan”), of which all but the original issue discount of $4.1 million was drawn at closing, and (3) issued $400 million face amount 9.125% senior notes (“Notes”) due 2018. These financing transactions are described in more detail in Notes 5 and 6.

The proceeds from the equity capitalization and financing transactions, together with approximately $164.9 million of the Company’s cash, were used to fund the:

•	Purchase of Predecessor Company common stock outstanding of approximately $1.8 billion;

•	Settlement of all unvested stock options and restricted stock units of the Predecessor Company of approximately $39.3 million; and

•

Fees and expenses related to the Transaction and the related financing transactions of approximately $17.9 million in the period from January 31, 2010 to November 22, 2010 and $71.2 million in the period from November 23, 2010 to January 29, 2011.

The accompanying consolidated balance sheets, statements of operations and cash flows and the notes to the consolidated financial statements are presented for the Predecessor and Successor periods, which relate to the periods preceding the Transaction Date (periods prior to November 23, 2010) and the period succeeding the Transaction Date (November 23, 2010 to January 29, 2011), respectively.

Classification Error

The Company corrected the classification of approximately $9.9 million in building costs from leasehold improvements to land and buildings to properly present such amounts in the consolidated balance sheet as of January 30, 2010. The Company’s net property and equipment balance as of January 30, 2010 did not change from the amount previously reported.

Reclassifications

Goodwill and other intangible assets, previously reported in other assets as of January 30, 2010, have been separately disclosed to conform to the current year presentation.

Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s year end is on the Saturday closest to January 31. The Predecessor and Successor periods presented relate to the period preceding the Transaction Date (January 31, 2010 to November 22, 2010) and the period succeeding the Transaction Date (November 23, 2010 to January 29, 2011), respectively. Fiscal 2009 and fiscal 2008, which included 52 weeks, ended on January 30, 2010 and January 31, 2009, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cost of Goods Sold

Cost of goods sold (“COGS”) includes cost of goods, buying expenses, occupancy expenses and shipping costs. Cost of goods consists of cost of merchandise, inbound freight and other inventory-related costs, such as shrink and lower of cost or market adjustments. Buying expenses include costs incurred to design, produce and allocate merchandise. Occupancy expenses consist of rent and other occupancy costs, including common area maintenance and utilities. Shipping costs consist of third-party delivery services to customers.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consist of non-occupancy-related costs associated with the Company’s retail stores, distribution center and shared corporate services. These costs include payroll and benefits, depreciation and amortization, credit card fees, advertising and other general expenses. SG&A also includes fees and expenses related to the Transaction.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investment instruments with a maturity of three months or less at date of purchase.

Accounts Receivable

Accounts receivable primarily include amounts due from landlord construction allowances, amounts due from Gymboree Play & Music franchisees for royalties and consumer product sales, as well as amounts due from major credit card companies. Construction allowance receivable due dates vary. Royalties are due within 30 days of each calendar quarter end and receivables from consumer product sales are generally due upon shipment. Amounts due from major credit card companies are generally collected within five days. The Company estimates its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due and the Company’s previous loss history. The provision for doubtful accounts receivable is included in SG&A expenses. A summary of activity in the allowance for doubtful accounts is as follows (in thousands):

	Successor	Predecessor
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	Fiscal 2009	Fiscal 2008
Balance at beginning of period	$—	$434	$388	$498
Provision for doubtful accounts receivable	287	(7)	110	274
Accounts written off	(287)	—	(64)	(384)

Balance at end of period	$—	$427	$434	$388

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. At times, cash balances held at financial institutions are in excess of federally insured limits.

In the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, one company acting as the Company’s buying agent managed approximately 90%, 80%, 90% and 90%, respectively, of the Company’s inventory purchases, which may potentially subject the Company to risks of concentration related to sourcing of its inventory.

Fair Value Measurements

The accounting guidance for fair value measurements and disclosure defines and establishes a framework for measuring fair value and expands related disclosures (see Note 17).

Merchandise Inventories

Merchandise inventories are recorded at the lower of cost or market (“LCM”), determined on a weighted-average basis. The Company reviews its inventory levels to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes) and records an adjustment when the future estimated selling price is less than cost. The Company takes a physical count of inventories in all stores once a year and in some stores twice a year, and performs cycle counts throughout the year in its distribution center. The Company records an inventory shrink adjustment based upon physical counts and also provides for estimated shrink adjustments for the period between the last physical inventory count and each balance sheet date. The Company’s inventory shrink estimate can be affected by changes in merchandise mix and changes in actual shrink trends. The Company’s LCM estimate can be affected by changes in consumer demand and the promotional environment.

Property and Equipment

Property and equipment acquired in the Transaction are stated at estimated fair value as of the Transaction Date, less accumulated depreciation and amortization recorded subsequent to the Transaction. Property and equipment acquired prior to and subsequent to the Transaction Date are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from approximately 3 to 25 years, except for the Company’s distribution center in Dixon, California, which has a useful life of 39 years. Leasehold improvements, which include an allocation of directly-related internal payroll costs for employees dedicated to real estate construction projects, are amortized over the lesser of the applicable lease term, which ranges from 5 to 13 years, or the estimated useful life of the improvements. Software costs are amortized using the straight-line method based on an estimated useful life of three to seven years. Construction in progress was $3.7 million and $6.4 million as of January 29, 2011 and January 30, 2010, respectively. Repair and maintenance costs are expensed as incurred.

Deferred Financing Costs

As a result of the Transaction, the Company recorded approximately $63.3 million of deferred financing costs related to the financing transactions described in Notes 5 and 6. Deferred financing costs allocated to the Term Loan and Notes are amortized over the term of the related financing agreements using the effective interest method. Deferred financing costs allocated to the asset-based revolving credit facility are amortized on a straight-line basis. The weighted-average amortization period is approximately 7.3 years. Amortization of deferred financing costs is recorded in interest expense and was approximately $1.4 million during the period from November 23, 2010 to January 29, 2011. Amortization expense for each of the next five fiscal years is estimated to be as follows: fiscal 2011—$7.6 million; fiscal 2012—$8.0 million; fiscal 2013—$8.4 million; fiscal 2014—$8.9 million; and fiscal 2015—$9.1 million.

Goodwill

Goodwill represents the excess of the acquisition cost over the estimated fair value of tangible assets and other identifiable intangible assets acquired, less liabilities assumed. Goodwill is not amortized, but is tested for impairment at least annually. The impairment test compares the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. If the carrying value of the assets and liabilities exceeds the fair value of the reporting unit, the Company would calculate the implied fair value of its reporting unit goodwill as compared with the carrying value of its reporting unit goodwill to determine the appropriate impairment charge. The Company will test goodwill for impairment in November of each fiscal year. Calculating the fair value of a reporting unit and the implied fair value of reporting unit goodwill requires significant judgment. Actual results could vary significantly from these estimates and could result in material impairment charges in the future.

Intangible Assets and Liabilities

Intangible assets primarily represent trade names for each of the Company’s brands, contractual customer relationships, and below market leases. Intangible liabilities represent above market leases and are included in deferred liabilities. Trade names have been assigned an indefinite life and are reviewed for impairment at least annually. The Company will test trade names for impairment in November of each fiscal year. The impairment test will compare the fair value of these intangible assets with their carrying amounts. Calculating the fair value of trade names requires significant judgment. Actual results could vary significantly from these estimates and could result in material impairment charges in the future. All other intangible assets and liabilities will be amortized on a straight-line basis over their estimated useful lives (see Note 4). Intangible assets and liabilities with finite lives are evaluated for impairment using a process similar to that used to evaluate other long-lived assets as described below. An impairment loss is recognized for the amount by which the carrying value exceeds fair value.

Asset Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the undiscounted future cash flows from the asset group are less than the carrying value, a loss is recognized equal to the difference between the carrying value of the asset group and its fair value. The fair value of the asset group is estimated based on discounted future cash flows using a discount rate commensurate with the risk. The asset group is determined based on the lowest level for which identifiable cash flows are available. Decisions to close a store or facility can also result in accelerated depreciation over the revised useful life. For locations to be closed that are under long-term leases, the Company records a charge for lease buyout expense or the difference between its rent and the rate at which it expects to be able to sublease the properties and related costs, as appropriate. Most closures occur upon the lease expiration. The estimate of future cash flows is based on historical experience and typically third-party advice or market data. These estimates can be affected by factors such as future store profitability, real estate demand and economic conditions that can be difficult to predict.

Asset Retirement Obligations

An asset retirement obligation represents a legal obligation associated with the retirement of a tangible long-lived asset that is incurred upon the acquisition, construction, development or normal operation of that long-lived asset. The Company recognizes asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made. The asset retirement obligation is subsequently adjusted for changes in fair value. The associated estimated asset retirement costs are capitalized in other assets and depreciated over their useful life. The Company’s asset retirement obligations relate to restoration provisions in leases for retail store locations and the Company’s corporate offices and are not significant.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The Company maintains valuation allowances when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The Company is subject to periodic audits by the Internal Revenue Service and other taxing authorities. These audits may challenge certain of the Company’s tax positions such as the timing and amount of deductions and allocation of taxable income to the various tax jurisdictions. Determining income tax expense for tax contingencies requires management to make assumptions that are subject to factors such as proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations, and resolution of tax audits. Actual results could materially differ from these estimates and could significantly affect the effective tax rate and cash flows in future years.

Rent Expense

Many of the Company’s operating leases contain free rent periods and predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease, starting at the time the Company takes physical possession of the property. Certain leases provide for contingent rents that are not measurable at inception. These amounts are excluded from minimum rent and are included in the determination of rent expense when it is probable that an expense has been incurred and the amount is reasonably estimable.

Construction Allowance

As part of many lease agreements, the Company may receive construction allowances from landlords. The construction allowances are included in lease incentives and other deferred liabilities and are amortized as a reduction of rent expense on a straight-line basis over the term of the lease, starting at the time the Company takes physical possession of the property. Construction allowances of $1.0 million, $8.8 million, $8.7 million and $9.2 million were granted during the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively.

Workers’ Compensation Liabilities

The Company is partially self-insured for workers’ compensation insurance. The Company records a liability based on claims filed and an actuarially determined amount of claims incurred, but not yet reported. This liability approximated $3.0 million and $3.6 million as of January 29, 2011 and January 30, 2010, respectively. Any actuarial projection of losses is subject to a high degree of variability due to external factors, including future inflation rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns. If the actual amount of claims filed exceeds our estimates, reserves recorded may not be sufficient and additional accruals may be required in future periods.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated into United States dollars at the exchange rates effective on the balance sheet date. Revenues, costs of sales, expenses and other income are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded as other comprehensive income within stockholders’ equity.

Store Pre-opening Costs

Store pre-opening costs are expensed as incurred.

Advertising

The Company capitalizes direct costs for the development, production, and circulation of direct response advertising and amortizes such costs over the expected sales realization cycle, typically four to six weeks. Deferred direct response costs, included in prepaid expenses, were $0.6 million as of January 29, 2011 and $0.7 million as of January 30, 2010.

All other advertising costs are expensed as incurred. Advertising expense, including costs related to direct mail campaigns, totaled approximately $2.7 million, $14.5 million, $16.7 million and $14.3 million in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively.

Revenue Recognition

Revenue is recognized at the point of sale in retail stores. Online revenue is recorded when the Company estimates merchandise is delivered to the customer. Online customers generally receive merchandise within three to six days of shipment. Shipping fees received from customers are included in net sales and the associated shipping costs are included in cost of goods sold. The Company also sells gift cards in its retail store locations, through its online stores and through third parties. Revenue is recognized in the period that the gift card is redeemed. The Company recognizes unredeemed gift card and merchandise credit balances when it can determine the portion of the liability for which redemption is remote (generally three years after issuance). These amounts are recorded as other income within SG&A expenses and totaled $0.4 million, $1.2 million, $1.5 million and $1.5 million in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively. From time to time, customers may earn Gymbucks or Rise and Shine coupons and redeem them for merchandise at a discount during the redemption period. One-half of the coupon value is earned by customers when the minimum purchase requirement is met during the earnings period, and the other half is earned when the additional purchase requirement is met during the redemption period. A liability is recorded for coupons earned, but not redeemed within an accounting period, based on expected redemption rates. Sales are presented net of a sales return reserve, which is estimated based on historical return trends. Net retail sales also include revenue from the Company’s co-branded credit card (see Note 13). The Company presents taxes collected from customers and remitted to governmental authorities on a net basis (excluded from revenues).

For the Gymboree Play & Music operations, initial franchise and transfer fees for all sites sold in a territory are recognized as revenue when the franchisee has paid the initial franchise or transfer fee, in the form of cash and/or a note payable, the franchisee has fully executed a franchise agreement and the Company has substantially completed its obligations under such agreement. The Company receives royalties based on each franchisee’s gross receipts from operations. Such royalty fees are recorded when earned. The Company also recognizes revenues from consumer products and equipment sold to franchisees at the time title transfers to the franchisees.

A summary of activities in the sales return reserve is as follows (in thousands):

	Successor	Predecessor
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	Fiscal 2009	Fiscal 2008
Balance at beginning of period	$4,763	$2,608	$3,202	$1,746
Provision for sales returns	6,015	25,867	29,712	29,455
Actual sales returns	(8,554)	(23,712)	(30,306)	(27,999)

Balance at end of period	$2,224	$4,763	$2,608	$3,202

Loyalty Program

Customers who enroll in the Gymboree Rewards program earn points with every purchase at Gymboree and Gymboree Outlet stores. Those customers who reach a cumulative purchase threshold receive a coupon that can be used towards the future purchase of goods at Gymboree and Gymboree Outlet stores. The Company estimates the cost of rewards that will ultimately be redeemed and records this cost in net retail sales as reward points are accumulated. This liability was approximately $1.1 million and $0.9 million at January 29, 2011 and January 30, 2010, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and fluctuations in the fair market value of certain derivative financial instruments and is shown in the consolidated statements of stockholders’ equity.

Derivative Instruments

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. All of the Company’s derivatives are cash flow hedges. Hedge accounting for cash flow hedges generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the earnings effect of the hedged forecasted transactions. See Note 16.

Share-Based Compensation

The Company recognizes compensation expense on a straight-line basis for options and awards with time-based service conditions and on an accelerated basis for awards with performance conditions (see Note 9).

Recently Issued Accounting Standards

In January 2010, the FASB issued guidance that amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) transfers in and out of Level 1 and Level 2 and reasons for such transfers; and (2) the separate presentation of purchases, sales, issuances and settlement in the Level 3 reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The Company adopted this guidance as of January 31, 2010, except for the new disclosures in the Level 3 reconciliation, which will be adopted during the first quarter of fiscal 2011. The adoption of this guidance did not have and is not expected to have a material impact on the Company’s consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events through April 28, 2011, the date on which the consolidated financial statements were available to be issued.

2.	Acquisitions

As described in Note 1, on November 23, 2010, affiliates of Bain, consummated the acquisition of the Company, whereby the Company became a 100%-owned indirect subsidiary of Giraffe Holding, Inc. (a Delaware corporation). The Transaction was funded as follows on the Transaction Date (in thousands):

Term Loan	$815,900
ABL	30,000
Notes	400,000
Cash equity contributions	508,000
Cash from Company’s balance sheet	164,917

$1,918,817

The terms of the Term Loan, ABL and Notes are described in detail in Notes 5 and 6. The funds in the table above were used as follows (in thousands):

Consideration paid to equity holders	$1,829,660
Transaction costs	89,157

$1,918,817

Equity holders received $65.40 per share of Company common stock owned on November 23, 2010. Option holders received $65.40 per option held as of November 23, 2010, less the option exercise price. Transaction costs include legal and accounting fees and other external costs directly related to the Transaction and to the issuance of debt. Approximately $74.4 million in transaction costs were incurred in the period from November 23, 2010 to January 29, 2011, and $17.9 million were incurred in the period from January 31, 2010 to November 22, 2010. Approximately $63.3 million of these costs were determined to be related to the issuance of debt and were deferred (see Note 1).

The acquisition of the Company was accounted for as a business combination. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the Transaction Date. The excess of the purchase price over the net tangible and identifiable intangible assets acquired less liabilities assumed was recorded as goodwill. Goodwill was assigned to the Company’s retail segment (see Note 12). None of the goodwill recognized is expected to be deductible for income tax purposes.

The following table summarizes the allocation of the purchase price to assets acquired and liabilities assumed at the Transaction Date (in thousands):

Inventory	$232,839
Other current assets	222,094
Property and equipment	218,179
Goodwill	934,639
Trade names	560,100
Franchise agreements	1,900
Below market leases	7,049
Customer relationships	36,400
Co-branded credit card agreement	4,000
Other long-term assets	4,515
Gift card and merchandise credit liability	(15,981)
Current deferred income tax liability	(8,983)
Other current liabilities	(122,532)
Above market leases	(16,623)
Long-term deferred income tax liability	(220,021)
Other long-term liabilities	(7,915)

Total purchase price	$1,829,660

Inventory—The Company determined the fair value of inventory as of the Transaction Date using the cost approach. Under this approach, the fair value of an asset is determined by adjusting the asset’s reproduction or replacement cost by losses in value attributable to physical and functional depreciation, and economic obsolescence. As a result of its valuation, the Company recorded an increase in inventory of approximately $56.2 million as of November 23, 2010. This adjustment is estimated to have a weighted-average remaining useful life of 3 months, based on the Company’s inventory turns.

Property and equipment—The Company determined the fair value of property and equipment as of the Transaction Date using the cost approach. As a result of its valuation, the Company recorded an increase in property and equipment of approximately $1.9 and a decrease in land of approximately $0.8 million as of November 23, 2010. The increase in property and equipment is amortized over the remaining useful lives of the related assets, which approximates 25 years.

Trade names—The Company determined the fair value of its trade names to be approximately $560.1 million as of the Transaction Date using the relief from royalty method of the income approach, which is based on the projected cost savings attributable to the ownership of the trade names. The Company assigned indefinite lives to its trade names because these assets are expected to generate cash flows indefinitely.

Franchise agreements—The Company determined the fair value of its franchise agreements to be approximately $1.9 million as of the Transaction Date using the multi-period excess earnings (“MPEE”) method of the income approach. Under the MPEE method, the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges. The Company assigned the franchise agreements intangible asset a useful life of 14 years based on the average life of a franchise relationship.

Below and above market leases—The intangible asset and liability recorded were determined as the difference between market rent and the contract rent for the remainder of the lease term, discounted back to a net present value. The below market lease asset of approximately $7.0 million and above market lease liability of approximately $16.6 million are amortized over the remaining term of the related leases.

Customer relationships—The Company determined the fair value of its contractual customer relationships to be approximately $36.4 million as of the Transaction Date using the MPEE method. The Company concluded that it has contractual customer relationships with customers that enrolled in the Gymboree Rewards program. The customer relationship intangible asset is amortized over 2.3 years, which is estimated to be the average length of a customer relationship based on customer attrition data.

Co-branded credit card agreement—The Company determined the fair value of its co-branded credit card agreement (see Note 13) to be approximately $4.0 million as of the Transaction Date using the MPEE method. This intangible asset is amortized over 6.5 years, which is the estimated remaining contract term.

Gift card and merchandise credit liability—The Company determined the fair value of its gift card and merchandise credit liability as of the Transaction Date using the discounted cash flow method of the income approach, whereby expected cash flows are directly assigned to the asset and discounted with an appropriate discount rate. As a result of its valuation, the Company reduced its gift card and merchandise credit liability by approximately $1.6 million. This adjustment is amortized over three years, which is the estimated life of a gift card or merchandise credit based on historical redemption trends.

Deferred revenue—As of the Transaction Date, the Company had deferred revenue of approximately $13.7 million related to its co-branded credit card agreement. These amounts were assigned a fair value of zero in purchase accounting because they do not represent a performance obligation as of the Transaction Date.

Deferred rent and lease incentives—As of the Transaction Date, the Company had deferred rent and lease incentives of approximately $65.2 million. These amounts were assigned a fair value of zero in purchase accounting because they do not represent a performance obligation as of the Transaction Date.

Deferred income taxes—Because the purchase price allocated to assets acquired and liabilities assumed differs for financial reporting and tax purposes, the Company has recognized deferred tax assets or liabilities for the deferred tax effects of those temporary differences. As a result, the Company has recognized net deferred tax liabilities of $229.0 million on the Transaction Date.

The following table reflects supplemental pro-forma net sales and net income for the periods presented as though the Transaction had taken place on February 1, 2009 (in thousands):

	Year Ended
	January 29, 2011	January 30, 2010
Supplemental pro-forma net sales	$1,069,299	$1,008,608
Supplemental pro-forma net income	$32,586	$28,622

3.	Commitments and Contingencies

Commitments

The Company leases its retail store locations, corporate headquarters, and certain fixtures and equipment under operating leases. The leases expire at various dates through fiscal 2021. Store leases typically have 10-year terms and include a cancellation clause if minimum revenue levels are not achieved during a specified 12-month period during the lease term. Some leases are structured with a minimum rent component plus a percentage rent based on the store’s net sales in excess of a certain threshold. Substantially all of the leases require the Company to pay insurance, utilities, real estate taxes, and common area repair and maintenance expenses.

Future minimum rental payments under non-cancelable operating leases as of January 29, 2011 are as follows (in thousands):

Fiscal
2011	$83,484
2012	79,618
2013	73,234
2014	68,059
2015	62,244
Later years	161,672

Total	$528,311

Rent expense for all operating leases totaled $24.6 million, $99.7 million, $112.8 million and $101.3 million in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively, and includes common area maintenance expenses, real estate taxes, utilities, percentage rent expense and other lease required expenses of $8.2 million, $35.1 million, $40.4 million and $35.8 million in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively. Percentage rent expense was approximately $0.1 million, $0.5 million, $0.5 million and $0.8 million in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008 respectively. Rent expense for the period from November 23, 2010 to January 29, 2011 includes approximately $0.4 million in income related to amortization of below and above market leases.

Contingencies

Between October 12 and October 18, 2010, three purported class action complaints were filed in the Superior Court of the State of California, County of San Francisco, captioned Halliday v. The Gymboree Corporation, et al., Case No. CGC-10-504544, Himmel v. Gymboree Corp., et al., Case No. CGC-10-504550, and Harris v. The Gymboree Corporation, et al., Case No. CGC-10-504693. The complaints challenged the proposed transaction pursuant to which Bain commenced a tender offer for the outstanding shares of the Company, which was followed by a merger of a subsidiary of Bain with and into the Company as described in Notes 1 and 2. The various complaints name as defendants the Company, the Company’s Board of Directors, the Company’s Chief Financial Officer (collectively, the “Individual Defendants”), Bain and the two subsidiaries of Bain created to consummate the Merger (collectively, the “Bain Defendants”). The suits alleged generally that the Individual Defendants breached their fiduciary duties in connection with the Transaction and that the Company and the Bain Defendants aided and abetted those alleged breaches. The complaints sought, among other things, to (1) enjoin the Transaction unless and until the Company adopts and implements a procedure to obtain the highest possible value for shareholders, and (2) rescind the merger agreement between Bain and the Company.

While the Company believes that each of the aforementioned complaints is without merit and that it and the other defendants named therein (collectively with the Company, the “Defendants”) have valid defenses to all claims, in an effort to minimize the burden and expense of further litigation relating to such complaints, on November 12, 2010, the Defendants reached an agreement in principle with the plaintiffs in these actions (collectively, the “Plaintiffs”) to settle the litigation in its entirety and resolve all allegations by the Plaintiffs against the Defendants in connection with the Transaction. The estimated settlement amount is approximately $0.8 million and is included in accrued liabilities as of January 29, 2011. The settlement, which is subject to further definitive documentation and court approval, provides for a settlement and release by the purported class of the Company’s stockholders of all claims against the Defendants in connection with the Transaction. In exchange for such settlement and release, and after arm’s length discussions between and among the Defendants and the Plaintiffs, the Company provided certain additional supplemental disclosures to its Schedule 14D-9, although the Company did not make any admission that such additional supplemental disclosures were material or otherwise required. After reaching agreement on the substantive terms of the settlement, the parties agreed that Plaintiffs may apply to the court for an award of attorneys’ fees and reimbursement of expenses, which, under certain circumstances, Defendants have agreed not to oppose. In the event the settlement is not approved by the court or the conditions to settlement are not satisfied, the Defendants will continue to vigorously defend against these actions.

The Company is also subject to various legal proceedings and claims arising in the ordinary course of business. Management does not expect that the results in any of these legal proceedings, either individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

4.	Intangible Assets and Liabilities

Intangible assets and liabilities consist of the following (in thousands):

	January 29, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Amount
Intangible Assets Not Subject to Amortization:
Trade Names	$560,127	$—	$560,127

Intangible Assets Subject to Amortization:
Customer relationships	36,400	(2,874)	33,526
Below market leases	7,049	(255)	6,794
Co-branded credit card agreement	4,000	(112)	3,888
Franchise agreements	1,900	(25)	1,875

	49,349	(3,266)	46,083

Total intangible assets	$609,476	$(3,266)	$606,210

Intangible Liabilities Subject to Amortization:
Above market leases (included in Lease Incentives and Other Deferred Liabilities)	$(16,623)	$642	$(15,981)

The Company had intangible assets of approximately $2.4 million prior to the Transaction Date, which were assigned a fair value of zero in purchase accounting. The Company had goodwill of approximately $0.2 million prior to the Transaction Date, which was assigned a fair value of zero in purchase accounting.

The Company assigned the following useful lives to its intangible assets:

	Useful Life	Location of Amortization Expense
Trade Names	Indefinite	—
Customer relationships	2.3 years	SG&A
Below market leases	Remaining lease term	COGS
Co-branded credit card agreement	6.5 years	SG&A
Franchise agreements	14 years	SG&A
Above market leases	Remaining lease term	COGS

During the period from November 23, 2010 to January 29, 2011, the Company recorded amortization income of approximately $0.4 million in COGS and amortization expense of approximately $3.0 million in SG&A. The Company estimates that amortization expense (income) related to intangible assets and liabilities will be as follows in each of the next five fiscal years (in thousands):

Fiscal	Below Market Leases	Above Market Leases	Other Intangibles	Total
2011	$1,376	$(3,426)	$16,577	$14,527
2012	1,376	(3,271)	16,577	14,682
2013	1,162	(2,669)	2,626	1,119
2014	1,066	(2,071)	751	(254)
2015	843	(1,612)	751	(18)

The Company’s policy is to capitalize the legal costs incurred in registering and renewing trademarks and service marks.

5.	Line of Credit

Predecessor Company

The Company had an unsecured revolving credit facility for borrowings of up to $90 million (subject to an option to increase the borrowing limit up to $100 million with the approval of the lender). This credit facility could be used for the issuance of documentary and standby letters of credit, working capital, and capital expenditure needs. This credit facility was terminated in connection with the Transaction.

Successor Company

In connection with the Transaction, the Company entered into a senior secured asset-based revolving credit facility (“ABL”) which provides senior secured financing of up to $225 million, subject to a borrowing base. Availability under the ABL is subject to the assets of the Company, any co-borrowers and any subsidiary guarantors (see Note 19) and is reduced by the level of outstanding letters of credit. As of January 29, 2011, availability under the ABL Facility was approximately $148.4 million. The ABL provides the Company with the right to request up to $75 million of additional commitments under this facility, provided that the aggregate amount of additional commitments incurred under both the ABL and the senior secured term loan facility described in Note 6 may not exceed $200 million in the aggregate. Borrowings under the ABL bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (“Adjusted LIBOR”), in each case plus an applicable margin. In addition to paying interest on outstanding principal under the ABL, the Company is required to pay a commitment fee on unutilized commitments thereunder, which is initially 0.625% per annum. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL exceeds the lesser of (a) the commitment amount and (b) the borrowing base, the Company will be required to repay outstanding loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. Principal amounts outstanding under the ABL are due and payable in full in November 2015. The ABL contains financial and other covenants that, among other things, restrict the Company’s ability to incur additional indebtedness and pay dividends. As of January 29, 2011, the Company is in compliance with these covenants. At the date of the Transaction, the Company borrowed $30 million under this facility. As of January 29, 2011, there were no borrowings outstanding and $76.6 million of commercial and standby letters of credit were outstanding. The obligations under the ABL are secured, subject to certain exceptions, by substantially all of the Company’s assets. The Company and its 100%-owned domestic subsidiaries have fully and unconditionally guaranteed the Company’s obligations under the ABL (see Note 19).

6.	Long-Term Debt

Long-term debt consists of (in thousands):

January 29, 2011
Senior secured term loan facility, net of discount of $4,010	$815,991
9.125% senior subordinated notes	400,000

Subtotal	1,215,991
Less current portion	(8,200)

Long-term debt—less current portion	$1,207,791

In connection with the Transaction, the Company entered into agreements with several lenders to establish an $820 million senior secured term loan facility (“Term Loan”). At the date of the Transaction, the Company borrowed $820 million under this facility. The Term Loan allows the Company to request additional tranches of term loans in an aggregate amount not to exceed $200 million, provided that such amount will be subject to reduction by the amount of any additional commitments incurred under the ABL described in Note 5. The interest rate for borrowings under the Term Loan will be, at the option of the Company, a base rate plus an additional marginal rate of 3.0% or the Adjusted LIBOR rate (with a 1.5% floor) plus an additional rate of 4.0%. At January 29, 2011, the interest rate related to the Term Loan was 5.5%. The Term Loan has mandatory and voluntary pre-payment provisions beginning in fiscal 2012. The mandatory pre-payment provisions depend on the Company’s excess cash flow as defined in the Term Loan agreement. The Term Loan requires the Company to make quarterly payments beginning in March 2011, each equal to 0.25% of the original principal amount of the Term Loan made on the closing date plus accrued interest, with the balance due in November 2017. The Term Loan contains financial covenants and other covenants that, among other things, restrict the Company’s ability to incur additional indebtedness and pay dividends. As of January 29, 2011, the Company is in compliance with these covenants. The Term Loan is presented net of the related original issue discount (“OID”), which was $4.1 million on the Transaction closing date. Accretion of OID is included in interest expense and approximated $91,000 in the period from November 23, 2010 to January 29, 2011. Accretion of OID for each of the next five fiscal years is estimated to be as follows: fiscal 2011—$0.5 million; fiscal 2012—$0.5 million; fiscal 2013—$0.6 million; fiscal 2014—$0.6 million; and fiscal 2015—$0.6 million. The obligations under the Term Loan are secured, subject to certain exceptions, by substantially all of the Company’s assets. The Company and its 100%-owned domestic subsidiaries have fully and unconditionally guaranteed the Company’s obligations under the Term Loan (see Note 19). In February 2011, the Company refinanced the Term Loan to lower the interest rate 50 basis points and remove select financial covenants. The Company estimates that it will record a loss of approximately $20 million as a result of the refinancing in the first quarter of fiscal 2011.

In connection with the Transaction, the Company issued $400 million aggregate principal amount of 9.125% senior subordinated notes (the “Notes”) due in December 2018. Interest is payable semi-annually beginning June 1, 2011. The Company may be required to redeem some or all of the Notes on or prior to December 1, 2014 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest. Upon a change in control, the Company may also be required to make an offer to purchase all of the Notes at a redemption price equal to 101% of the principal amount of the Notes redeemed plus accrued and unpaid interest. The Notes also contain optional redemption provisions. The Notes are unsecured senior obligations of the Company. The Company and its 100%-owned domestic subsidiaries have fully and unconditionally guaranteed the Company’s obligations under the Notes (see Note 19).

Interest expense was $17.4 million during the period from November 23, 2010 to January 29, 2011, including $1.4 million in amortization of deferred financing costs and accretion of OID. Scheduled future minimum principal payments on long-term debt as of January 29, 2011 are as follows (in thousands):

Fiscal
2011	$8,200
2012	8,200
2013	8,200
2014	8,200
2015	8,200
Thereafter	1,179,000

Total	$1,220,000

7.	Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	Successor	Predecessor
	January 29, 2011	January 30, 2010
Store operating expenses and other corporate expenses	$27,381	$24,906
Accrued interest	12,226	—
Employee compensation	14,749	17,346
Gift card liabilities and merchandise credits	17,903	18,237
Customer deposits	4,733	—
Deferred revenue primarily related to Gymboree Visa program (see Note 13)	—	6,446
Sales taxes	4,108	2,360

Total	$81,100	$69,295

8.	Income Taxes

The provision (benefit) for income taxes consists of the following (in thousands):

	Successor	Predecessor
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	Year Ended January 30, 2010	Year Ended January 31, 2009
Current:
Federal	$45	$25,853	$51,750	$50,836
State	364	4,070	8,833	7,620
Foreign	805	2,398	(496)	1,735

Total current	1,214	32,321	60,087	60,191

Deferred:
Federal	(9,335)	3,583	1,140	(3,001)
State	(1,923)	248	538	224
Foreign	12	297	1,049	(1,255)

Total deferred	(11,246)	4,128	2,727	(4,032)

Total provision (benefit)	$(10,032)	$36,449	$62,814	$56,159

A reconciliation of the statutory federal income tax rate with the Company’s effective income tax rate is as follows:

	Successor	Predecessor
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	Year Ended January 30, 2010	Year Ended January 31, 2009
Statutory federal rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of income tax benefit	3.2	2.9	3.7	3.7
Non-deductible Transaction costs	(5.9)	2.6	—	—
Increase (decrease) in valuation allowances	—	—	(0.2)	0.7
Other	(2.0)	0.9	(0.4)	(1.9)

Effective tax rate	30.3%	41.4%	38.1%	37.5%

The amount of pre-tax income attributable to foreign operations for the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008 was $0.7 million, $2.7 million, $2.7 million and $6.9 million, respectively.

Temporary differences and carryforwards, which give rise to deferred tax assets and liabilities, are as follows (in thousands):

	Successor	Predecessor
	January 29, 2011	January 30, 2010
Deferred tax assets:
Inventory valuation	$1,809	$4,326
Deferred revenue	2,546	13,047
Reserves	4,710	6,601
Stock compensation	185	10,782
Deferred rent	4,231	7,888
Net operating loss carryforwards	24,577	545
Foreign tax credits	1,723	901
Other	1,019	821

	40,800	44,911

Deferred tax liabilities:
Prepaid expenses	(1,614)	(1,846)
State taxes	(3,015)	(2,446)
Fixed asset basis differences	(30,523)	(7,838)
Intangibles	(222,204)	—

	(257,356)	(12,130)

Total	(216,556)	32,781
Valuation allowance	(1,345)	(901)

Net deferred tax assets (liabilities)	$(217,901)	$31,880

As of January 29, 2011, the Company has federal net operating loss carryforwards of approximately $62.2 million for tax purposes. These net operating loss carryforwards will expire in 2031. As of January 29, 2011, the Company has state net operating loss carryforwards of approximately $39.4 million for tax purposes. These net operating loss carryforwards will expire between 2011 and 2025. As of January 29, 2011, the Company has foreign tax credit carryforwards of approximately $1.7 million. These credit carryforwards will expire between 2016 and 2020. Using its best estimates, the Company has recorded a valuation allowance of $1.3 million and

$0.9 million as of January 29, 2011 and January 30, 2010, respectively, on its deferred tax assets for foreign tax credits as it is more likely than not that they will not be realized. The utilization of net operating losses and foreign tax credits may be subject to a substantial annual limitation due to any future “changes in ownership” as defined by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions. Should the Company become subject to this annual limitation, the net operating loss and foreign tax credit carryforwards may expire before utilization.

The Company had unrecognized tax benefits of $7.3 million, $6.4 million and $6.7 million as of January 29, 2011, January 30, 2010 and January 31, 2009, respectively. A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in thousands):

	Successor	Predecessor
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	Year Ended January 30, 2010	Year Ended January 31, 2009
Balance at beginning of period	$6,976	$6,439	$6,667	6,874
Gross increases—tax positions in current period	356	793	766	1,404
Gross increases—tax positions in prior period	—	2,111	771	813
Gross decreases—tax positions in prior period	—	(161)	(970)	(937)
Settlements	—	(1,086)	(1,014)	(904)
Lapsed statutes of limitations	(73)	(1,227)	—	(228)
Increases (decreases) based on currency translation adjustments	65	107	219	(355)

Balance at end of period	$7,324	$6,976	$6,439	$6,667

At January 29, 2011, January 30, 2010 and January 31, 2009, $7.1 million, $5.3 million and $4.6 million, respectively, of unrecognized tax benefits would affect the effective tax rate if recognized. Additionally, at January 29, 2011, January 30, 2010 and January 31, 2009, $1.3 million, $1.1 million and $2.1 million, respectively, of unrecognized tax benefits would result in adjustments to other tax accounts, primarily deferred taxes, if recognized.

The Company recognizes interest and penalties on income tax contingencies in income tax expense. Income tax (benefit) expense included charges of $46,000, $298,000 and $374,000 in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, and fiscal 2009, respectively, and a benefit of $142,000 in fiscal 2008, related to interest expense on income taxes. Income tax expense also included charges of $19,000, $26,000, $111,000 and $157,000 in the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively, related to penalties on income taxes. As of January 29, 2011, the Company had a liability for interest on income taxes of $1.6 million and a liability for penalties on income taxes of $764,000. As of January 30, 2010, the Company had a liability for interest on income taxes of $1.4 million and a liability for penalties on income taxes of $719,000.

The Company does not anticipate that total unrecognized tax benefits will significantly change within the next 12 months.

The Company and its domestic subsidiaries file income tax returns with federal, state and local tax authorities within the United States. The Company’s foreign affiliates file income tax returns in various foreign jurisdictions, the most significant of which is Canada. With few exceptions, the Company is no longer subject to United States federal, state, or local examinations by tax authorities for tax years before 2007 and is no longer subject to foreign examinations by tax authorities for tax years before 2003.

9.	Stockholders’ Equity

Equity Incentive Plan—Successor

Holding maintains the Giraffe Holding, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) under which non-qualified stock options and other equity-based awards may be granted to eligible employees and directors of, and consultants and advisors to, Holding and its subsidiaries. A maximum of 11,622,231 shares of Holding’s Class A common stock (“Class A common stock”) and 1,291,359 shares of Holding’s Class L common stock (“Class L common stock”) may be delivered in satisfaction of awards granted under the Plan. As of January 29, 2011, there were 2,101,131 shares of Class A common stock and 233,459 shares of Class L common stock available for the grant of future awards under the Plan. Shares of stock delivered under the Plan may be authorized but unissued shares of stock or previously issued shares of stock acquired by Holding.

Class L common stock is a combination of preferred stock and common stock. Each share of Class L common stock, whenever issued, has a “liquidation preference” that initially equals $36.00 and will grow at a rate equal to fifteen percent (15%) per year, compounded quarterly. Each share of Class L common stock also includes all of the economic rights included in one share of Class A common stock.

Class A common stock behaves like standard common stock. Class A common stock does not have a specified liquidation preference like the Class L common stock described above. The shares of Class A common stock will participate in all future appreciation of the value of Holding after the Class L common stock liquidation preference has been satisfied. The holders of Class A common stock and Class L common stock generally vote as a single class.

Upon liquidation, after the payment of all required distributions to the holders of Class L common stock, the holders of all of the common shares (both Class A and Class L) will receive all remaining distributions ratably as a single class. The Class A and Class L common stock will share ratably in any non-liquidating distributions. Class L common stock will convert into Class A common stock if Holding is taken public in the future. Upon a change in control, Bain and its affiliated investors may vote to convert the Class L common stock into Class A common stock.

Stock Options (Successor)

The following table summarizes stock option activity during the period from November 23, 2010 to January 29, 2011:

	Number of shares (in thousands)	Weighted-average exercise price per share	Weighted-average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Successor
Outstanding at November 22, 2010	—	$—
Granted	1,058	45.00
Forfeited	(6)	45.00

Outstanding at January 29, 2011	1,052	$45.00	9.9	$—

Vested and expected to vest at January 29, 2011 (1)	827	$45.00	9.9	$—

Exercisable at January 29, 2011	—	$—	—	$—

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total unvested options outstanding.

Holding granted stock options to employees of the Company during the period from November 23, 2010 to January 29, 2011. These options allow each grantee to purchase units of shares of Holding’s Class A and Holding’s Class L common stock. Each unit consists of nine shares of Holding’s Class A and one share of Holding’s Class L common stock. Options granted pursuant to the 2010 Plan (successor) were granted with an exercise price equal to the fair value of a unit. The fair value of a unit was determined to be $45 by the Company using the Option Pricing Method, which considers the various equity securities as call options on the total equity value, giving consideration to the rights and preferences of each class of equity. The various classes of equity are modeled as call options that give their owners the right, but not the obligation, to buy the underlying equity value at a predetermined (or exercise) price. The exercise price of all options granted during the period from November 23, 2010 to January 29, 2011, was $45. The options each have a term of ten years and vest over a five-year period based only on time-based service conditions. There were no exercisable stock options as of January 29, 2011.

The fair value of options granted under the 2010 Plan was estimated to be $29.57 per unit on the date of grant using the Black-Scholes option valuation model. For purposes of this model, no dividends have been assumed. Expected stock price volatility was determined based on the historical and implied volatilities of comparable companies and based on each of the guideline company’s longest term traded options, where available. The risk-free interest rate was based on United States Treasury yields in effect at the time of the grant for notes with comparable terms as the awards. The expected term of options granted was based on the “simplified” method described in ASC 718-10-S99-1. Assumptions used in the Black-Scholes valuation model are presented below:

Successor
November 23, 2010 to January 29, 2011
Expected dividend rate	0.0%
Expected volatility	70.0%
Risk-free interest rate	2.5%
Expected lives (years)	6.50

As of January 29, 2011, there was approximately $24.0 million of unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 4.9 years.

Application of alternative assumptions could produce significantly different estimates of the fair value of share-based compensation and consequently, significantly affect the related amounts recognized in the consolidated statements of operations.

Equity Incentive Plan—Predecessor

Prior to the consummation of the Transaction, the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), provided for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, for grants of non-statutory stock options to employees, consultants and non-employee directors of the Company, and for grants of other types of equity incentive compensation, such as restricted stock and restricted stock units. Options granted pursuant to the 2004 Plan were granted at exercise prices equal to the closing price of the Company’s common stock on the date of grant.

The following table summarizes stock option activity during the period from January 30, 2010 to November 22, 2010:

	Number of shares (in thousands)	Weighted-average exercise price per share
Predecessor
Outstanding at January 30, 2010	339	$13.67
Exercised	(101)	13.75
Expired	(2)	11.33
Options exercised and settled in connection with the Transaction	(236)	13.65

Outstanding at November 22, 2010	—	$—

The total intrinsic value of options exercised during the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008 was $16.2 million, $13.0 million, and $16.2 million, respectively.

Restricted Stock Awards (Predecessor)

Restricted stock award activity during the period from January 30, 2010 to November 22, 2010 is summarized as follows:

	Restricted Stock Awards
	Number of shares (in thousands)	Weighted-average grant date fair value per share
Nonvested at January 30, 2010	993	$33.97
Granted	370	40.13
Vested	(406)	32.83
Awards vested and settled in connection with the Transaction	(957)	36.84

Nonvested at November 22, 2010	—	$—

The fair value of restricted stock awards that vested during the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008 was $81.2 million, $9.8 million and $9.2 million, respectively. There were no restricted stock awards granted subsequent to November 22, 2010. As of January 29, 2011, there was no unrecognized compensation cost related to restricted stock awards.

Restricted Stock Units (Predecessor)

Restricted stock unit activity during the period from January 30, 2010 to November 22, 2010 is summarized as follows:

	Restricted Stock Units
	Number of shares (in thousands)	Weighted-average grant date fair value per share
Nonvested at January 30, 2010	407	$27.00
Granted	140	51.26
Vested	(148)	29.64
Forfeited	(24)	33.27
Units vested and settled in connection with the Transaction	(375)	36.76

Nonvested at November 22, 2010	—	$—

The fair value of restricted stock units that vested during the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008 was $31.7 million, $2.5 million and $2.8 million, respectively.

There were no restricted stock units granted subsequent to November 22, 2010. As of January 29, 2011, there was no unrecognized compensation cost related to restricted stock units.

1993 Employee Stock Purchase Plan (Predecessor)

The 1993 Employee Stock Purchase Plan (the “Purchase Plan”) allowed employees to purchase shares of the Company’s common stock at a price equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. The

Purchase Plan was suspended effective January 1, 2009. Consequently, there have been no shares issued under the Purchase Plan since that date. There were 50,461 shares issued under the Purchase Plan in fiscal 2008. As of January 29, 2011, there was no unrecognized compensation cost related to the Purchase Plan.

Share-based compensation expense is included as a component of SG&A expenses and consists of the following (in thousands):

	Successor	Predecessor
	November 23, 2010 to January 29, 2011	January 31, 2010 to November 22, 2010	Year Ended January 30, 2010	Year Ended January 31, 2009
Stock options	$482	$—	$327	$1,557
Restricted stock awards and units	—	41,042	18,135	17,911
Employee stock purchase plan	—	—	—	382

Total	$482	$41,042	$18,462	$19,850

Share-based compensation expense for the period from January 31, 2010 to November 22, 2010, includes $27.7 million related to the accelerated vesting of options, restricted stock and restricted stock units awarded to management and employees that vested upon the closing of the Transaction. The Company includes an estimate forfeitures in determining share-based compensation expense. The Company recognized no income tax benefits related to share-based compensation expense for the period from November 23, 2010 to January 29, 2011. The Company recognized income tax benefits related to share-based compensation expense of approximately $24.9 million (of which $12.3 million affected stockholders’ equity and $12.6 million affected net income), $9.2 million (of which $2.9 million affected stockholders’ equity and $6.3 million affected net income) and $10.8 million (of which $6.4 million affected stockholders’ equity and $4.4 million affected net income) for the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, respectively.

For the period from November 23, 2010 to January 29, 2011, the Company reported no excess tax benefits as financing cash inflows. For the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, the Company reported $12.6 million, $3.8 million and $6.0 million, respectively, in excess tax benefits as financing cash inflows.

10.	401(k) Plan

The Company maintains a voluntary defined contribution 401(k) profit-sharing plan (the “Plan”) covering employees who have met certain service and eligibility requirements. Employees may elect to contribute up to 100% of their compensation to the Plan, not to exceed the dollar limit set by law. Prior to March 1, 2009, the Company contributed $1.00 to the plan for each $1.00 contributed by an employee, up to 4% of the employee’s salary. Matching contributions to the Plan totaled approximately $0.1 million and $2.3 million in fiscal 2009 and 2008, respectively. The matching contributions were suspended effective March 1, 2009.

11.	Related Party Transactions

Arrangements with Investors

Simultaneously with and following the consummation of the Transaction, the Company and certain of its parent entities entered into the following equityholder agreements with those persons and entities that became equityholders of the Company or Holding after the completion of the Transaction. These equityholder agreements contain agreements among the parties with respect to election of directors, participation rights, right of first refusal upon disposition of shares, permitted transferees, registration rights and other actions requiring the approval of equityholders.

Management Agreement

On October 23, 2010, Acquisition Sub and Holding entered into a management agreement with Bain Capital, pursuant to which Bain Capital agreed to provide certain management services to Acquisition Sub and

Holding until December 31, 2020 (unless terminated earlier), with evergreen one-year extensions thereafter. The Company has assumed the obligations of Acquisition Sub under this agreement by operation of law as a result of the Transaction. Pursuant to such agreement, Bain Capital is entitled to receive an aggregate annual management fee equal to $3 million and reimbursement for out-of-pocket expenses incurred by it or its affiliates in connection with the provision of services pursuant to the agreement or otherwise related to its investment. The Company paid approximately $1.1 million in management fees during the period from November 23, 2010 to January 29, 2011. In addition, pursuant to such agreement, the Company paid Bain Capital aggregate transaction fees of approximately $17 million in connection with services it provided related to the Transaction.

The management agreement provides that Bain Capital is entitled to receive fees in connection with certain subsequent financing, acquisition, disposition and change of control transactions of 1% of the gross transaction value of any such transaction. The management agreement includes customary exculpation and indemnification provisions in favor of Bain Capital and its affiliates. The management agreement may be terminated by Bain Capital at any time and will terminate automatically upon an initial public offering or a change of control unless the Company and the counterparty to the management agreement determine otherwise. Upon termination, each provider of management services will be entitled to a termination fee calculated based on the present value of the annual fees due during the remaining period from the date of termination to December 31, 2020 or the then-applicable scheduled date for termination of the management agreement.

Stockholders Agreement

On November 23, 2010, Holding, the Company, certain investment funds sponsored by Bain Capital (collectively the “Bain Funds”), Giraffe Intermediate A, Inc., Giraffe Intermediate B, Inc. and certain co-investors entered into a stockholders agreement. The agreement, among other things, creates certain rights and restrictions on the shares of Holding’s Common Stock held by the parties thereto, including transfer restrictions, tag-along and drag-along rights, and put and call rights.

Registration and Participation Rights Agreement

On November 23, 2010, Holding, the Company, the Bain Funds, Giraffe Intermediate A, Inc., Giraffe Intermediate B, Inc. and certain co-investors entered into a registration and participation rights agreement. Pursuant to the agreement, the Bain Funds have a right to participate in any future issuances or sales of the capital stock of Holding or any of its subsidiaries or any securities convertible into or exchangeable for any such securities, including options. The agreement also gives certain investors demand and piggyback registration rights with respect to their and certain other persons’ interests in Holding.

Management Subscription Agreement

On or about January 31, 2011, Holding entered into subscription agreements with certain members of the Company’s management team. Under the subscription agreements, such members of the management team purchased an aggregate of 1,580,769 Class A Shares and 175,641 Class L Shares of Holding, representing 1.51% of Holding’s outstanding Common Stock as of March 15, 2011. The aggregate cash consideration paid for the shares was $7.9 million.

Such members of the Company’s management team also became parties to the stockholders agreement and the registration and participation rights agreement described above.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Under the Merger Agreement relating to the Transaction, the directors and officers of the Company and its subsidiaries who served as such prior to the consummation of the Transaction are entitled to continued indemnification and insurance coverage.

12.	Segments

The Company has two reportable segments: retail stores and Gymboree Play & Music. These segments were identified based on differences in products and services. The retail stores segment includes four operating segments (brands) which sell high-quality apparel for children: Gymboree (including an online store), Gymboree Outlet, Janie and Jack (including an online store), and Crazy 8 (including an online store). These four operating segments have been aggregated into one reportable segment because, in the Company’s judgment, these operating segments have similar historical economic characteristics and/or are expected to have similar economic characteristics and similar long-term financial performance in the future. Gross margin is the principal measure the Company considers in determining whether the economic characteristics are similar. In addition, each operating segment has similar products, production processes and type or class of customer. The Company believes that disaggregating its operating segments would not provide material additional information. Corporate overhead (costs related to the Company’s distribution center and shared corporate services) is included in the retail stores segment. Other operating segments that do not meet the criteria of reportable segments are aggregated below. The Other segment primarily relates to the Company’s international retail franchise business, which was launched in August 2010.

The following table provides the summary financial data of each reportable segment (in thousands):

	Period from November 23, 2010 to January 29, 2011 (Successor)
	Retail Stores	Play & Music	Other	Total
Net sales	$244,287	$2,814	$447	$247,548
Operating (loss) income	(17,378)	1,416	184	(15,778)
Total assets	2,044,211	42,844	1,070	2,088,125

	Period from January 31, 2010 to November 22, 2010 (Predecessor)
	Retail Stores	Play & Music	Other	Total
Net sales	$814,863	$10,847	$1,173	$826,883
Operating income	82,777	4,518	552	87,847

	Year ended January 30, 2010 (Predecessor)
	Retail Stores	Play & Music	Total
Net sales	$1,001,527	$13,384	$1,014,911
Operating income	158,243	5,395	163,638
Total assets	630,979	5,151	636,130

	Year ended January 31, 2009 (Predecessor)
	Retail Stores	Play & Music	Total
Net sales	$987,859	$12,819	$1,000,678
Operating income	143,390	4,918	148,308
Total assets	516,077	4,504	520,581

Interest expense, depreciation and amortization expense and capital expenditures have not been separately disclosed above as the amounts primarily relate to the retail segment. There are no intersegment revenues.

The Company attributes retail store revenues to individual countries based on selling location. The following table provides the summary financial data of each geographical segment (in thousands):

	Period from November 23, 2010 to January 29, 2011 (Successor)
	Canada	Australia	Total International
Net sales	$9,890	$364	$10,254
Long-lived assets	6,061	665	6,726

	Period from January 31, 2010 to November 22, 2010 (Predecessor)
	Canada	Australia	Total International
Net sales	$31,636	$737	$32,373
Long-lived assets	5,771	734	6,505

	Year ended January 30, 2010 (Predecessor)
	Canada	Total International
Net sales	$39,921	$39,921
Long-lived assets	5,035	5,035

	Year ended January 31, 2009 (Predecessor)
	Canada	Total International
Net sales	$40,443	$40,443
Long-lived assets	2,618	2,618

13.	Co-Branded Credit Card

The Company has co-branded credit card agreements (the “Agreements”) with a third-party bank (the “Bank”) and Visa U.S.A. Inc. for the issuance of a Visa credit card bearing the Gymboree brand and administration of an associated incentive program for cardholders. These Agreements expire in fiscal 2014. The Company recognizes revenues related to the Agreements as follows:

Successor

•	New account fees are recognized as retail revenues as earned.

•	Credit card usage fees are recognized as retail revenues as actual credit card usage occurs.

•	Rewards earned are recorded as gift card liabilities and recognized as retail revenues when the gift cards are redeemed

Predecessor

•	New account fees are recognized as retail revenues on a straight-line basis over the estimated life of the credit card relationship.

•	Credit card usage fees are recognized as retail revenues as actual credit card usage occurs.

•

Minimum guaranteed annual payments received under the Company’s original credit card agreement executed in fiscal 2003 that exceeded amounts earned based on the number of accounts opened and card usage are recognized as retail revenues on a straight-line basis over the estimated life of the credit card relationship.

•	Rewards earned are recorded as gift card liabilities and recognized as retail revenues when the gift cards are redeemed.

During the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010, fiscal 2009 and fiscal 2008, the Company recognized approximately $0.3 million, $6.1 million, $7.6 million, and $9.1 million in revenue from these Agreements, respectively. These amounts are included in net retail sales in the accompanying consolidated statements of operations. As of January 30, 2010, $6.4 million in current deferred revenue was included in accrued liabilities in the accompanying consolidated balance sheets and $12.4 million in long-term deferred revenue was included in other deferred liabilities. Upon consummation of the Transaction, deferred revenue from the Agreements was adjusted to its estimated fair value of zero (see Note 2).

14.	Common Stock Repurchases

Pursuant to authorization from the Board of Directors, the Company repurchased and retired 2,613,375 shares of Company stock at an aggregate cost of approximately $113.6 million, or approximately $43.49 per share, during the period from January 31, 2010 to November 22, 2010, 627,156 shares of Company stock at an aggregate cost of approximately $26.4 million, or approximately $42.02 per share, in fiscal 2009 and 18,000 shares of Company stock at an aggregate cost of approximately $0.7 million, or approximately $40.15 per share, in fiscal 2008.

15.	Lease Incentives and Other Deferred Liabilities

Lease incentives and other deferred liabilities consist of the following (in thousands):

	Successor	Predecessor
	January 29, 2011	January 30, 2010
Above market leases (see Note 4)	$15,981	$—
Deferred rent	937	18,991
Construction allowance	976	39,074
Deferred revenue related to Gymboree Visa program (see Note 13)	—	12,381
Other	458	413

Total	$18,352	$70,859

16.	Derivative Instruments

The Company enters into forward foreign exchange contracts with respect to certain purchases in United States dollars of inventory to be sold in the Company’s retail stores in Canada. The purpose of these contracts is to protect the Company’s margins on the eventual sale of the inventory from fluctuations in the exchange rate for Canadian and United States dollars. The term of the forward exchange contracts is generally less than one year. These contracts are treated as cash flow hedges. Amounts reported in accumulated other comprehensive income related to the Company’s forward foreign exchange contracts will be reclassified to cost of goods sold over a three-month period.

During the period from November 23, 2010 to January 29, 2011, the Company entered into four purchased interest rate caps to hedge against rising interest rates associated with the Company’s Term Loan (see Note 6) above the strike of the cap through December 23, 2016, the maturity date of the caps. All four caps were designated on the date of execution as cash flow hedges. The Company paid approximately $12.1 million to enter into these caps. This premium, and any related amounts reported in accumulated other comprehensive income, will be amortized to interest expense through December 23, 2016, the maturity of the interest rate caps, as interest payments are made on the underlying Term Loan. During fiscal 2011, the Company estimates that approximately $51,000 will be reclassified from other comprehensive income to interest expense.

For a derivative instrument designated as a cash-flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and is subsequently recognized in earnings when the hedged exposure is recognized in earnings. Gains or losses on the derivative representing either hedge components excluded from the assessment of effectiveness or hedge ineffectiveness are recognized in earnings.

The Company had the following outstanding derivatives designated as cash flow hedges (dollars in thousands):

	Successor		Predecessor
	January 29, 2011		January 30, 2010
	Number of Instruments	Notional (USD)	Number of Instruments	Notional (USD)
Interest rate derivatives
Purchased Caps	4	$700,000	—	$—

Foreign exchange derivatives
Forward foreign exchange contracts	6	4,505	6	5,181

Total	10	$704,505	6	$5,181

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the balance sheet.

	Successor		Predecessor
	January 29, 2011		January 30, 2010
	Derivatives Assets	Derivative Liabilities	Derivatives Assets
		(in thousands)
Interest rate derivatives
Balance Sheet Location	Other Assets
Purchased Caps	$11,863

Foreign exchange derivatives
Balance Sheet Location		Accrued liabilities	Other Assets
Forward foreign exchange contracts		$33	$179

Total	$11,863	$33	$179

The table below presents the effect of the Company’s derivative financial instruments on the statements of operations. No amounts were reclassified from accumulated other comprehensive income into earnings as a result of forecasted transactions that failed to occur or as a result of hedge ineffectiveness.

	Period from November 23, 2010 to January 29, 2011 (Successor)
	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
		(in thousands)
Interest rate derivatives
Purchased Caps	$(216)	Interest income/(expense)	$—

Foreign exchange derivatives
Forward foreign exchange contracts	(7)	Cost of goods sold	(52)

Total	$(223)		$(52)

The amount of gain or loss recognized in other comprehensive income (“OCI”) and reclassified from accumulated OCI into income was not significant for any periods prior to November 23, 2010.

17.	Fair Value Measurements

The accounting guidance for fair value measurements prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3—Unobservable inputs for the asset or liability, which reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety is classified is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The tables below present the Company’s assets and liabilities measured at fair value on a recurring basis as of January 29, 2011 and January 30, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

	As of January 29, 2011 (Successor)
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
	(in thousands)
Assets
Interest rate caps	$—	$11,863	$—	$11,863

Liabilities
Forward foreign exchange contracts	$—	$33	$—	$33

	As of January 30, 2010 (Predecessor)
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
	(in thousands)
Assets
Forward foreign exchange contracts	$—	$179	$—	$179

The fair value of the Company’s interest rate caps was determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) were based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, were incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of these contracts for the effect of nonperformance risk, the Company has considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company has determined that the majority of the inputs used to value its interest rate caps fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of January 29, 2011, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate cap positions and determined that the credit valuation adjustment was not significant to the overall valuation. As a result, the Company classified its interest rate caps derivative valuations in Level 2 of the fair value hierarchy.

The fair value of the Company’s forward foreign exchange contracts was determined using the market approach and Level 2 inputs. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The Company had no other financial assets or liabilities measured at fair value as of January 29, 2011 and January 30, 2010.

The carrying value of cash and cash equivalents, receivables, and payables approximates their estimated fair values due to the short maturities of these instruments. The Company estimates the fair value of its long-term debt using interest rates currently available to the Company for issuance of notes payable and long-term debt (including current maturities). These interest rates are considered Level 2 inputs. The estimated fair value of long-term debt is as follows (in thousands):

	As of January 29, 2011
	Carrying Amount	Fair Value
Term loan	$815,991	$831,275
Notes	400,000	420,500

	$1,215,991	$1,251,775

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company measures certain non-financial assets and liabilities, including long-lived assets, at fair value on a non-recurring basis. During the period from November 23, 2010 to January 29, 2011, the period from January 31, 2010 to November 22, 2010 and fiscal 2009, the Company recorded charges related to the impairment of assets at under-performing stores. The impairment charges reduced the carrying amount of the applicable long-lived assets from $1.1 million, $0.2 million and $0.5 million to their fair value of zero as of January 29, 2011, November 22, 2010 and January 30, 2010, respectively. The Company recorded no impairment charges in fiscal 2008. The fair market value of these assets was determined using the income approach and Level 3 inputs, which required management to make significant estimates about future cash flows. Management estimates the amount and timing of future cash flows based on its experience and knowledge of the retail market in which each store operates. These impairment charges are included in SG&A expenses in the accompanying consolidated statements of operations.

18.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of the following (in thousands):

	Successor	Predecessor
	January 29, 2011	November 22, 2010	January 30, 2010
Foreign currency translation	$446	$(624)	$273
Unrealized net gain (loss) on cash flow hedges, net of tax	(208)	(227)	70

Total accumulated other comprehensive income (loss)	$238	$(851)	$343

19.	Condensed Consolidating Financial Information

In connection with the Transaction, the Company issued $400 million aggregate principal amount of 9.125% Notes (see Note 6) under an indenture dated November 23, 2010 (the “Indenture”). The Company and its 100%-owned domestic subsidiaries have fully and unconditionally guaranteed the Notes. The following condensed consolidating financial information presents the financial position, results of operations and cash flows of The Gymboree Corporation and the guarantor and non-guarantor subsidiaries. Intercompany transactions are eliminated.

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

	As of January 29, 2011 (Successor)
	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$19,157	$6,530	$6,437	$—	$32,124
Accounts receivable, net of allowance	620	12,960	89	—	13,669
Merchandise inventories	—	181,544	2,955	(231)	184,268
Prepaid income taxes	15,404	—	712	—	16,116
Prepaid expenses	3,149	1,658	49	—	4,856
Intercompany receivable	—	333,845	—	(333,845)	—
Deferred income taxes	—	7,805	28	(1,136)	6,697

Total current assets	38,330	544,342	10,270	(335,212)	257,730

Property and Equipment, net	21,411	184,203	6,877	—	212,491
Deferred Income Taxes	37,573	—	828	(38,401)	—
Goodwill	934,639	—	—	—	934,639
Other Intangible Assets	3,888	602,081	241	—	606,210
Deferred Financing Costs	61,983	—	—	—	61,983
Other Assets	11,867	802	2,403	—	15,072
Investment in Subsidiaries	962,297	—	—	(962,297)	—

Total Assets	$2,071,988	$1,331,428	$20,619	$(1,335,910)	$2,088,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,235	$50,040	$219	$—	$54,494
Accrued liabilities	36,197	43,538	1,365	—	81,100
Deferred income taxes	1,136	—	—	(1,136)	—
Intercompany payable	323,911	—	9,846	(333,757)	—
Current portion of long-term debt	8,200	—	—	—	8,200

Total current liabilities	373,679	93,578	11,430	(334,893)	143,794
Long-Term Liabilities:
Long-term debt	1,207,791	—	—	—	1,207,791
Lease incentives and other liabilities	4,707	17,990	3,434	—	26,131
Deferred income taxes	—	262,999	—	(38,401)	224,598

Total Liabilities	1,586,177	374,567	14,864	(373,294)	1,602,314

Commitments and Contingencies	—	—	—	—	—
Stockholders’ Equity	485,811	956,861	5,755	(962,616)	485,811

Total Liabilities and Stockholders’ Equity	$2,071,988	$1,331,428	$20,619	$(1,335,910)	$2,088,125

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

	As of January 30, 2010 (Predecessor)
	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$245,526	$3,922	$8,224	$—	$257,672
Accounts receivable, net of allowance	453	9,411	47	—	9,911
Merchandise inventories	—	119,176	2,229	(272)	121,133
Prepaid expenses	3,532	1,745	1,159	(1,121)	5,315
Intercompany receivable	—	261,095	—	(261,095)	—
Deferred income taxes	—	17,527	457	(3,521)	14,463

Total current assets	249,511	412,876	12,116	(266,009)	408,494

Property and Equipment, net	23,767	176,255	5,439	—	205,461
Deferred Income Taxes	18,599	—	—	(1,182)	17,417
Other Assets	5	1,941	2,812	—	4,758
Investment in Subsidiaries	467,247	—	—	(467,247)	—

Total Assets	$759,129	$591,072	$20,367	$(734,438)	$636,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,507	$41,930	$33	$—	$46,470
Accrued liabilities	29,818	38,384	1,093	—	69,295
Income tax payable	6,502	—	—	(1,121)	5,381
Deferred income taxes	3,521	—	—	(3,521)	—
Intercompany payable	248,459	—	12,548	(261,007)	—

Total current liabilities	292,807	80,314	13,674	(265,649)	121,146
Long-Term Liabilities:
Lease incentives and other liabilities	27,569	46,219	3,625	(1,182)	76,231

Total Liabilities	320,376	126,533	17,299	(266,831)	197,377
Commitments and Contingencies	—	—	—	—	—
Stockholders’ Equity	438,753	464,539	3,068	(467,607)	438,753

Total Liabilities and Stockholders’ Equity	$759,129	$591,072	$20,367	$(734,438)	$636,130

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM NOVEMBER 23, 2010 TO JANUARY 29, 2011 (SUCCESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales:
Retail	$300	$236,588	$10,821	$(3,422)	$244,287
Play & Music	—	2,814	—	—	2,814
Other	—	447	—	—	447
Intercompany revenue	19,564	1,147	132	(20,843)	—

Total net sales	19,864	240,996	10,953	(24,265)	247,548
Cost of goods sold, including buying and occupancy expenses	(3,260)	(186,398)	(7,621)	12,796	(184,483)

Gross profit	16,604	54,598	3,332	(11,469)	63,065
Selling, general and administrative expenses	(21,061)	(66,774)	(2,578)	11,570	(78,843)

Operating (loss) income	(4,457)	(12,176)	754	101	(15,778)
Interest income	21	—	15	—	36
Interest expense	(17,387)	—	—	—	(17,387)
Other income (expense), net	60	—	(7)	—	53

(Loss) income before income taxes and equity in losses of affiliates	(21,763)	(12,176)	762	101	(33,076)
Income tax benefit (expense)	6,551	4,049	(568)	—	10,032
Equity in losses of affiliates, net of tax	(7,832)	—	—	7,832	—

Net (loss) income	$(23,044)	$(8,127)	$194	$7,933	$(23,044)

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 31, 2010 TO NOVEMBER 22, 2010 (PREDECESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales:
Retail	$6,148	$790,806	$34,256	$(16,347)	$814,863
Play & Music	—	10,847	—	—	10,847
Other	—	1,173	—	—	1,173
Intercompany revenue	60,558	1,924	620	(63,102)	—

Total net sales	66,706	804,750	34,876	(79,449)	826,883
Cost of goods sold, including buying and occupancy expenses	(898)	(452,301)	(22,714)	44,238	(431,675)

Gross profit	65,808	352,449	12,162	(35,211)	395,208
Selling, general and administrative expenses	(95,235)	(237,435)	(9,726)	35,035	(307,361)

Operating (loss) income	(29,427)	115,014	2,436	(176)	87,847
Interest income	259	—	36	—	295
Interest expense	(248)	—	—	—	(248)
Other income (expense), net	79	(1)	41	—	119

(Loss) income before income taxes and equity in earnings of affiliates	(29,337)	115,013	2,513	(176)	88,013
Income tax benefit (expense)	3,879	(40,086)	(242)	—	(36,449)
Equity in earnings of affiliates, net of tax	77,022	—	—	(77,022)	—

Net income	$51,564	$74,927	$2,271	$(77,198)	$51,564

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED JANUARY 30, 2010 (PREDECESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales:
Retail	$7,651	$970,789	$42,302	$(19,215)	$1,001,527
Play & Music	—	13,384	—	—	13,384
Intercompany revenue	82,158	3,162	569	(85,889)	—

Total net sales	89,809	987,335	42,871	(105,104)	1,014,911
Cost of goods sold, including buying and occupancy expenses	(3,957)	(555,790)	(29,097)	53,839	(535,005)

Gross profit	85,852	431,545	13,774	(51,265)	479,906
Selling, general and administrative expenses	(66,230)	(289,853)	(11,279)	51,094	(316,268)

Operating income	19,622	141,692	2,495	(171)	163,638
Interest income	1,286	—	15	(573)	728
Interest expense	(243)	—	(573)	573	(243)
Other income (expense), net	595	(1)	16	—	610

Income before income taxes and equity in earnings of affiliates	21,260	141,691	1,953	(171)	164,733
Income tax expense	(4,480)	(56,696)	(1,638)	—	(62,814)
Equity in earnings of affiliates, net of tax	85,139	—	—	(85,139)	—

Net income	$101,919	$84,995	$315	$(85,310)	$101,919

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2009 (PREDECESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales:
Retail	$9,073	$938,020	$42,302	$(1,536)	$987,859
Play & Music	—	12,819	—	—	12,819
Intercompany revenue	84,838	5,720	743	(91,301)	—

Total net sales	93,911	956,559	43,045	(92,837)	1,000,678
Cost of goods sold, including buying and occupancy expenses	(3,784)	(528,368)	(19,054)	26,729	(524,477)

Gross profit	90,127	428,191	23,991	(66,108)	476,201
Selling, general and administrative expenses	(75,544)	(299,868)	(18,658)	66,177	(327,893)

Operating income	14,583	128,323	5,333	69	148,308
Interest income	2,068	2	171	(551)	1,690
Interest expense	(208)	—	(551)	551	(208)
Other (expense) income, net	(311)	202	(42)	—	(151)

Income before income taxes and equity in earnings of affiliates	16,132	128,527	4,911	69	149,639
Income tax (expense) benefit	(6,165)	(50,115)	121	—	(56,159)
Equity in earnings of affiliates, net of tax	83,514	—	—	(83,514)	—

Net income	$93,481	$78,412	$5,032	$(83,445)	$93,480

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM NOVEMBER 23, 2010 TO JANUARY 29, 2011 (SUCCESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(11,140)	$30,604	$1,616	$—	$21,080

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(1,828,308)	—	—	—	(1,828,308)
Capital expenditures	(275)	(4,402)	(377)	—	(5,054)
Other	(17)	(27)	(2)	—	(46)

Net cash used in investing activities	(1,828,600)	(4,429)	(379)	—	(1,833,408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany transfers	30,758	(26,451)	(4,307)	—	—
Proceeds from long-term debt—term loan	815,900	—	—	—	815,900
Proceeds from senior notes	400,000	—	—	—	400,000
Proceeds from ABL Facility	30,000	—	—	—	30,000
Principal payments on ABL facility	(30,000)	—	—	—	(30,000)
Deferred financing costs	(63,266)	—	—	—	(63,266)
Purchase of interest rate cap contracts	(12,079)	—	—	—	(12,079)
Proceeds from issuance of common stock	508,135	—	—	—	508,135

Net cash provided by (used in) financing activities	1,679,448	(26,451)	(4,307)	—	1,648,690

Net decrease in cash and cash equivalents	(160,292)	(276)	(3,070)	—	(163,638)
Effect of exchange rate fluctuations on cash	—	—	852	—	852

CASH AND CASH EQUIVALENTS:
Beginning of Period	179,449	6,806	8,655	—	194,910

End of Period	$19,157	$6,530	$6,437	$—	$32,124

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 31, 2010 TO NOVEMBER 22, 2010 (PREDECESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$19,541	$73,003	$(1,593)	$—	$90,951

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,087)	(37,253)	(1,874)	—	(42,214)
Investment in subsidiaries	(1,981)	—	—	1,981	—
Other	—	(1,156)	(82)	—	(1,238)

Net cash used in investing activities	(5,068)	(38,409)	(1,956)	1,981	(43,452)

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by parent	—	—	1,981	(1,981)	—
Intercompany transfers	35,464	(37,069)	1,605	—	—
Proceeds from issuance of common stock	1,371	—	—	—	1,371
Excess tax benefits from exercise and vesting of share-based awards	7,225	5,359	—	—	12,584
Repurchases of common stock	(124,610)	—	—	—	(124,610)

Net cash (used in) provided by financing activities	(80,550)	(31,710)	3,586	(1,981)	(110,655)

Net (decrease) increase in cash and cash equivalents	(66,077)	2,884	37	—	(63,156)
Effect of exchange rate fluctuations on cash	—	—	394	—	394

CASH AND CASH EQUIVALENTS:
Beginning of Period	245,526	3,922	8,224	—	257,672

End of Period	$179,449	$6,806	$8,655	$—	$194,910

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JANUARY 30, 2010 (PREDECESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$58,698	$123,317	$(5,420)	$—	$176,595

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,162)	(33,908)	(2,509)	—	(39,579)

Net cash used in investing activities	(3,162)	(33,908)	(2,509)	—	(39,579)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany transfers	84,586	(88,416)	3,830	—	—
Proceeds from issuance of common stock	6,055	—	—	—	6,055
Excess tax benefits from exercise and vesting of share-based awards	2,633	1,117	—	—	3,750
Repurchases of common stock	(31,340)	—	—	—	(31,340)

Net cash provided by (used in) financing activities	61,934	(87,299)	3,830	—	(21,535)

Net increase (decrease) in cash and cash equivalents	117,470	2,110	(4,099)	—	115,481
Effect of exchange rate fluctuations on cash	—	—	1,719	—	1,719

CASH AND CASH EQUIVALENTS:
Beginning of Period	128,056	1,812	10,604	—	140,472

End of Period	$245,526	$3,922	$8,224	$—	$257,672

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JANUARY 31, 2009 (PREDECESSOR)

(In thousands)

	The Gymboree Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$25,008	$124,394	$5,622	$—	$155,024

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	34,700	—	—	—	34,700
Purchases of marketable securities	(34,700)	—	—	—	(34,700)
Capital expenditures	(5,472)	(49,412)	(1,230)	—	(56,114)

Net cash used in investing activities	(5,472)	(49,412)	(1,230)	—	(56,114)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany transfers	73,433	(74,826)	1,393	—	—
Proceeds from issuance of common stock	9,296	—	—	—	9,296
Excess tax benefits from exercise and vesting of share-based awards	4,740	1,283	—	—	6,023
Repurchases of common stock	(5,591)	—	—	—	(5,591)

Net cash provided by (used in) financing activities	81,878	(73,543)	1,393	—	9,728

Net increase in cash and cash equivalents	101,414	1,439	5,785	—	108,638
Effect of exchange rate fluctuations on cash	—	—	(1,479)	—	(1,479)

CASH AND CASH EQUIVALENTS:
Beginning of Period	26,642	373	6,298	—	33,313

End of Period	$128,056	$1,812	$10,604	$—	$140,472

The Gymboree Corporation and its guarantor subsidiaries participate in a cash pooling program. As part of this program, cash balances are generally swept on a daily basis between the guarantor subsidiary bank accounts and those of The Gymboree Corporation. In addition, The Gymboree Corporation pays expenses on behalf of its guarantor and non-guarantor subsidiaries on a regular basis. These types of transactions have been accounted for as intercompany transfers within financing activities.

The Gymboree Corporation’s transactions include interest, tax payments and intercompany sales transactions related to administrative costs incurred by the Gymboree Corporation, which are billed to guarantor and non-guarantor subsidiaries on a cost plus basis. All intercompany transactions are presumed to be settled in cash and therefore are included in operating activities. Non-operating cash flow changes have been classified as financing activities.

The Gymboree Corporation

Exchange Offer

for

9.125% Senior Notes due 2018

PROSPECTUS

                    , 2011

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summarizes the limitations of liability and/or certain indemnification rights provided for in the applicable statutes and constituent documents of the registrants. These summaries are qualified in their entirety by reference to the complete text of the statutes and the constituent documents referred to below.

Registrants Incorporated Under the Laws of Delaware

The Gymboree Corporation is a corporation organized under the laws of the State of Delaware.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The second amended and restated certificate of incorporation of The Gymboree Corporation provides that the corporation shall, to the fullest extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless, and upon request shall advance expenses, to any person (and the heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party, witness, or otherwise a participant in, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director, officer, employee or agent of the corporation or any predecessor to the corporation or while such a director, officer, employee or agent is or was serving at the request of the corporation or any predecessor to the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and experts’ fees), judgments, damages (including punitive damages), fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or otherwise participate in, or defense of such action, suit, proceeding or claim. The corporation shall also advance, on an as-incurred basis, all expenses to any such person to the extent incurred by him or her in defense of, or otherwise in participation in, any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including all appeals. Such advances shall be (i) unsecured and interest free, (ii) made without regard to such person’s ability to repay amounts advanced, and (iii) conditioned only upon such person submitting, to the extent required by the DGCL, an unsecured written undertaking to repay amounts advanced and appropriate documentation reflecting the expenses for which advancement is sought. The corporation shall not be required to indemnify or advance expenses for any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person described above except in certain limited circumstances, including when such action, suit, proceeding, claim or counterclaim is authorized by the board of directors of the corporation. Any person seeking indemnification under the second amended and restated certificate of incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

The second amended and restated certificate of incorporation also provides that The Gymboree Corporation may purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or other loss asserted or obtained against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the terms of the second amended and restated certificate of incorporation or the DGCL. In addition, the second amended and restated certificate of incorporation provides that directors shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. The Gymboree Corporation has obtained directors and officers insurance to insure its directors and officers against certain liabilities, including certain liabilities under United States securities laws.

Registrants Incorporated Under the Laws of California

The following registrants are corporations organized under the laws of the State of California: Gymboree Retail Stores, Inc., Gymboree Manufacturing, Inc., Gymboree Operations, Inc., Gymboree Play Programs, Inc., Gym-Mark, Inc. and S.C.C. Wholesale, Inc.

Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner reasonably believed by such person to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Section 317 of the California Corporations Code also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same, can be made in certain circumstances by action of the company through a majority vote of a quorum of the corporation’s board of directors consisting of directors who are not party to the proceedings; approval of shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or such court in which the proceeding is or was pending upon application by designated parties.

Gymboree Retail Stores, Inc., Gymboree Manufacturing, Inc., Gymboree Operations, Inc., Gymboree Play Programs, Inc. and Gym-Mark, Inc.

The articles of incorporation and the amended and restated bylaws of each of Gymboree Retail Stores, Inc., Gymboree Manufacturing, Inc., Gymboree Operations, Inc., Gymboree Play Programs, Inc. and Gym-Mark, Inc. provide that the corporation shall, to the fullest extent permitted under the California Corporations Code, indemnify each of its directors and officers or any person who may have served at the corporation’s request as a director or officer of a predecessor corporation or another corporation, partnership, joint venture, trust or other enterprise against all expenses, fines, judgments and settlements actually and reasonably incurred in connection with any proceeding arising by reason of fact that such person is or was an agent of the corporation. Each corporation shall have the power, to the fullest extent permitted under the California Corporations Code, to indemnify each of its employees and agents or any person who may have served at its request as an employee or agent of a predecessor corporation or another corporation, partnership, joint venture, trust or other enterprise against all expenses, fines, judgments and settlements actually and reasonably incurred in connection with any proceeding arising by reason of fact that such person is or was an agent of the corporation. Expenses incurred in defending any proceeding for which indemnification is required or permitted as described above shall paid in advance of the final disposition of such proceeding upon authorization be the board of directors and the receipt of an undertaking by the indemnified party to repay such amount in the event that indemnification is not permitted or authorized.

The articles of incorporation and the amended and restated bylaws of each of Gymboree Retail Stores, Inc., Gymboree Manufacturing, Inc., Gymboree Operations, Inc., Gymboree Play Programs, Inc. and Gym-Mark, Inc. provide that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity, whether or not the corporation would have the power to indemnify him or her as described above. In addition, pursuant to the articles of incorporation of each such corporation, the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

S.C.C. Wholesale, Inc.

The articles of incorporation and the amended and restated bylaws of S.C.C. Wholesale, Inc. provide that the corporation shall, to the fullest extent permitted under the California Corporations Code, indemnify any person a party to or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative by reason that such person is or was a director and officer or who may have served at the corporation’s request as an agent of the corporation, a predecessor corporation or another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), fines, judgments and settlements actually and reasonably incurred in connection with such action or proceeding; provided that the person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation; and provided further that any indemnification shall only be made if authorized by the board of directors. The corporation shall pay all expenses incurred in defending any action or proceeding as they are incurred; provided, that such advances shall be made only upon receipt of an agreement made by the indemnified party to repay such advances in the event that they are ultimately not permitted or authorized; provided, further that no advances shall be required for any action brought by the corporation against the indemnified party alleging certain acts or omissions, including those not undertaken in good faith or in a knowing violation of law. Nothing in the bylaws shall limit the ability of the corporation to, in its discretion, indemnify or advance expenses to persons other than as described above. In addition, pursuant to the articles of incorporation, the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Registrants Organized Under the Laws of Virginia

Gym-Card, LLC is a limited liability company organized under the laws of the Commonwealth of Virginia.

Section 13.1-1009 of the Virginia Limited Liability Company Act permits a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, and to pay for or reimburse any member or manager or other person for reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition of the proceeding.

The operating agreement of Gym-Card, LLC provides, to the fullest extent permitted by applicable law, that managers shall not have any liability to the company by reason of being or having been a manager, except to the extent an adverse judgment or other final adjudication establishes that their acts or omissions were in bad faith or involved intentional misconduct, or they gained financial or other advantages to which they were not entitled.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Reference is made to the Index to Exhibits filed as a part of this registration statement beginning on page E-1. Each of such exhibits is incorporated by reference herein.

(b)	Financial Statement Schedules.

Schedules are omitted because they are not applicable, or not required, or because the information is included in our consolidated financial statements or notes thereto.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

THE GYMBOREE CORPORATION

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of The Gymboree Corporation hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2011

/S/ JOSHUA BEKENSTEIN Joshua Bekenstein	Director	May 16, 2011

/S/ JORDAN HITCH Jordan Hitch	Director	May 16, 2011

/S/ MARKO KIVISTO Marko Kivisto	Director	May 16, 2011

/S/ STEVEN YOUNG Steven Young	Director	May 16, 2011

/S/ ROBERT GAY Robert Gay	Director	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

GYMBOREE RETAIL STORES, INC.

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of Gymboree Retail Stores, Inc. hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date

/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

GYMBOREE MANUFACTURING, INC.

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of Gymboree Manufacturing, Inc. hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

GYMBOREE OPERATIONS, INC.

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of Gymboree Operations, Inc. hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

GYM-MARK, INC.

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of Gym-Mark, Inc. hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

S.C.C. WHOLESALE, INC.

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of S.C.C. Wholesale, Inc. hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer, President and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

GYMBOREE PLAY PROGRAMS, INC.
By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and directors of Gymboree Play Programs, Inc. hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2011

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 16, 2011.

GYM-CARD, LLC

By:	/s/ MATTHEW K. MCCAULEY
Name:	Matthew K. McCauley
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Further, we, the undersigned officers and managers of Gym-Card, LLC hereby severally constitute and appoint Matthew K. McCauley, Jeffrey P. Harris, Lynda G. Gustafson and Kimberly Holtz MacMillan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this registration statement on Form S-4, including post-effective amendments to the registration statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments.

Signature	Title	Date
/S/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and President (Principal Executive Officer)	May 16, 2011

/S/ JEFFREY P. HARRIS Jeffrey P. Harris	Chief Financial Officer (Principal Financial Officer)	May 16, 2011

/S/ LYNDA G. GUSTAFSON Lynda G. Gustafson	Vice President, Corporate Controller, Treasurer and Manager (Principal Accounting Officer)	May 16, 2011

/S/ MANDY KWOK Mandy Kwok	Manager	May 16, 2011

/S/ STEVEN MARCH Steven March	Manager	May 16, 2011

/S/ TERESA MILLER Teresa Miller	Manager	May 16, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of October 11, 2010 by and among Giraffe Holding, Inc., Giraffe Acquisition Corporation and The Gymboree Corporation. (1)

3.1	Second Amended and Restated Certificate of Incorporation of The Gymboree Corporation. (2)

3.2	Second Amended and Restated Bylaws of The Gymboree Corporation. (2)

3.3	Articles of Organization of Gym-Card, LLC dated November 25, 2008.

3.4	Operating Agreement of Gym-Card, LLC dated December 8, 2008.

3.5	Articles of Incorporation of Gym-Mark, Inc. dated July 5, 1994.

3.6	Amended and Restated Bylaws of Gym-Mark, Inc.

3.7	Articles of Incorporation of Gymboree Manufacturing, Inc. dated July 5, 1994.

3.8	Amended and Restated Bylaws of Gymboree Manufacturing, Inc.

3.9	Articles of Incorporation of Gymboree Operations, Inc. dated July 5, 1994.

3.10	Amended and Restated Bylaws of Gymboree Operations, Inc.

3.11	Articles of Incorporation of Gymboree Play Programs, Inc. dated July 5, 1994.

3.12	Amended and Restated Bylaws of Gymboree Play Programs, Inc.

3.13	Articles of Incorporation of Gymboree Retail Stores, Inc. dated July 5, 1994.

3.14	Amended and Restated Bylaws of Gymboree Retail Stores, Inc.

3.15	Articles of Incorporation of S.C.C. Wholesale, Inc. dated August 20, 2010.

3.16	Amended and Restated Bylaws of S.C.C. Wholesale, Inc.

4.1	Indenture, dated as of November 23, 2010, among Giraffe Acquisition Corporation as Issuer, the Guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee.

4.1.1	Supplemental Indenture, dated as of November 23, 2010, among The Gymboree Corporation, the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of Global Exchange Note (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of November 23, 2010, by and among Giraffe Acquisition Corporation and Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC.

4.3.1	Joinder Agreement to the Registration Rights Agreement, dated November 23, 2010, by and among the parties to the Registration Rights Agreement dated as of November 23, 2010, The Gymboree Corporation and the Guarantors.

5.1	Opinion of Ropes & Gray LLP.

5.2	Opinion of Holland & Knight LLP.

10.1*	Amended and Restated Management Change of Control Plan. (3)

10.2*	Amended and Restated Management Severance Plan. (4)

10.3*	Annual Bonus Plan, as amended. (5)

10.4*	Key Terms of Compensation Arrangements for Named Executive Officers. (6)

10.5*	The Gymboree Corporation Executive Bonus Plan.

10.6	Form of Indemnification Agreement. (7)

10.7	Sublease Agreement for 500 Howard Street, San Francisco, CA. (8)

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10.8	Refinancing Amendment, Agreement and Joinder with Credit Suisse AG, Cayman Islands Branch dated as of February 11, 2011 in respect of the Credit Agreement with Credit Suisse AG, Cayman Islands Branch dated as of November 23, 2010.

10.9	Amended and Restated Credit Agreement with Credit Suisse AG, Cayman Islands Branch dated as of February 11, 2011.

10.10	Credit Agreement, dated as of November 23, 2010, among Giraffe Acquisition Corporation, The Gymboree Corporation (as successor to Giraffe Acquisition Corporation), the other Borrowers party thereto from time to time, Giraffe Intermediate B, Inc., and the other Facility Guarantors party thereto from time to time, the Lenders, and Bank of America, N.A., as Administrative Agent and as Collateral Agent.

10.11	Management Agreement, dated as of October 23, 2010, by and among Giraffe Holding, Inc., Giraffe Acquisition Corporation, and Bain Capital Partners, LLC.

10.12	Form of Stockholders Agreement dated as of November 23, 2010 by and among Giraffe Holding, Inc., Giraffe Intermediate A, Inc., Giraffe Intermediate B, Inc., The Gymboree Corporation and the Investors, Other Investors and Managers named therein.

10.13	Form of Registration and Participation Rights Agreement dated as of November 23, 2010 by and among Giraffe Holding, Inc., Giraffe Intermediate A, Inc., Giraffe Intermediate B, Inc., The Gymboree Corporation and certain stockholders of Giraffe Holding, Inc. party thereto.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of The Gymboree Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Ropes & Gray LLP (see Exhibit 5.1).

23.3	Consent of Holland & Knight LLP (see Exhibit 5.2).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended of Deutsche Bank Trust Company Americas, as Trustee, with respect to the Indenture governing the 9.125% Senior Notes due 2018.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Registered Holders and DTC Participants.

* Indicates management contracts or compensatory plans or arrangements in which our executive officers or directors participate.

(1)	Incorporated by reference to the corresponding exhibit to The Gymboree Corporation’s Current Report on Form 8-K filed with the SEC on October 12, 2010.
(2)	Incorporated by reference to the corresponding exhibits to The Gymboree Corporation’s Current Report on Form 8-K filed with the SEC on November 23, 2010.
(3)	Incorporated by reference to Exhibit 10.52 to The Gymboree Corporation’s Current Report on Form 8-K filed with the SEC on April 7, 2008.
(4)	Incorporated by reference to Exhibit 10.53 to The Gymboree Corporation’s Current Report on Form 8-K filed with the SEC on April 7, 2008.
(5)	Incorporated by reference to Exhibit 10.56 to The Gymboree Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2010 filed with the SEC on June 8, 2010.
(6)	Incorporated by reference to Exhibit 10.54 to The Gymboree Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2010 filed with the SEC on June 8, 2010.
(7)	Incorporated by reference to Exhibit 10.73 to The Gymboree Corporation’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC on March 30, 2010.
(8)	Incorporated by reference to Exhibit 10.57 to The Gymboree Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2004 filed with the SEC on June 9, 2004.

2